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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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DIRECTV
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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To Stockholders of DIRECTV:

        DIRECTV will hold its Annual Meeting of Stockholders at the Hilton Hotel New York, Concourse A, 1335 Avenue of the Americas, New York, New York, at 10:00 a.m., local time, on June 3, 2010, for the following purposes:

  1.
  To elect nominees to the Board of Directors, named in the attached proxy statement, for the terms as described in the attached proxy statement.

  2.
  To ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm for DIRECTV for the fiscal year ending December 31, 2010.

  3.
  To approve the DIRECTV 2010 Stock Plan providing for equity-based compensation to the employees and directors of DIRECTV.

  4.
  To approve the DIRECTV Executive Officer Cash Bonus Plan providing for cash-based incentive payments to executive officers of DIRECTV.

  5.
  To consider and act upon a shareholder proposal regarding adoption by DIRECTV's Board of Directors of a policy requiring senior executives to retain 75% of all equity-based compensation for at least two years following their departure from DIRECTV.

  6.
  To transact such other business as may properly come before the meeting.

        We invite all DIRECTV stockholders to attend the meeting. Stockholders of record at the close of business on April 5, 2010, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the meeting. A complete list of stockholders entitled to notice of, and to vote at, the meeting will be open for examination by the stockholders beginning ten days prior to the meeting for any purpose germane to the meeting during normal business hours at the office of the Secretary at 2230 East Imperial Highway, El Segundo, California 90245 and at One Rockefeller Plaza, New York, New York 10020.

        Please read the attached proxy statement carefully and submit your proxy as soon as possible. You have your choice of voting your proxy via the Internet, by telephone or by completing and returning the proxy card in the envelope provided if you receive a paper copy of the proxy statement.

By order of the Board of Directors

Jan Williamson Secretary

El Segundo, California
April 21, 2010

DIRECTV
2230 East Imperial Highway
El Segundo, California 90245
(310) 964-5000

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 3, 2010

        The accompanying proxy is solicited by the Board of Directors of DIRECTV for use at our Annual Meeting of Stockholders, or Annual Meeting, to be held at 10:00 a.m. local time, on June 3, 2010, at the Hilton Hotel New York, Concourse A, 1335 Avenue of the Americas, New York, New York, and any adjournment thereof.

        We expect that this proxy statement and accompanying proxy card will be mailed or will be available through the Internet for those stockholders receiving their proxy materials electronically, on or after April 21, 2010, to stockholders of record of DIRECTV at the close of business on April 5, 2010.

GENERAL INFORMATION

The Company

        In this proxy statement we may refer to DIRECTV as the Company, we refer to the U. S. direct-to-home operations of the Company as DIRECTV U.S. and we refer to the Latin American direct-to-home operations of the Company as DIRECTV Latin America or DTVLA.

Voting Securities

        DIRECTV has two classes of outstanding stock entitled to vote at the Annual Meeting. Holders of Class A Common Stock, par value $0.01, of DIRECTV, or Class A Stock, are entitled to one vote per share. Holders of Class B Common Stock, par value $0.01, or Class B Stock and, together with the Class A Stock, referred to as the Common Stock, are entitled to fifteen votes per share. At the close of business on April 5, 2010, there were 899,903,075 shares of Class A Stock outstanding and 21,809,863 shares of Class B Stock outstanding and eligible for voting at the Annual Meeting. Only stockholders of record at the close of business on April 5, 2010, are entitled to notice of, and to vote at, the Annual Meeting.

Proxies

        If you are a stockholder of record, that is if you hold shares in your name in an account with DIRECTV's stock transfer agent, Computershare Trust Company, N.A., or Computershare, you can vote in any one of the following ways:

  •
  By Internet: Go to the Web site, www.envisionreports.com/dtv, shown on your proxy card. You will need to enter your voter control number that appears on your proxy card.

  •
  By Telephone: Call the toll-free number, 1-800-652-VOTE (1-800-652-8683), as listed on your proxy card. You will need to provide your voter control number that appears on your proxy card. Please follow the instructions on your proxy card and the voice prompts on the telephone.

  •
  By Mail: Mark your vote on the various matters, sign your name exactly as it appears on your proxy card, date your proxy card and return it in the enclosed envelope. If you receive more than one proxy card (which means you have shares in more than one account), you must mark, sign and date each of them, or alternatively vote all these shares through the Internet or by telephone.

  •
  By Ballot: If you prefer, you may also vote by ballot at the Annual Meeting.

        After you have voted, you may revoke your proxy at any time until it is voted at the Annual Meeting. You may do this by sending a written notice of revocation to Computershare or by executing a subsequent proxy card, by voting subsequently through the Internet or by telephone, or by voting in person at the Annual Meeting. The Proxy Committee will vote the shares represented by a proxy unless the proxy card is received late or in a form that cannot be voted.

        If a broker, bank or other record holder holds your shares, please refer to the instructions they provide for your shares to be voted. If you are the beneficial owner of shares held for you by a broker, your broker must vote those shares in accordance with your instructions. If you do not give voting instructions to your nominee, your nominee may vote your shares for you on any routine items of business voted upon at the Annual Meeting. Item No. 2, the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for DIRECTV for the fiscal year ending December 31, 2010, is the only matter that is considered to be a routine item. Item No. 1, the election of nominees to the Board of Directors, named in the attached proxy statement, for the terms as described in the attached proxy statement; Item No. 3, approval of the DIRECTV 2010 Stock Plan providing for equity-based compensation to the employees and directors of DIRECTV; Item No. 4, approval of the DIRECTV Executive Officer Cash Bonus Plan providing for cash-based incentive payments to executive officers of DIRECTV; and Item No. 5, consideration and action upon a shareholder proposal regarding adoption by DIRECTV's Board of Directors of a policy requiring senior executives to retain 75% of all equity-based compensation for at least two years following their departure from DIRECTV, are each considered non-routine and your nominee may not vote on these matters without instruction from you.

        The form of proxy solicited by the Board of Directors allows you the choice to vote for or withhold the vote for each nominee for director and to approve, disapprove or abstain with respect to each other matter to be voted upon at the Annual Meeting. Where you indicate a choice on the form of proxy with respect to any matter, the shares will be voted as specified. If you sign and return your proxy card and do not specify a choice, the Proxy Committee will vote your shares as the Board of Directors has recommended, as indicated in this proxy statement. Abstentions will not affect the outcome of the election of directors. However, abstentions are effectively treated as a vote against each of the other matters to be considered at the Annual Meeting as such matters, to be adopted, must be approved by a majority of the shares of Common Stock present or represented by proxy at the Annual Meeting.

        Except in the case of stock held by one of the employee stock plans listed below, by signing and returning the proxy card or by voting through the Internet or by telephone, you will authorize the Proxy Committee to vote your shares of Common Stock on any matters that the Company does not know about now but that may be presented properly at the Annual Meeting. The members of the Proxy Committee are Patrick T. Doyle and Larry D. Hunter.

Proxies for Shares Held In Employee Stock Plans

        If you participate in the following savings plans, your proxy card will serve to instruct the Trustee of each plan how to vote your shares in the plan. If you do not provide instructions on how to vote your shares held in the following plans, these shares may be voted at the discretion of the Trustee:

  DIRECTV Thrift and Savings Plan

  DIRECTV Savings Plus Plan

        For stock held through these plans, whether you vote your stock by telephone, through the U.S. Mail or by Internet, your directions must be received by Computershare no later than 5:00 P.M. Eastern time on June 1, 2010. Please note that while you may attend the Annual Meeting, you may not vote stock held through these plans at the meeting. Your vote is confidential.

Quorum and Majorities

        A majority of all of the shares of Common Stock entitled to vote at the meeting, present in person or represented by proxy, constitutes a quorum at the Annual Meeting. Provided there is a quorum present and, provided that a designated candidate does not otherwise withdraw his or her participation in the election, the designated candidates will be elected to the Board of Directors if any votes are cast for their election. Each of: (a) the proposal for the ratification of the appointment of our independent public accounting firm, (b) the approval of the DIRECTV 2010 Stock Plan, (c) the approval of the DIRECTV Executive Officer Cash Bonus Plan, and (d) the shareholder proposal regarding retention of equity compensation by executive officers, will be approved if the respective proposal receives a majority of the votes cast by holders present, either in person or by proxy, at the meeting provided there is a quorum present.

Attending the Annual Meeting

        If you plan to attend the Annual Meeting, please detach and retain the admission ticket attached to your proxy card. As capacity is limited, you may bring only one guest to the meeting. If you hold your stock through a broker, bank or other record holder, please bring evidence that you own Common Stock to the Annual Meeting and we will provide you with admission tickets. If you receive your Annual Meeting materials electronically and wish to attend the meeting, please follow the instructions provided for attendance. A form of government-issued photograph identification will also be required to enter the Annual Meeting.

Householding of Annual Meeting Materials

        The Securities and Exchange Commission, or SEC, permits corporations to send a single copy of the annual report and proxy statement to any household at which two or more stockholders reside if it appears they are members of the same family. Each stockholder will continue to receive a separate proxy card. By use of this procedure, referred to as householding, we can reduce the volume of duplicate information stockholders receive and can reduce waste and expenses for the Company. DIRECTV has instituted this procedure for all stockholders of record.

        If we sent only one set of these documents to your household and one or more of you would prefer to receive your own set, please contact Computershare by telephone at 1-877-498-8904 or by Internet at www.computershare.com.

        If a broker or other record holder holds your shares in DIRECTV, please contact your broker or other record holder directly if you have questions, require additional copies of the proxy statement or annual report, or wish to receive multiple reports by revoking your consent to householding.

Annual Report

        The annual report of DIRECTV to stockholders, or Annual Report, for the fiscal year ended December 31, 2009, is provided with this proxy statement.

Electronic Delivery of Annual Meeting Materials

        You can request that you receive the Annual Report and proxy materials of DIRECTV via the Internet. At your request, you will receive an e-mail notification when these documents are available electronically through the Internet. Registered stockholders (those with an account maintained in their name with Computershare) may sign up for this service at www.computershare.com/us/ecomms.

Voting Inspectors

        DIRECTV believes your vote should be private and we use an independent specialist to receive, inspect, count and tabulate proxies. DIRECTV has retained Computershare for this purpose. A representative of Computershare also acts as inspector of elections at the Annual Meeting.

Solicitation Costs

        DIRECTV will bear the expenses incurred in connection with the printing and mailing of this proxy statement and the costs associated with the solicitation of proxies. DIRECTV has retained Georgeson, Inc., for a fee of $12,500 plus reimbursement of expenses to assist in the solicitation of proxies. DIRECTV and its proxy solicitors will also request banks, brokers and other intermediaries holding shares of Common Stock beneficially owned by others to send this proxy statement to, and obtain proxies from, the beneficial owners and will, if requested, reimburse the record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and Internet, advertisements and personal solicitation by the directors, officers or employees of DIRECTV. No additional compensation will be paid to our directors, officers or employees for solicitation.

OUR RELATIONSHIP WITH LIBERTY MEDIA CORPORATION AND JOHN MALONE

        On November 19, 2009, The DIRECTV Group, Inc., or DIRECTV Group, and Liberty Media Corporation, which we refer to as Liberty or Liberty Media, obtained stockholder approval of and closed a series of related transactions which we refer to collectively as the Liberty Transactions. The Liberty Transactions included the contribution of certain assets of the Liberty Entertainment group into Liberty Entertainment, Inc., or LEI, which was then split-off from Liberty. Following the split-off, DIRECTV Group and LEI merged with subsidiaries of DIRECTV. As a result of the Liberty Transactions, DIRECTV Group, which is comprised of the DIRECTV U.S. and DIRECTV Latin America businesses, and LEI, which held Liberty's 57% interest in DIRECTV Group, a 100% interest in three regional sports networks, a 65% interest in Game Show Network, or GSN, approximately $120 million in cash and cash equivalents and approximately $2.1 billion of indebtedness and a series of related equity collars, became wholly-owned subsidiaries of DIRECTV. Liberty Media no longer owns any of DIRECTV's Common Stock.

        The holders of outstanding shares of DIRECTV Group common stock (other than direct or indirect subsidiaries of LEI) received one share of Class A Stock for each share of DIRECTV Group common stock held. The holders of outstanding shares of LEI Series A common stock and Series B common stock (other than Dr. John Malone, his wife and two trusts for the benefit of his children, collectively the Malones) received 1.11130 shares of Class A Stock for each share of LEI Series A or Series B common stock held. The Malones received 1.11130 shares of Class B Stock for each share of LEI Series B common stock held. Class B Stock is not listed on any stock exchange or automated dealer quotation system. The Malones own all outstanding Class B Stock, and have agreed to limit their Class B voting rights to 24% of the total voting power of DIRECTV's Common Stock. Including their Class A and Class B ownership interests, the Malones hold an approximate 2.7% economic interest and an approximate 24.3% voting interest in DIRECTV.

        On April 6, 2010, the Company announced an agreement among the Malones and DIRECTV and certain of its subsidiaries. As part of the transactions contemplated by the agreement, the Malones will exchange 21,809,863 shares of high-vote Class B Stock, representing all of the issued and outstanding Class B Stock, for 26,547,627 shares of Class A stock each having one vote per share. We refer to these transactions collectively as the Malone Exchange Transaction.

        The Class B Stock was outstanding as of the record date for the Annual Meeting and will remain eligible to be counted for purposes of quorum determination and vote count at the Annual Meeting.

The Class A Stock that would be issued in the Malone Exchange Transaction was not outstanding as of the record date for the Annual Meeting and is not eligible to be counted for purposes of quorum determination or vote count at the Annual Meeting. The Malone Exchange Transaction will result in a reduction of the percentage of stockholder vote controlled by the Malones from approximately 24.3% to approximately 3% of vote and value. The Malone Exchange Transaction and the agreements related thereto are discussed in more detail in the Current Report on Form 8-K filed with the SEC on April 7, 2010.

        Also, immediately upon close of the Malone Exchange Transaction, Dr. Malone will resign as Chairman and he, Gregory B. Maffei and Paul A. Gould will resign as members of the Board of Directors and, if the Malone Exchange Transaction is completed prior to the Annual Meeting, Messrs. Malone, Maffei and Gould will not stand for re-election at the Annual Meeting. In that event, any votes cast in their favor will be disregarded and those positions will be vacancies to be filled by the remaining members of the Board in accordance with the provisions of the by-laws of the Company.

CODE OF ETHICS

        DIRECTV has adopted a Code of Ethics and Business Conduct which complies with the requirements of the NASDAQ and a Code of Ethics applicable to the Chief Executive Officer and Senior Financial Officers which complies with the requirements of Section 406 of the Sarbanes-Oxley Act of 2002. Required information regarding any amendment or waiver to the Code of Ethics that would otherwise require DIRECTV to file a Current Report on Form 8-K pursuant to Item 5.05 shall instead be disclosed on DIRECTV's website within four business days following the date of the amendment or waiver. You may access DIRECTV's Code of Ethics on DIRECTV's website at www.directv.com/investor. You can obtain a paper copy of the Code of Ethics by contacting the Secretary as provided on page 84.

DIRECTORS

Size and Classification of the Board of Directors

        The DIRECTV amended and restated certificate of incorporation and by-laws adopted following the special meeting of stockholders of the Company held on November 19, 2009, or Special Meeting, provide that the Board of Directors will consist of a number of directors fixed from time to time by the DIRECTV Board of Directors, but will initially be eleven. The current directors were elected at the Special Meeting by the stockholders as one class and each director has a term that expires at the Annual Meeting. However, the amended and restated certificate of incorporation and by-laws also provide for a classified board consisting of three classes with each class consisting of, as nearly as possible, one-third of the total number of directors. In this election, the director nominees have been divided into three classes with varying terms in compliance with the amended and restated certificate of incorporation and by-laws. The description of each director nominee contains information concerning the class in which the nominee has been placed and the term for which the nominee is being elected.

Selection of Directors

        The Nominating and Corporate Governance Committee, or NCGC, is responsible for reviewing with the Board, on an annual basis, the appropriate skills and characteristics required of directors. While the NCGC has not established any specific minimum qualifications that a potential candidate must meet for nomination by the NCGC, important qualifying factors are level of education and business or public service experience. The assessment process by the NCGC also includes consideration of the ability to bring unique and fresh perspectives, specific technical or business knowledge and expertise that might be beneficial to the Board and experience on the boards or management of other major corporations. The NCGC also takes into account the need to have candidates with the required financial sophistication and expertise to satisfy the requirements to serve on DIRECTV's Audit Committee.

        While the Board and NCGC do not have a specific policy regarding the consideration of diversity in identifying director nominees, both the NCGC and the entire Board appreciate the value to the Board and the Company of diversity among Board members. Though done on an informal basis, diversity is an important element for the members of the NCGC in the identification and consideration of and deliberations regarding potential candidates for service on the Company's Board. That consideration relates not only to race, gender and ethnic origin but also comprehends diversity in education, business and life experience and industry knowledge. The NCGC believes that such diversity improves the quality of the Board's discussions and deliberations, brings fresh and differing perspectives that are valuable to DIRECTV's senior management, and helps assure that diversity is a focus for the entire company. The NCGC conducts a formal diversity review of the Company every year and improving diversity within the Board and Company-wide will continue to be an important goal for the NCGC.

        Recommendations for potential candidates may come from members of the Board of Directors or management of DIRECTV or from stockholders as discussed below. The Company also has retained and may retain in the future an independent company that specializes in executive and director searches for major corporations. The NCGC typically bases its review on any written materials provided on any candidate. The NCGC determines whether the candidate meets DIRECTV's general qualifications, assesses specific qualities and skills and determines whether requesting additional information or an interview is appropriate. The independent company may also assist in the review process by facilitating communications with candidates concerning their interest in serving as a director and may help the NCGC to assess the fit of the individual with DIRECTV and its needs.

        The NCGC considers recommendations for Board candidates submitted by stockholders using the same criteria it applies to recommendations from directors and members of management. Subject to limitations in the amended and restated certificate of incorporation and by-laws and applicable law, stockholders may submit recommendations by writing to the NCGC in care of DIRECTV, to the attention of the Secretary by first-class mail at 2230 E. Imperial Highway, El Segundo 90245 or by facsimile to 1-310-964-0843. To be considered by the NCGC for the 2011 annual meeting, recommendations for nominees must comply with the requirements described beginning on page 83 "Submission of Stockholder Proposals", unless otherwise required by law.

Composition of Board and Independence of Directors

        The Board currently consists of 11 members. Prior to the close of the Liberty Transactions, the board of DIRECTV Group, the Company's predecessor had 10 members. During 2009 but prior to the Liberty Transactions, the following actions took place regarding the board and board committees of DIRECTV Group: James M. Cornelius resigned from the board and as Chairman of the Audit Committee effective February 18, 2009; Neil R. Austrian was appointed to the Audit Committee and Ralph F. Boyd, Jr. was appointed as Chairman of the Audit Committee on February 19, 2009; Mark D. Carleton resigned from the board on August 5, 2009; and Paul A. Gould was elected as a director by the Board of Directors on August 5, 2009 filling the vacancy created by the resignation of Mr. Carleton and on that date was also appointed to the NCGC and Compensation Committee. In connection with the Liberty Transactions, the then current DIRECTV Group directors were elected as directors of DIRECTV and resigned as directors of DIRECTV Group which, as part of the Liberty Transactions, became a wholly-owned subsidiary of DIRECTV. In addition, Michael D. White was elected as a member of the DIRECTV Board on November 18, 2009 and as President and Chief Executive Officer on January 1, 2010. For purposes of this proxy statement, when we refer to the "Board", we mean the board of DIRECTV Group for the period from January 1, 2009 until November 19, 2009 and the board of DIRECTV from November 19, 2009 forward. During 2009, the Board held a total of

13 meetings. In 2009, average attendance at Board and meetings of the committees of the Board including the NCGC, the Audit Committee, the Compensation Committee, the special committee established in connection with the Liberty Transactions and the special committee established to conduct a search to find a replacement for Chase Carey upon his resignation as President and CEO of the Company was 90%. For 2009, each director attended more than 75% of the aggregate of Board meetings and committee meetings for committees on which the director served.

        In addition to being members of the Board, independent directors may serve on one or more of three standing committees of the Board. Please refer to "Committees of the Board of Directors" starting on page 12 for information about committee responsibilities and current membership. Directors spend a considerable amount of time preparing for Board and committee meetings and, from time to time, may be called upon between meetings. The Board, and each committee, can retain outside advisors at the expense of the Company.

        The by-laws and Corporate Governance Guidelines include categorical standards for determining director independence adopted by the Board of Directors of DIRECTV. Such directors are referred to therein as Qualifying Directors. The standards for a Qualifying Director satisfy the NASDAQ and SEC criteria for independent director so when we refer to a Qualifying Director, we are referring to directors that satisfy both the standards established for independence by applicable NASDAQ and SEC rules and regulations and by the categorical standards for Qualifying Directors as set out in the by-laws. The categorical standards for Qualifying Directors are as follows:

        "Qualifying Director" means a director who:

  A.
  Is not currently, and within the last five years has not been, employed by the Company or by a Company Affiliate.

  B.
  Has not received during any twelve (12) month period in the last three years more than $50,000 in direct compensation from the Company or from a Company Affiliate exclusive of:

  i.
  Director and Committee fees, including bona fide expense reimbursements.

  ii.
  Payments arising solely from investments in the Company's or such Company Affiliate's securities.

  iii.
  Payments in respect of a pension or other form of deferred compensation for prior service, provided that such payments are pursuant to plans or arrangements of the Company or such Company Affiliate generally available to similarly situated personnel.

  C.
  Is neither currently employed as an executive officer, nor is an Affiliate, of a company that provides professional, advisory or consulting services to the Company or to a Company Affiliate that has received more than $250,000 from the Company or such Company Affiliate during any 12-month period in the last two years.

  D.
  Is neither currently employed as an executive officer, nor is an Affiliate, of (i) a customer or supplier of the Company or a customer or supplier of a Company Affiliate that has made payments to, or received payments from, the Company or such Company Affiliate that exceed the greater of $200,000 or 1% of such other company's consolidated gross revenues in the most recent full fiscal year or (ii) a debtor or creditor of the Company or a debtor or creditor of a Company Affiliate where the amount owed to or by the Company or such Company Affiliate exceeds the greater of $200,000 or 1% of such company's assets, determined at the end of the most recently completed fiscal year of such other company.

  E.
  Is neither currently employed as an executive officer nor an Affiliate of a not-for-profit entity (including charitable organizations) that receives annual contributions from the Company or from a Company Affiliate that exceed $200,000.

  F.
  Is not, and for the past five years has not been, an executive officer of a for-profit company in which the Chief Executive Officer or another executive officer of the Company serves on the Board.

  G.
  Is not an immediate family member of an individual who has had any of the relationships described above within the time periods described above.

        Solely for purposes of the foregoing definition of "Qualifying Director," (i) a person shall be considered an "Affiliate" of another person if such first person exercises a controlling influence over the management or policies of such other person, whether through the ownership of securities, by contract or otherwise, and any person who beneficially owns, directly or indirectly, at least twenty percent (20%) or more of the voting interests of such other person is an Affiliate of such other person unless at such time another person or group of persons acting in concert owns in excess of fifty percent (50%) of the voting interests of such other person; (ii) "Company Affiliate" means a person that is currently or was at any time during the prior twenty-four months an Affiliate of the Company or of The DIRECTV Group, Inc.; (iii) "immediate family member" means an individual's spouse, parent and any person who shares an individual's home; and (iv) "executive officer" shall have the meaning ascribed thereto under the Securities Exchange Act of 1934, as amended. In determining whether any individual is a Qualifying Director under the foregoing definition (a) the Company shall be entitled to rely on information provided by such individual to the Company; and (b) the determination of a majority of the Qualifying Directors (other than such individual) shall be presumed to be valid.

        The review by the Board to determine independence of its members included consideration of, among other things, employment history, information publicly available from third party filings and responses to questionnaires completed by each Board member on commercial, banking, professional, charitable, familial and other relationships. Each Board member had the opportunity to ask questions of any member and to consider all relevant information. The Board conducted the review with the guidance of legal counsel on applicable standards and other relevant considerations.

        Based on a review by the Board of all relevant information, the Board has determined that each of Neil R. Austrian, Ralph F. Boyd, Jr., Paul A. Gould, Charles R. Lee, Peter A. Lund, Nancy S. Newcomb and Haim Saban has no material relationship with the Company or Liberty or, for the period prior to the closing of the Liberty Transactions, with News Corporation, either directly or as a partner, stockholder or officer of an organization that has such a relationship, and that each is an "independent" director as defined by the Securities Exchange Act of 1934 and the Corporate Governance Standards established by the NASDAQ, and each also qualifies as a Qualifying Director as defined by the by-laws and the Corporate Governance Guidelines. Prior to his resignation, Mr. Cornelius also qualified as an "independent" director.

Executive Session

        The non-employee directors meet in an executive session at each meeting of the Board unless otherwise determined at the meeting, without members of management present. Because certain of the non-employee directors do not qualify as independent directors, an additional executive session is held at least annually, attended only by independent directors.

        The executive sessions of the independent directors have such agendas and procedures as are determined by the Chairman of the NCGC, Neil R. Austrian, who presides at the executive sessions of the independent directors.

Corporate Governance Guidelines

        DIRECTV's Corporate Governance Guidelines, which outline, among other things, responsibilities of the Board, director qualification standards and Board independence criteria, are available on the

Company's web site, at www.directv.com/investor. You may obtain a paper copy of the Corporate Governance Guidelines by contacting the Secretary as provided on page 84.

Board Leadership

        The positions of Chairman of the Board and CEO of the Company are not combined. The Chairman of the Board, currently Dr. Malone, presides at all meetings of the stockholders and of the Board of Directors. When the Chairman is unable to attend either the CEO, Mr. White, or the lead director, Mr. Austrian, presides.

Role of the Board in Risk Management

        While risk management is primarily the responsibility of the Company's management, the Board provides risk oversight to help assure that management has implemented processes to identify and manage the most significant risks associated with the business of the Company. The Board uses various means to fulfill this oversight responsibility. The Board reviews the annual business plan and receives updates on the results quarterly which include the relevant risks, such as liquidity risk, credit risk, operational risk, and strategic risks and the plans to address these risks. The Audit Committee is provided periodic reports on financial risks and non-operational risks, such as disaster planning. The Company's Vice President—Corporate Audit and Assurance, who functionally reports directly to the Audit Committee, assists the Company in identifying, evaluating and implementing risk assessments and methodologies to address identified risks. In connection with its risk oversight role, at each of its meetings, the Audit Committee meets privately with representatives from the Company's independent public accounting firm and the Company's Vice President—Corporate Audit and Assurance. The Audit Committee provides periodic reports to the Board that include these activities.

        Each of the other Board's committees also monitors management in evaluating risks that fall within the committee's areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors at the Company's expense. For information regarding the management of risk in connection with the compensation policies of the Company, please refer to "Mitigating Risk in Executive and Employee Compensation Programs" on page 23.

Stockholder Communications with the Board

        Stockholders wishing to communicate with the directors may send a letter by regular or express mail addressed to the Secretary, DIRECTV, 2230 E. Imperial Highway, El Segundo, CA 90245, Attention: Board of Directors. The Secretary will deliver all correspondence sent to that address to the directors on a quarterly basis, unless management determines in an individual case that it should be sent more promptly. All correspondence to directors may also be forwarded within DIRECTV to an appropriate subject matter expert for review. Stockholder concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of DIRECTV's internal audit function and handled in accordance with procedures established by the Audit Committee with respect to such matters, which include an anonymous toll-free hotline, 1-800-860-4031.

        Special procedures have been established for stockholders and other interested parties wishing to communicate directly with Mr. Austrian as Chairman of the NCGC and as the presiding director of the independent directors or to the independent directors as a group. Such communications should be sent as provided above and addressed to the attention of the Secretary. DIRECTV will adhere to the following procedures:

  (1)
  Upon receipt, the Secretary shall consult with the General Counsel to determine if the communication should be directed to DIRECTV's Ethics Officer for disposition in accordance with DIRECTV's Procedure for Handling Ethics Complaints, or Ethics Procedure, or should be provided to the Chairman of the NCGC for disposition as provided below.

  (2)
  Based on the outcome of the above, the Secretary shall:

    •
    Provide the communication to DIRECTV's Ethics Officer for processing in accordance with the Ethics Procedure and notify Mr. Austrian that she has done so; or

    •
    Provide the actual communication, or a summary thereof (as approved by the General Counsel), to Mr. Austrian.

  (3)
  Following receipt of any communication or summary, Mr. Austrian, in consultation with the General Counsel or independent legal counsel, as he deems appropriate, will determine whether the communication or summary shall be given to all non-employee directors.

  (4)
  In any case, the Secretary shall retain copies of all such communications and make such communications available to non-employee directors, or to all directors, as directed by Mr. Austrian.

Annual Meeting Attendance

        DIRECTV does not require the attendance of directors at the Company's Annual Meeting. Nine members of the Board of Directors of DIRECTV Group as constituted at that time attended the 2009 Annual Meeting. The directors attending were Messrs. Austrian, Boyd, Carey, Carleton, Lund, Maffei, Malone, Saban and Ms. Newcomb.

Director Information

        The current members of the Board of Directors of DIRECTV are set out in the following table (information as to age, position and committee membership is as of April 5, 2010, unless otherwise noted):

Name	Age	Position	Committee Memberships
Neil R. Austrian	70	Private Investor	Nominating and Corporate Governance (Chair), Compensation, Audit
Ralph F. Boyd, Jr.	53	Executive Vice President/ Community Relations, Federal Home Loan Mortgage Corporation	Audit (Chair), Nominating and Corporate Governance
Chase Carey	56	Deputy Chairman, President and Chief Operating Officer News Corporation	None
Paul A. Gould	64	Managing Director, Allen & Co., Inc.	Compensation, Nominating and Corporate Governance
Charles R. Lee	70	Retired Chairman and Co-Chief Executive Officer, Verizon Communications, Inc.	Compensation (Chair), Nominating and Corporate Governance
Peter A. Lund	69	Private Investor and Media Consultant	Audit, Compensation

Name	Age	Position	Committee Memberships
Gregory B. Maffei	49	Chief Executive Officer and President, Liberty Media Corporation	None
John C. Malone, Chairman	69	Chairman of the Board, Liberty Media Corporation	None
Nancy S. Newcomb	65	Retired Senior Corporate Officer, Citigroup, Inc.	Audit, Nominating and Corporate Governance
Haim Saban	65	Chairman and Chief Executive Officer, Saban Capital Group, Inc.	Compensation
Michael D. White	58	President and Chief Executive Officer	None

        All of the current directors, with the exception of Mr. Carey, have been nominated and are standing for re-election at the Annual Meeting. As of the date of the mailing of this proxy statement, the NCGC had not yet completed its process to identify a nominee to recommend to the Board to fill the vacancy created by the expiration of Mr. Carey's term. Consequently, only ten nominees are being presented for election by the stockholders. You cannot, by your proxy, vote for a greater number of persons than the number of nominees named, that is you are limited to voting for ten nominees to the Board of Directors.

        Also, as previously noted, if the Malone Exchange Transaction closes, Messrs. Gould, Malone and Maffei will resign and will not stand for re-election. Moreover, Mr. Saban has recently advised the Board and executive management of the Company that it is his intent to resign from the Board in August 2010 because of other demands on his time but will stand for election and serve if elected until his resignation to provide an opportunity for the NCGC and the Board to identify and elect a replacement.

        The vacancy that will be created by the expiration of Mr. Carey's term, the vacancies that may be created upon the close of the Malone Exchange Transaction and the vacancy that may be created by the potential resignation of Mr. Saban, will be filled by the remaining members of the Board in accordance with the provisions of the by-laws of the Company. The NCGC has retained an independent consultant to assist in the identification and consideration of candidates that qualify pursuant to the standards and process described beginning on page 5. The NCGC is seeking to expeditiously identify candidates that will qualify as independent directors, that will broaden the collective scope and depth of experience and knowledge on the Board, will further diversify the Board and will be able to devote the time and attention required for service on the Board and its committees.

        On a prospective basis, the Board will be divided into three classes, designated Class I, Class II and Class III. Each class will consist, as nearly as possible, of one-third of the total number of directors. The term of the Class III directors will expire on the date of the 2011 annual meeting of stockholders, the term of the Class II directors will expire on the date of the 2012 annual meeting and the term of the Class I directors will expire on the date of the 2013 annual meeting.

        A brief biography of the current members of the Board of Directors that have been nominated and have agreed to stand for re-election at the Annual Meeting is provided as part of Proposal 1 which begins on page 13. For each director standing for election, we have also provided the particular experience, qualifications, attributes or skills that led the Board to conclude that the person should serve as a director of the Company.

 COMMITTEES OF THE BOARD OF DIRECTORS

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee, or NCGC, currently has five members all of whom are independent directors as defined by the NASDAQ and the by-laws and Qualifying Directors. The NCGC met three times in 2009. The NCGC is responsible for taking a leadership role in shaping the corporate governance of DIRECTV and is responsible for developing and recommending to the Board a set of corporate governance guidelines applicable to DIRECTV and to periodically review and recommend changes to those guidelines, including an annual review of the Company's Code of Ethics and Business Conduct and the Company's Code of Ethics applicable to the Chief Executive Officer and Senior Financial Officers. It also researches and recommends candidates for membership on the Board, considers whether to nominate incumbent members for re-election, makes recommendations to the Board as to the determination of director independence and recommends to the Board retirement policies for directors. The NCGC also makes recommendations concerning committee memberships, chairs and rotation, and sets the agendas for the executive sessions of the independent directors. The current charter of the NCGC may be accessed on DIRECTV's website at www.directv.com/investor. A paper copy of the charter may be obtained by contacting the Secretary as provided on page 84.

        Membership: Neil R. Austrian, Chair; Ralph F. Boyd, Jr.; Paul A. Gould; Charles R. Lee; Nancy S. Newcomb

Audit Committee

        The Audit Committee currently has four members all of whom are independent directors as defined by the NASDAQ and the by-laws and Qualifying Directors. The Audit Committee met five times in 2009. The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities for the financial reports and other financial information provided by DIRECTV to the stockholders and others, DIRECTV's system of internal controls, the Company's compliance procedures for the employee code of ethics and standards of business conduct, DIRECTV's audit, accounting and financial reporting processes generally and to review and decide upon proposed transactions with related parties. Based on the education, experience and offices held as described in more detail in the biographical information provided on each beginning on page 14, the Board has determined that each of Messrs. Austrian, Boyd and Lund and Ms. Newcomb are qualified to serve as the Audit Committee's financial experts and each satisfies the standard for "audit committee financial expert" under the Sarbanes-Oxley Act of 2002. The charter of the Audit Committee may be accessed on DIRECTV's website at www.directv.com/investor. A paper copy of the charter may be obtained by contacting the Secretary as provided on page 84.

        Membership: Ralph F. Boyd, Jr., Chair; Neil R. Austrian; Peter A. Lund; Nancy S. Newcomb

Compensation Committee

        The Compensation Committee currently has five members. The Board has determined that each member is an independent, non-employee or outside director under applicable NASDAQ rules, Rule 16b-3 under the Securities Exchange Act of 1934 and Section 162(m) of the Internal Revenue Code of 1986 as amended from time to time, or the Code. Each committee member has also been determined to be a Qualifying Director. The Compensation Committee met seven times in 2009. Executive sessions without members of management present are held when appropriate and at least once each year. The members of the Compensation Committee are not eligible to participate in any of the compensation plans or programs that it administers, except for the standard compensation received in connection with service on the Board and its committees.

  The Compensation Committee:

  •
  Sets the level of compensation of the CEO, and the other elected officers of the Company, reviews and approves corporate goals and objectives relevant to the compensation of the CEO and the other officers, and evaluates performance in light of those goals and objectives;

  •
  Approves, amends and administers all plans, programs and other arrangements, designed and intended to provide compensation primarily for executive officers;

  •
  Recommends for approval by stockholders and administers all equity based plans;

  •
  Monitors compliance by executives with the Company's stock ownership policy as approved by the Compensation Committee or the Board;

  •
  Reviews the compensation levels and program designs for directors for service on the Board and its committees and recommends changes in compensation to the Board;

  •
  Evaluates the Compensation Committee's performance at least annually and reports to the Board on such evaluation; and

  •
  Reviews and approves the Compensation Discussion and Analysis and prepares the Committee's report to be included in the Company's annual proxy statement.

        The Compensation Committee may delegate its authority to subcommittees or the Chairman of the Compensation Committee with the authority to act on the Compensation Committee's behalf. The Compensation Committee has delegated authority over the granting and administration of stock-based awards, other than awards to elected officers, to the Special 2004 Stock Plan Committee, which currently consists solely of the CEO. As successor administrator of the previous Hughes Electronics Incentive Plan, The DIRECTV Group, Inc. 2004 Stock Plan and The Liberty Entertainment, Inc. Transitional Stock Adjustment Plan, the Compensation Committee has delegated certain administrative authority over outstanding stock awards to executives and managers other than elected officers to a committee consisting of the CEO and the senior executive for Human Resources. As administrator of the employee and executive benefit plans and programs, the Committee has delegated certain design and administrative authority to two management committees, the Administrative Committee and the Investment Review Committee. The charter of the Compensation Committee may be accessed on DIRECTV's website at www.directv.com/investor. A paper copy of the charter may be obtained by contacting the Secretary as provided on page 84.

        Membership: Charles R. Lee, Chair; Neil R. Austrian; Paul A. Gould; Peter A. Lund; Haim Saban.

Special Committees

        In connection with the Liberty Transactions, the Board formed a special committee comprised of six independent directors, which considered and acted upon certain matters in connection with the Liberty Transactions. Mr. Carey was initially a member of the special committee but ceased to serve in April 2009. Subsequent to Mr. Carey's resignation, the special committee recommended that the Board approve certain matters related to the Liberty Transactions and submit the matter to the stockholders of The DIRECTV Group, Inc. for approval.

        In connection with the resignation of Mr. Carey, the Board also appointed a special committee, the Special Search Committee, consisting of Messrs. Malone, Austrian and Lee, which was charged with identifying and recommending to the Board candidates to replace Mr. Carey as President and CEO. The Special Search Committee interviewed multiple candidates both internal and external to the Company and recommended to the Board that the Company select Mr. White as Mr. Carey's replacement.

 PROPOSAL 1

ELECTION OF DIRECTORS

        Although all of the current directors except Mr. Carey are up for election at the Annual Meeting, they will be elected for different terms based on the class to which they have been assigned. There are three classes; the term of the members in Class III expires on the date of the 2011 annual meeting, the term of the members of Class II expires on the date of the 2012 annual meeting and the term of the members of Class I expires on the date of the 2013 annual meeting. The nominees and the class to which they have been assigned are set out in the following table:

Name of Nominee	Class	Term expires on date of:
Neil R. Austrian	I	2013 Annual Meeting
Ralph F. Boyd, Jr.	II	2012 Annual Meeting
Paul A. Gould	II	2012 Annual Meeting
Charles R. Lee	I	2013 Annual Meeting
Peter A. Lund	II	2012 Annual Meeting
Gregory B. Maffei	III	2011 Annual Meeting
John C. Malone	I	2013 Annual Meeting
Nancy S. Newcomb	II	2012 Annual Meeting
Haim Saban	III	2011 Annual Meeting
Michael D. White	I	2013 Annual Meeting

        Each nominee has consented to serve if elected. The Board has no reason to believe that any nominee will not serve if elected, but if any of them should become unavailable to serve as a director, and if the Board designates a substitute nominee or nominees, the persons named as proxies will vote for the substitute nominee or nominees designated by the Board. As previously noted, Mr. Carey's term will expire on the date of the Annual Meeting and he is not standing for re-election, Messrs. Gould, Malone and Maffei will resign from the Board upon close of the Malone Exchange Transaction and will not stand for re-election and Mr. Saban has expressed his intent to resign from the Board in August 2010. In that case, the vacancies created will be filled by the Board in accordance with the provisions of the Company's by-laws. Only ten candidates have been nominated for seats on the Board of Directors. You may not vote your proxy for a greater number of persons than the nominees named.

        Please refer to the table titled "Security Ownership of Directors, Named Executive Officers and Certain Other Beneficial Owners" beginning on page 21 for information pertaining to stock ownership by the nominees.

Biographical Information

        Neil R. Austrian.    Nominated for Class I—Term expires 2013

        Neil R. Austrian—Mr. Austrian has served as a director and as Chair of the Nominating and Corporate Governance Committee since December 2003. Since February 2008, Mr. Austrian has also served on the Compensation Committee and in February 2009, Mr. Austrian was appointed to serve on the Audit Committee. Mr. Austrian is a private investor. He served as the interim Chairman and Chief Executive Officer of Office Depot, Inc. from October 2004 until March 2005 and continues to serve as a director and a member of the finance committee. Mr. Austrian served as President and Chief Operating Officer of the National Football League from 1991 until 1999. Prior to that, he was a Managing Director of Dillon, Read & Co., Inc. from 1987 until 1991.

        Mr. Austrian has an extensive list of business accomplishments and his long and varied business career provides a significant resource to the Board and to the Company. His experience with the business of professional sports is particularly valuable to the Company given our focus on sports as a significant component of our differentiated product offering. His business career and his service on the boards of other major businesses, along with his commitment to service and the community as evidenced by his service as a board member of Community Anti-Drug Coalitions of America, provide a fully rounded personal and professional viewpoint. His experience with and exposure to governance issues make him the right choice to chair the Board's Nominating and Corporate Governance Committee. His financial background and his diverse business background have provided an excellent base for his service on the Board's Audit Committee and Compensation Committee.

        Ralph F. Boyd, Jr.    Nominated for Class II—Term expires 2012

        Mr. Boyd has served as a director of the Company and as a member of the Company's Audit Committee and the Nominating and Corporate Governance Committee since December 2003. In February 2009, Mr. Boyd was appointed by the Board as the Chair of the Audit Committee. Since February 2005, Mr. Boyd has served as the Executive Vice President/Community Relations of the Federal Home Loan Mortgage Corporation, or Freddie Mac, the Chairman or President and CEO of the Freddie Mac Foundation, and a director of the Home Ownership Funding Corporation I and II, two real estate investment trust affiliates of Freddie Mac. Prior to that, Mr. Boyd was the General Counsel of Freddie Mac from April 2004 to February 2005. From 2003 through March 2004, Mr. Boyd was a senior litigation partner in the Washington, D.C. office of the law firm of Alston & Bird, LLP. Mr. Boyd was an Assistant Attorney General of the United States for Civil Rights in the U.S. Department of Justice from 2001 until 2003 and a litigation and trial partner with the Boston law firm of Goodwin Procter LLP from 1997 until 2001. Mr. Boyd also served as an Assistant U.S. Attorney in the Criminal Division of the Boston U.S. Attorney's Office from 1991 until 1997. From January 2004 to November 2006, he was the U.S. Member of the Geneva-based Committee on the Elimination of All Forms of Racial Discrimination, a United Nations Treaty body. He currently serves as a Trustee, Audit Committee Chair and member of the Investment Committee of the National Housing Partnership Foundation.

        Mr. Boyd is a graduate of Haverford College and Harvard Law School. Mr. Boyd's formal legal training and his experience with the U.S. Attorney's Office, as a senior litigator for a major law firm and general counsel for Freddie Mac provide a background and perspective that augments and compliments the skill sets of the other Board members. His legal experience has been of great value in helping the Board assess and understand significant legal issues and risks faced by the Company. His career with Freddie Mac following his service as general counsel has added solid business experience to his portfolio. In addition, his service with organizations like the Committee on the Elimination for All Forms of Racial Discrimination and the National Housing Partnership Foundation and his role within Freddie Mac for community relations, rounds out his experience and permits him to provide valuable insight into the legal, social and ethical responsibilities of the Company. Mr. Boyd has a long history of involvement in community matters, and currently serves on several non-profit boards. He is Chairman of the Board of Easter Seals of the Greater Baltimore-Washington Region, Vice Chair and Secretary of the Center City Public Charter Schools Board of Directors, and a member of the Executive Committee of the American Association of People with Disabilities. His legal and regulatory experience, focus on corporate responsibility and commitment to service is particularly useful in his role on the Nominating and Corporate Governance Committee of the Board and, combined with his business and financial acumen, makes him the logical choice to chair the Board's Audit Committee.

        Paul A. Gould    Nominated for Class II—Term expires 2012

        Mr. Gould has worked for Allen & Company LLC since 1972 and established Allen & Company's arbitrage business in 1975. In addition to the Arbitrage Fund, Mr. Gould is involved in Allen & Company's investment banking practice. Mr. Gould currently serves on the Board of Directors of Liberty Global, Inc., Discovery Communications and Ampco-Pittsburgh Corporation and served on the Board of Liberty Media Corporation from 2006 through 2009. Mr. Gould is also on the Board of

Trustees of Cornell University, is a member of its Executive Committee and Chair of the Investment Committee. In addition, Mr. Gould serves as an overseer for Weill Cornell Medical College as well as a member of the board of The New School for Social Research and the Wildlife Conservation Society.

        Mr. Gould's broad experience in investment banking and his experience with the Liberty group of companies provides insight on the conduct and operations of business generally and the media and broadcasting industry in particular. This viewpoint has proved to be particularly useful to the Board and will be especially helpful in the Board's consideration and support of the Company's strategy development. Mr. Gould also is committed to public service and is very involved in serving Cornell University and the Wildlife Conservation Society. These activities outside the business arena provide a broader and rounded perspective that is helpful to the Board's deliberations.

        Charles R. Lee.    Nominated for Class I—Term expires 2013

        Mr. Lee has served as a director and a member of the Compensation Committee and Nominating and Corporate Governance Committee since December 2003 and Chair of the Compensation Committee since February 2006. From April 2002 to December 2003, Mr. Lee served as the non-executive Chairman of Verizon Communications, Inc., or Verizon. From 2000 through 2002, Mr. Lee served as Chairman and Co-Chief Executive Officer of Verizon. Previously, Mr. Lee served as Chairman of the Board of Directors and Chief Executive Officer of GTE Corporation. Mr. Lee is also a director of The Procter & Gamble Company, United Technologies Corporation, United States Steel Corporation and Marathon Oil Corporation. He is a member of the audit committees of United States Steel Corporation and Marathon Oil Corporation and is Chairman of the audit committee of The Procter & Gamble Company. Mr. Lee is a Trustee Emeritus and Presidential Councilor of Cornell University. He serves on the Board of Overseers for The Weill Cornell Medical College and is a member of the Business Council.

        Mr. Lee received his bachelor's degree in metallurgical engineering from Cornell University and a master's degree in business administration with distinction from the Harvard Graduate School of Business Administration. Mr. Lee has had a long and successful business career with a depth of experience in corporate finance and executive leadership. In addition, Mr. Lee serves on the boards of other major corporations. His experience with a major telecommunications company and consumer products company are particularly helpful to the Board in understanding the communications and media businesses as it relates to the business and strategy of the Company. Mr. Lee is also committed to public service. His executive and directorship experience and breadth of understanding of U.S. business provide an excellent background for his role as Chair of the Board's Compensation Committee and as a member of the Nominating and Corporate Governance Committee.

        Peter A. Lund.    Nominated for Class II—Term expires 2012

        Mr. Lund has served as a director of the Company and as a member of the Compensation Committee and the Audit Committee since 2000. Mr. Lund served as Chairman of the Compensation Committee from December 2003 to February 2006. Mr. Lund is a private investor and media consultant. Mr. Lund served as President and CEO—CBS, Inc., and President and CEO—CBS Television and Cable from October 1995 to June 1997. In a career spanning 20 years at CBS, Mr. Lund held numerous positions, including President—CBS Broadcasting Group, President—CBS Sports, President—CBS Television Stations and President—CBS Television Network. Mr. Lund is a director of Crown Media Holdings, Inc. and Emmis Communications Corporation.

        Mr. Lund brings years of experience in broadcasting, film and media to the DIRECTV Board of Directors. This broad experience in media and entertainment is of particular value to the Company as it provides a breadth and depth of understanding and insight that relates directly to the business of the Company. Mr. Lund understands the challenges facing the Company and has experience as a chief executive officer and an appreciation of the challenges faced by the senior management of the

Company. In addition, Mr. Lund has a strong financial background which, combined with his entertainment experience, makes him an ideal candidate to serve on the Board's Audit Committee and Compensation Committee.

        Gregory B. Maffei.    Nominated for Class III—Term expires 2011

        Mr. Maffei has served as a director of the Company since February 2008. Mr. Maffei has served as the Chief Executive Officer, President and a director of Liberty Media Corporation since March 2006, Chief Executive Officer and President of Liberty Media LLC since February 2006 and a director of Liberty Media LLC from November 2005 to May 2006. Mr. Maffei served as President and Chief Financial Officer of Oracle Corporation from June 2005 until November 2005. Mr. Maffei served as Chairman and Chief Executive Officer of 360networks Corporation from January 2000 until June 2005. Previously, Mr. Maffei was Chief Financial Officer of Microsoft Corporation and Chairman of the Board of Expedia, Inc. Mr. Maffei serves as a director of Electronic Arts, Inc. and Sirius XM Radio, Inc.

        Mr. Maffei has an MBA from Harvard Business School and an AB from Dartmouth College. He has extensive corporate finance experience coupled with a technology background. This broad range of experience enables Mr. Maffei to make significant contributions to the deliberations of the Board and to the Company's long-term success. His experience with major media and software companies provides a particularly helpful perspective to the Board as it considers strategies to compete in the digital world.

        John C. Malone    Nominated for Class I—Term expires 2013

        Dr. Malone has served as the Chairman of the Board and a director of the Company since February 2008. Dr. Malone has served as Chairman of the Board of Directors of Liberty Media Corporation since March 2006. He has been Chairman of the Board and a director of Liberty Media LLC from 1990 to May 2006 and Chief Executive Officer of Liberty Media LLC from August 2005 to February 2006. Dr. Malone served as Chairman of the Board and CEO of Tele-Communications, Inc., or TCI, from November 1996 to March 1999, and Chief Executive Officer of TCI from January 1994 to March 1997. Dr. Malone also serves as Chairman of the Board of Liberty Global, Inc., and is a director of Discovery Communications, Inc., IAC and Expedia, Inc.

        Dr. Malone was a Phi Beta Kappa and merit scholar at Yale University where he obtained a Bachelor of Science in Electrical Engineering and Economics in 1963. He also received a Master of Science in Industrial Management from Johns Hopkins in 1964 and a Doctor of Philosophy (Ph.D.) in Operations Research from Johns Hopkins in 1967. Dr. Malone was one of the pioneers of the cable television industry, has been repeatedly recognized for his business accomplishments and brings a wealth of business and technical knowledge and experience to the Board. He has been a leader in the development of the pay television business generally and of major cable networks like Discovery. His understanding of the pay-TV business and his technical expertise is particularly helpful to the Board. As Chairman of Liberty Media Corporation which had been a majority owner of DIRECTV prior to the Liberty Transactions and as a major individual shareholder subsequently, Dr. Malone strongly identifies with the interests of the Company's stockholders and this perspective is beneficial to the Board's deliberations.

        Nancy S. Newcomb.    Nominated for Class II—Term expires 2012

        Ms. Newcomb has served as a director of the Company and a member of the Audit Committee since February 2006. Since April 2008, Ms. Newcomb has also served on the Nominating and Corporate Governance Committee. Ms. Newcomb served as a senior corporate officer, risk management, of Citigroup from May 1998 until April 2004. She served as a customer group executive of Citicorp (the predecessor corporation) from December 1995 to April 1998, as a division executive, Latin America, from September 1993 to December 1995 and as the principal financial officer responsible for liquidity, funding and capital management from January 1988 to August 1993. Ms. Newcomb currently serves as a director of Moody's Corporation and Sysco Corporation. Ms. Newcomb is also a member of the Governing Council of the Van Leer Group Foundation, the Netherlands.

        Ms. Newcomb earned her B.A. from Connecticut College and a Masters in Economics from Boston University. She has extensive business experience including executive positions in the areas of customer service, international and finance. These broad experiences in areas that are particularly important for our Company make her a valuable addition to the Board. Her responsibilities with Citigroup in the area of risk management are particularly important to the Board and the Company in the current business environment and ideally suit her role as member of the Audit Committee and Nominating and Corporate Governance Committee. Her experience is rounded out by her service on the boards of Moody's Corporation and Sysco Corporation and her public service as Co-Chair of the Executive Committee of the New-York Historical Society and on the board of the Woods Hole Oceanographic Institute.

        Haim Saban.    Nominated for Class III—Term expires 2011

        Mr. Saban has served as a director of the Company since December 2004 and serves as a member of the Compensation Committee. Mr. Saban has served as Chairman and Chief Executive Officer of Saban Capital Group, Inc. since 2003 and as Chairman and CEO of Saban Music Group, Inc. since 2001. Mr. Saban is also a member of the Board of Directors of Television Francaise 1. Mr. Saban is Chairman of the Board of Univision and Chairman of the Board of Broadcast Media Partners, Inc., which owns a controlling interest in Univision, since April 2007. Mr. Saban previously served as Chairman and Chief Executive Officer of Fox Family Worldwide from 1997 to 2001.

        Mr. Saban brings an entrepreneurial spirit and expansive experience in the broadcast and entertainment industries to the Board. He is the quintessential American success story; born in Egypt and emigrating to Israel and France before coming to the United States where he built a business that is a major player in broadcasting and international programming. He is very active in a number of charitable and community organizations including Women's Self Worth Foundation, National Mentoring Partnership and Children's Hospital Los Angeles. Mr. Saban also founded the Saban Center for Middle East Policy at the Brookings Institution and he currently chairs its International Advisory Council. This wealth of business experience, knowledge of the industry, entrepreneurial perspective, and his commitment to service both charitable and political, make him a very valuable resource to the Board and the Compensation Committee and provide a diverse viewpoint in the Board's deliberations.

        Michael D. White    Nominated for Class I—Term expires 2013

        Mr. White is the President and Chief Executive Officer (effective January 1, 2010) and has served as a director since November 18, 2009. He served on the Board of Directors and as Vice Chairman of PepsiCo from March 2006 to November 30, 2009 and as Chairman and Chief Executive Officer of PepsiCo International from February 2003 to November 30, 2009. From 2000 to 2003, Mr. White served as President and Chief Executive Officer of Frito-Lay's Europe/Africa/Middle East division. From 1998 to 2000, Mr. White was Senior Vice President and Chief Financial Officer of PepsiCo. Mr. White has also served as Executive Vice President and Chief Financial Officer of PepsiCo Foods International and Chief Financial Officer or Frito-Lay North America. He joined Frito-Lay in 1990 as Vice President of Planning. Mr. White is also a director of Whirlpool Corporation.

        Mr. White is management's voice on the Board. He received his BA from Boston College and a Masters in International Relations from John Hopkins University. His broad business experience and responsibilities included a twenty-year stint with PepsiCo which consisted of significant senior executive experience in finance and international operations. During that time he led a transformation of PepsiCo's international business and helped engineer numerous acquisitions. Prior to PepsiCo, Mr. White also held executive positions at Avon Products, Inc., Bain & Company and Arthur Andersen & Co. He was selected by the Board to serve as CEO and President not only based on his business experience but also based on the Board's assessment of his ability to work proactively with the Board to develop and implement a strategy for success for the Company in the coming years.

        The Board of Directors recommends that the stockholders vote "FOR" the election of each of the nominees named above for election to the Board of Directors.

 EXECUTIVE OFFICERS

        The names and ages of the executive officers of DIRECTV as of April 5, 2010, and their positions with DIRECTV are as follows:

Executive Officers	Age	Position
Michael D. White	58	President and Chief Executive Officer
Bruce B. Churchill	52	Executive Vice President, President and Chief Executive Officer of DIRECTV Latin America, LLC and President—New Ventures
Patrick T. Doyle	54	Executive Vice President and Chief Financial Officer
Larry D. Hunter	59	Executive Vice President, Legal, Human Resources and Administration, and General Counsel
Michael W. Palkovic	52	Executive Vice President—Operations
Romulo Pontual	50	Executive Vice President and Chief Technology Officer
J. William Little	40	Senior Vice President and Treasurer
John Murphy	41	Senior Vice President, Controller and Chief Accounting Officer

        The Board of Directors elected each of the above executive officers. Executive officers of DIRECTV serve at the discretion of the Board of Directors and may be removed at any time by the Board with or without cause.

        Bruce B. Churchill.    Mr. Churchill has served as the Executive Vice President of the Company, President—New Ventures and as President of the DIRECTV Latin America business since January 2004. He served as Chief Financial Officer of the Company from January 2004 until March 2005. Prior to joining the Company, Mr. Churchill served as President and Chief Operating Officer of STAR, a position he held beginning in May 2000. Previously, he served as the Deputy Chief Executive Officer of STAR since 1996. Prior to joining STAR, Mr. Churchill served as Senior Vice President, Finance at Fox Television.

        Patrick T. Doyle.    Mr. Doyle has served as Executive Vice President since October 2008 and has served as Chief Financial Officer of the Company since October 2007 when he was also appointed as Senior Vice President. He served as Treasurer, Controller and Chief Accounting Officer of the Company from June 2001 to October 2007. He was appointed Corporate Vice President and Controller in July 2000 and Treasurer in June 2001. Previously, Mr. Doyle served as Vice President, Taxes from October 1996 to July 2000 and was given the additional responsibility of Corporate Development in June 1997.

        Larry D. Hunter.    Mr. Hunter has served as Executive Vice President and General Counsel of the Company since January 2004. He also served as Interim Chief Executive Officer from July 1, 2009 until December 31, 2009. Mr. Hunter served as Senior Vice President from June 2001 to January 2004 and as General Counsel since December 2002. He was named Associate General Counsel in June 2001 and was named Corporate Vice President in August 1998. Mr. Hunter served as Chairman and Chief Executive Officer of DIRECTV Japan from 1998 until 2001. Mr. Hunter was assigned responsibility for overseeing the Human Resources and Corporate Communications departments in 2007, and the Administration department in 2008.

        Michael W. Palkovic.    Mr. Palkovic has served as the Executive Vice President—Operations since October 2007. He served as Chief Financial Officer of the Company from March 2005 to October 2007. He served as Senior Vice President of the DIRECTV U.S. business from December 2000, was promoted to Executive Vice President in February 2004 and served as the Chief Financial Officer of the DIRECTV U.S. business from July 2001 to October 2007. Mr. Palkovic joined the Company in 1996 and prior to that held various positions at Times Mirror Cable Television.

        Romulo Pontual.    Mr. Pontual has served as Executive Vice President and Chief Technology Officer of the Company since January 2004. Prior to joining the Company, Mr. Pontual served as Executive Vice President, Television Platforms at News Corporation since 1996.

        J. William Little.    Mr. Little has served as Senior Vice President, Treasurer and Business Development since June 2007. He served as Vice President Business Development from August 2004 to June 2007. Prior to joining the Company, Mr. Little was a Vice President in the Investment Banking Division of Merrill Lynch & Co., where he served from 2000 to 2004. Previously, he held various positions at Lazard Fréres and Donaldson, Lufkin & Jenrette.

        John F. Murphy.    Mr. Murphy has served as Senior Vice President, Controller and Chief Accounting Officer of the Company since November 2007. He served as Vice President & General Auditor from October 2004 to November 2007. Previously, Mr. Murphy served as Vice President—Finance and Emerging Businesses for Experian Group Ltd. Mr. Murphy was head of internal audit activities at International Rectifier, JDS Uniphase, and Nestle USA.

 SECURITY OWNERSHIP OF DIRECTORS, NAMED EXECUTIVE OFFICERS,
AND CERTAIN OTHER BENEFICIAL OWNERS

        The beneficial ownership as of April 5, 2010 of Common Stock for each current director and nominee for director, each named executive officer, and all current directors and officers as a group is shown in the following table.

Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Shares Beneficially Owned	Deferred Stock Units(2)	Stock Options(3)	Percentage of Class of Stock(4)
Neil R. Austrian	10,000	17,180
Ralph F. Boyd, Jr.	8,158	5,660
Chase Carey	209,363
Paul A. Gould	416,833	3,560	29,443
Charles R. Lee	50,000	17,180
Peter A. Lund	27,180	12,334	5,000	(6)
Gregory B. Maffei	3,560	1,745,376
John C. Malone(7)	Class A Stock	1,719,385	2,111,724
Class B Stock	21,809,863	100%
Nancy S. Newcomb	22,180
Haim Saban	13,220	11,960
Michael D. White	159,400
Bruce B. Churchill	56,872
Patrick T. Doyle	68,443	(5)	220,000
Larry D. Hunter	109,023	(5)	375,000
Michael W. Palkovic	18,606	(5)	45,000
Romulo C. Pontual	21,878	(5)
All Directors and Executive Officers as a group (18 persons)(8)	Class A	2,932,533	67,874	4,531,543
Class B	21,809,863	100%

(1)
Unless otherwise noted, numbers refer to shares of Class A Stock. This table does not include any shares of Common Stock that may be held by pension and profit-sharing plans of other corporations or endowment funds of education and charitable institutions for which various directors and executive officers may serve as directors or trustees. The address for all directors and executive officers of the Company is c/o DIRECTV, 2230 E. Imperial Highway, El Segundo, CA 90245. Unless otherwise indicated, beneficial ownership of Common Stock represents both sole voting and sole investment power.

(2)
Does not include unvested and undistributed restricted stock units.

(3)
Includes all options exercisable, whether or not having current value, within 60 days of April 5, 2010.

(4)
Except for Dr. Malone, each of the individuals listed above, as well as all of the current directors and officers as a group excluding Dr. Malone, own less than 1% of the outstanding shares and voting power of Common Stock.

(5)
Includes shares held in trust by State Street Bank and Trust Company, as Trustee of the DIRECTV Thrift and Savings Plan as of April 5, 2010. Shares are owned pursuant to a Rule 16b-3 exempt employee savings plan.

(6)
Issued under the Hughes Electronics Corporation Plan for Non-Employee Directors.

(7)
The number of shares of Class A Stock shown for Dr. Malone includes 301,058 shares held by Leslie A. Malone, Dr. Malone's wife and 102,816 shares held by two trusts for the benefit of the children of Dr. and Mrs. Malone. Dr. Malone disclaims beneficial ownership of the shares of Class A Stock held by Mrs. Malone and the two trusts. Similarly, the number of shares of Class B Stock shown for Dr. Malone includes 681,999 shares held by Mrs. Malone and 367,216 shares held by the two trusts. Dr. Malone disclaims beneficial ownership of the shares of Class B Stock held by Mrs. Malone and the two trusts. Class B Stock confers 15 votes per share while Class A Stock confers one vote per share. The combined Class A Stock and Class B Stock shown as attributable to Dr. Malone in the table above represents approximately 26.8% of the total voting power of the Common Stock of the Company as of April 5, 2010. However, the Malones have contractually agreed to limit the votes they may cast of the Class B Stock to 24% of the total vote of all outstanding Common Stock which reduces the total percent of voting power reflected by the shares disclosed in this table as attributable to Dr. Malone to approximately 24.3% (assuming exercise of all options held by Dr. Malone). The remaining approximately 2.8% will be cast in the same manner as and in the same proportion to the votes of all other stockholders (other than the Malones). Please also refer to the description of the Malone Exchange Transaction beginning on page 4.

(8)
Directors and executive officers as a group control approximately 24.8% of the vote attributable to the Common Stock of the Company, including 24% of vote attributable to Class B shares beneficially controlled by Dr. Malone and vote attributable to Class A shares beneficially owned by all directors and executive officers, including Dr. Malone, including all options exercisable, whether or not having current value, within 60 days of April 5, 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Federal securities law requires that directors and certain officers of the Company report to the SEC and the Company, within certain periods, how many shares of the Company's equity securities they own and if they conducted any transactions in that stock. Based upon information furnished by these stockholders, the Company believes that all required filings for 2009 have been made in a timely manner except that Mr. Carey filed one late Form 4 filing covering one transaction.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS

        The following table gives information about each entity known to the Company to be the beneficial owner of more than 5% of Common Stock as of April 5, 2010. The shares listed below do not include the Common Stock held by the pension or profit sharing plans of any other corporation or other entity, or of any endowment funds of an educational or charitable institution of which a director or executive may serve as a director or trustee.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Class A	Southeastern Asset Management, Inc. 6410 Poplar Avenue, Suite 900 Memphis, TN 38119	85,628,178	(2)	9.5%
Class A	BlackRock, Inc. 40 East 52nd Street New York, NY 10022	49,445,711	(3)	5.5%
Class B	John C. Malone 2230 E. Imperial Highway El Segundo, CA 90245	21,809,863	(4)	100%

(1)
Based upon 899,903,075 Class A shares outstanding plus 4,531,543 Class A shares representing all options that may be exercised by directors or executive officers within 60 days of April 5, 2010, whether or not having current value. All outstanding Class B shares are owned by the Malones.

(2)
Information based solely on Schedule 13G/A filed by stockholder with the Securities and Exchange Commission on February 5, 2010, which reflects ownership of a group consisting of Southeastern Asset Management, Inc., and Mr. O. Mason Hawkins, Chairman of the Board and CEO of

  Southeastern Asset Management, Inc. The filing states that the shares reported are owned legally by the investment advisory clients of Southeastern Asset Management, Inc., and none are owned directly or indirectly by Southeastern Asset Management, Inc. The filing further states that it is also being filed by Mr. Hawkins in the event that he could be deemed to be a controlling person of Southeastern Asset Management, Inc., as a result of his official positions with or ownership of its voting securities. The filing expressly disclaims the existence of such control and states that Mr. Hawkins does not own directly or indirectly any of the securities covered by the filing. At December 31, 2009, Southeastern Asset Management, Inc., reported sole power to vote or direct the vote of 49,855,224 shares, shared the power to vote or direct the vote of 26,006,724 shares and had no power to vote 9,786,230 shares. At December 31, 2009, Southeastern Asset Management, Inc. reported sole power to dispose or direct the disposition of 59,621,454 shares and shared power to dispose or to direct the disposition of 26,006,724 shares.

(3)
Information based solely on Schedule 13G filed by stockholder with the Securities and Exchange Commission on January 29, 2010.

(4)
Information based on Form 3 filed on behalf of the stockholder with the Securities and Exchange Commission on December 9, 2009. Included in this amount are 681,999 shares held by Dr. Malone's wife and 367,216 shares held by two trusts for the benefit of the children of Dr. and Mrs. Malone. Dr. Malone disclaims beneficial ownership of the shares of Class B Stock held by Mrs. Malone and the two trusts. Class B Stock confers 15 votes per share while Class A Stock confers one vote per share. Please also refer to the description of the Malone Exchange Transaction beginning on page 4.

EXECUTIVE COMPENSATION

Mitigating Risk in Executive and Employee Compensation Programs

        We are aware of the increased focus on the possible relationship between risk and incentive compensation in light of management's responsibility for the management of risk. It is not possible to continue to increase the revenues of the Company and enhance long-term stockholder value without assuming some level of risk. We, as a Company and as individual employees, can only identify, manage, and monitor risk, not eliminate it. Our risk management process is continuous, constantly evolving in light of changes in our operating environment and sometimes affected by external events that are beyond our control.

        Our executive and employee compensation programs include base salaries, annual performance-based bonuses and long-term incentives, as well as employee benefits such as savings, retirement and medical plans, and perquisites such as the complimentary DIRECTV programming that we provide our employees. These broad compensation programs have to be evaluated in the larger context of an effective enterprise risk management framework and strong internal controls. These factors encompass a number of key components, including: our ability to establish, communicate, and enforce risk limits throughout the Company, oversight by an independent and well-informed Board of Directors, and clear expectations set by the Board of Directors and management for compliance with risk limits, laws, and regulations by all employees. We believe that our enterprise risk management framework and internal controls are effective to prevent or to identify and mitigate risk taking by our executives that exceeds our risk tolerances, regardless of the incentives in our compensation plans. For more information about the role of our Board in risk management oversight, please see page 9.

        We believe that our compensation programs do not encourage excessive risk taking. This opinion is based in part on (i) a review of our incentive programs by management and a consultant for management, (ii) our program designs, (iii) the significant portion of compensation that is variable and performance based; (iv) the use of equity as a significant portion of incentive compensation with multi-year performance measures; (iv) our use of multiple performance measures over different time periods; (v) significant stock ownership requirements; and (vi) appropriate controls on the amount of compensation earned.

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

        This Compensation Discussion and Analysis, or CD&A, describes how the Chief Executive Officer, or CEO, and the other named executive officers were compensated in 2009. The named executive officers are the CEO, the Chief Financial Officer, or CFO, and the three other most highly compensated elected officers:

  •
  Chase Carey, former CEO from January 1, 2009 to June 30, 2009

  •
  Larry Hunter, interim CEO, from July 1, 2009 to December 31, 2009, and Executive Vice President, or EVP, Legal, Human Resources and Administration, and General Counsel

  •
  Patrick Doyle, CFO

  •
  Bruce Churchill, EVP and President of DIRECTV Latin America

  •
  Michael Palkovic, EVP, Operations

  •
  Romulo Pontual, EVP and Chief Technology Officer

        Following Mr. Carey's resignation and retirement as CEO on June 30, 2009, Mr. Hunter was elected as the interim CEO on July 1, 2009.

        Michael White became a director of the Company on November 18, 2009, and CEO on January 1, 2010. Mr. White earned no compensation as an executive or as a director in 2009, and, therefore, is not generally included in this CD&A.

        The CD&A is organized into four sections:

  (i)
  An Executive Summary of the 2009 compensation programs and payments beginning on page 25;

  (ii)
  A discussion of our 2009 business results and 2009 incentive program payouts, beginning on page 26, which includes our performance in 2009 and how that performance determined the 2009 payouts from our one-year (annual) and three-year (long-term) incentive programs;

  (iii)
  A discussion of our compensation program objectives and components of pay, beginning on page 30, which includes how we set the pay opportunity levels for the executive officers in 2009; and

  (iv)
  A discussion of our policies, guidelines and practices related to executive compensation, beginning on page 36, which includes the roles of the Compensation Committee of the Board, or Committee, management and the Committee's independent compensation consultant Watson Wyatt Worldwide, or Consultant, in setting executive pay, and the analyses, tools and other considerations used to set executive pay.

        This CD&A has been reviewed by and approved for inclusion in this proxy statement by the Compensation Committee. Although this CD&A expresses the views and input of both the Committee and management of the Company, references to "we," "us" and "our" refer to the Company.

EXECUTIVE SUMMARY

        The Company has a strong pay-for-performance policy. In order to better understand the results of our incentive pay programs for 2009, we provide the following highlights of events that influenced the performance-based cash and stock payments earned by the named executive officers.

Key Events in 2009

  •
  Management transitions:  Chase Carey resigned and retired as CEO on June 30, 2009, but continued as a director of the Company. Larry Hunter was appointed interim CEO and served in that role until December 31, 2009. Michael White joined the Board of Directors on November 18, 2009, prior to his appointment as CEO effective January 1, 2010.

  •
  Corporate transactions:  we successfully acquired and integrated additional Home Services Providers, completed the Liberty Transaction and successfully integrated three Regional Sports Networks.

  •
  New Executive Agreements:  we renewed employment agreements with Larry Hunter, Bruce Churchill, Pat Doyle and Romulo Pontual.

Material Objectives and Elements of our Compensation Programs Did Not Change

  •
  Objectives:  encourage and reward behavior that promotes sustainable growth in stockholder value through attainment of annual and long-term goals.

  •
  Primary compensation elements:  base salary, performance-based annual cash bonus, and performance-based long-term (three-year) stock incentives; we emphasize long-term performance incentives over annual incentives for each of our named executive officers.

  •
  Pay opportunities:  aggregate compensation opportunity (combined base salary, annual bonus incentive opportunity and annual stock incentive opportunity) is managed around the median of our peer group of companies (see "Benchmarking / Peer group—Changes for 2009" on page 33); actual pay varies up or down from year to year depending on Company and individual executive performance.

  •
  Benefits:  the same benefit programs as all other employees and management; modest perquisites.

Selected 2009 Financial and Operational Results

  •
  Stockholders earned a 46% annual total shareholder return (TSR) during 2009 and approximately 40% over the 2007-2009 restricted stock unit, or RSU, performance period.

  •
  At DIRECTV, revenues increased 10% over 2008; operating profit before depreciation and amortization, or OPBDA, increased 6%; cash flow before interest and taxes, or CFBIT, increased 22%. These results were key factors in our pay decisions discussed below.

  •
  At DIRECTV U.S., net subscriber additions were up 9.1%, the highest level since 2005, even with slightly higher churn; revenue increased 8%; average revenue per subscriber, or ARPU, increased 1.9%; OPBDA increased 7%; margin before subscriber acquisition costs, or pre-SAC margin, increased 3.6% and customer satisfaction measures generally increased.

  •
  At DIRECTV Latin America, net subscriber additions were up 11.1%, with a slight decrease in churn; revenue increased 21%; ARPU increased 3.7%, and OPBDA increased 1%.

        For a reconciliation of non-GAAP financial measures OPBDA, CFBIT and pre-SAC margin, refer to Annex C attached to this proxy statement and incorporated herein by reference.

Summary of Our Pay-for-Performance Decisions at Year-End

  •
  The Compensation Committee evaluated our 2009 performance against goals set for the annual bonus plan and the 2007-2009 three-year performance-share (RSU) plan.

  •
  The Committee determined that for the 2009 annual bonus program based on CFBIT, the named executive officers earned the maximum funding and generally performed at or above target against other financial and operating performance measures, particularly in DIRECTV Latin America. As a result, the individual 2009 bonuses for the named executive officers ranged from 106% to 129% of the bonus opportunity for the year, an increase from 2008, but less than the maximum bonuses earned for 2009. Mr. Hunter, interim CEO, earned a bonus at 170% of his annual bonus opportunity, primarily for his leadership of the Liberty Transaction, which was in addition to the $1 million incentive bonus he earned for his achievements in the Interim Chief Executive Officer Short-Term Cash Incentive Plan.

  •
  For the three-year performance period ending in December 2009 (the 2007-2009 RSUs) based on growth in revenue, growth in OPBDA and growth in CFBIT, we performed above target for the first two years (2007 and 2008), but below target for 2009. Overall, we achieved 105% of our three-year performance targets, an improvement over the 2006-2008 RSU results.

        In terms of pay for performance, we believe that the 2009 compensation payments, and in particular, the annual bonus and long-term RSU stock payments, were aligned with the Company's performance.

OUR 2009 BUSINESS RESULTS AND 2009 INCENTIVE COMPENSATION PAYOUTS

        We use a variety of internal and external measures of DIRECTV, DIRECTV U.S. and DIRECTV Latin America to gauge the level of performance. We emphasize long-term incentives measured over multiple years over annual bonuses to focus on consistent longer-term performance and creating value for stockholders. We also evaluate our performance as compared to the peer group (external measures) in order to balance the focus on achievement of internal measures. We regularly adjust our compensation programs as economic and business conditions change, but only make changes consistent with our compensation philosophy and objectives.

        When setting target performance levels for annual bonuses and the long-term incentive RSUs, we consider investor expectations as well as our internal business plans and forecasts and we avoid combinations of performance measures that might drive risky short-term decisions. We use judgment and discretion as well as formulaic calculations to set compensation opportunities and to determine payouts. The performance measures in the bonus and RSU plans apply to the named executive officers as an executive team, that is, each named executive officer is held accountable for the achievement of all of the goals, regardless of their organizational responsibilities. Although individual performance is a factor in the Committee's exercise of discretion with respect to bonuses, the final bonus generally and primarily reflects overall Company performance more than individual performance.

        The Company and the Committee believe that our compensation programs appropriately link pay and performance, are reasonable, balanced, and help attract and retain top executive talent.

        One-Year Performance and 2009 Bonuses.    For 2009, the Committee selected CFBIT as the performance measure for bonus funding. CFBIT is a comprehensive measure of our operating performance and is the same performance measure that was used in 2008. We increased the target performance level by $250 million over 2008, which is a 17% increase and increased the maximum performance level needed to achieve the maximum payout by $500 million or 25%. See Supplementary Table 1 for the target, performance range and payout range. To further evaluate Company performance, the Committee also identified other performance measures that it would consider to determine if the funded bonuses or lesser amounts would be paid at year-end.

SUPPLEMENTARY TABLE 1—2009 BONUS PLAN

Performance Measure	Weight	Annual Target	Performance Range	Payout % Range
Annual Cash Flow Before Interest and Taxes	100%	$1.75 Billion	0 to $2.5 Billion	0% to 200%

        At year-end, the Committee determined that the Company had generated over $3.2 billion in CFBIT, which earned the maximum fund for executive bonuses. The Committee then evaluated other performance factors to determine the actual bonuses to be paid:

  •
  The Committee assessed financial and operational performance at the Company, DIRECTV U.S. and DIRECTV Latin America, with an emphasis on net subscriber growth, churn, growth in ARPU, subscriber acquisition costs, or SAC, pre-SAC margin improvement, annual CFBIT growth, annual OPBDA growth, annual revenue growth, annual earnings per share, or EPS, growth, and the performance achieved in the RSU grant programs as shown in Supplementary Tables 2 through 7.

  •
  Customer satisfaction was measured by regular surveys conducted by independent market research companies. Management had set aggressive goals for improvement in 2009 believing that outstanding performance in this area is a prerequisite for the long-term success of the Company. Although there was improvement in customer satisfaction, the Company did not meet all of the goals and this shortcoming was factored into the deliberations and decisions of the Committee.

  •
  To balance the focus on internal performance measures and to provide a better context for Company performance, the Committee reviewed an analysis of Company performance as compared to the peer group. We selected a set of performance measures from publicly available financial reports as fair measures of relative performance that were understood and monitored by investors. The Consultant did the analysis and advised the Committee that for the period 2006 to 2008 (the last full year in which financial data was available), the Company had performed in the top quartile of our peer group (that is, better than 75% of the peer group) for revenue growth, earnings before interest, taxes, depreciation and amortization, or EBITDA, growth, free cash flow growth, EPS growth, total stockholder return and change in market capitalization.

  •
  Mr. Hunter participated in the Committee's discussion of the performance measures and he believed that 2009 DIRECTV performance was better than 2008 performance. In his assessment, most operational and financial measures were at or above desired performance levels and overall Company performance was at or above target. The Committee noted that the continuing general economic conditions and aggressive marketing tactics used by our competitors had increased the difficulty of meeting the Company's performance goals.

        The Committee did not use a formula to determine the final 2009 bonuses nor was any particular weight given to any of the factors that were discussed and evaluated (our operating and financial performance, customer satisfaction, our performance compared to the peer companies and the evaluations of individual executive performance). The final 2009 bonuses determined by the Committee for the named executive officers were each less than the maximum bonus earned for the CFBIT performance under the plan. The Committee approved a bonus of 170% of target for Mr. Hunter, based on Company performance and, primarily, for his leadership during the Liberty Transaction, managing the many complexities that arose during the negotiation of the terms and conditions, overcoming regulatory and financing hurdles, and resolving issues in ways that were beneficial to both Liberty and the Company. Mr. Carey received no bonus, because it was cancelled under the terms of his 2007 employment agreement. For the remaining named executive officers, the Committee approved amounts that ranged from approximately 106% to 129% of each named executive officer's target bonus, as compared to the range of 80% to 100% in 2008.

        In 2009, following Mr. Carey's resignation and retirement, and Mr. Hunter's appointment as interim CEO, the Committee established the Interim CEO Short-Term Cash Incentive Plan. The maximum bonus was $1 million based on Mr. Hunter's performance in the pursuit and leadership of the Company's efforts to hire a new CEO. The Committee would also evaluate other performance measures such as net subscriber growth, churn, ARPU growth, SAC, margin improvement, customer satisfaction, revenue growth, cash flow growth, OPBDA growth and EPS growth during the performance period. Following the conclusion of the search and the announcement of the selection of Mr. White as the new CEO, the Committee evaluated Mr. Hunter's performance, determined that Mr. Hunter had performed at the level to earn the maximum bonus and the $1 million bonus was approved.

        The final bonuses that the Committee approved are shown in the 2009 Summary Compensation Table on page 41 in column (f) Non-Equity Incentive Plan Compensation.

Three-Year Performance: 2007-2009 Long-Term Performance and Stock Payouts

        Three-Year Performance and 2007-2009 RSU Payouts.    The RSU program is currently designed to measure year-over-year growth in the performance measures, rather than a single set of targets at the end of three years. Because we face a constantly shifting mix of competition, programming opportunities and new technology, we believe that measuring annual performance and then averaging that performance over a three-year period better reflects our long-term performance than a plan that does not take interim performance measurements. For the RSU plans discussed below, the Committee selected the performance measures and annual percentage growth targets at the beginning of the respective RSU plan's three-year performance period. Each performance measure is assessed annually and a weighted Annual Performance Factor for the year is determined. At the end of the three-years, we average the Annual Performance Factors to determine the final RSU plan performance factor.

        The performance period for the 2007-2009 RSU grants was January 1, 2007 to December 31, 2009. In 2007, the Committee set annual growth performance targets and ranges as shown in Supplementary Table 2. The maximum payout in shares of common stock was set at 120% of the RSU grant.

        During the three-year performance period, the Committee annually reviewed Company performance at each year-end and determined the performance factors as shown in Supplementary Table 3. Based on the three-year achievements against the growth goals, the Committee approved the payout of shares equal to 105% of each named executive officer's RSU grant, as compared to the 95.2% earned for the period 2006-2008. Further, over three years, the underlying price per share increased about 40% from the RSU grant date in early 2007 ($23.97 per share) to the payout date in early 2010 ($33.64 per share), reflecting the additional value added for stockholders over that time period. Mr. Carey did not receive an RSU grant for the 2007-2009 performance period and received no shares from this program.

        The final stock awards are shown in the 2009 Option Exercises and Stock Vested Table on page 52.

SUPPLEMENTARY TABLE 2—2007-2009 RSU GRANTS—PERFORMANCE FACTORS

Performance Measure	Weight	Annual Target	Performance Range	Payout % Range
Annual CFBIT Growth (%)	40%	30%	0% to 50%	0% to 150%
Annual OPBDA Growth (%)	40%	15%	0% to 22.5%	0% to 150%
Annual Revenue Growth (%)	20%	10%	0% to 12.5%	0% to 150%

SUPPLEMENTARY TABLE 3—2007-2009 RSU GRANTS ACTUAL PERFORMANCE

	2007		2008		2009
							Final 3-Year Average: Payout %
Performance Measure	Actual	Weighted Performance %	Actual	Weighted Performance %	Actual	Weighted Performance %
Annual CFBIT Growth (%)	12.72%	17.0%	78.38%	60.0%	21.78%	29.1%
Annual OPBDA Growth (%)	22.97%	60.0%	20.26%	54.0%	5.94%	15.9%
Annual Revenue Growth (%)	16.87%	30.0%	14.19%	30.0%	9.50%	19.0%
Annual Performance Factor (%)		107.0%		144.0%		64.0%	105.0%

Other RSU Grants

        2008-2010 RSU Grants.    The performance period for the 2008-2010 RSU grants is January 1, 2008 to December 31, 2010. The Committee retained the same annual performance targets and ranges for the 2008-2010 RSU grants as those for the 2007-2009 RSU grants, as shown in Supplementary Table 4. The maximum payout in shares of common stock was increased to 125% of the RSU grant. The Committee reviewed Company performance as of the end of 2009 and determined the 2009 performance factor as shown in Supplementary Table 5.

SUPPLEMENTARY TABLE 4—2008-2010 RSU GRANTS—PERFORMANCE FACTORS

Performance Measure	Weight	Annual Target	Performance Range	Payout % Range
Annual CFBIT Growth (%)	40%	30%	0% to 50.0%	0% to 150%
Annual OPBDA Growth (%)	40%	15%	0% to 22.5%	0% to 150%
Annual Revenue Growth (%)	20%	10%	0% to 12.5%	0% to 150%

SUPPLEMENTARY TABLE 5—2008-2010 RSU GRANTS ACTUAL PERFORMANCE

	2008		2009
Performance Measure	Actual	Weighted Performance %	Actual	Weighted Performance %
Annual Cash Flow Before Interest and Taxes Growth (%)	78.38%	60.0%	21.78%	29.1%
Annual OPBDA Growth (%)	20.26%	54.0%	5.94%	15.9%
Annual Revenue Growth (%)	14.19%	30.0%	9.50%	19.0%
Annual Performance Factor (%)		144.0%		64.0%

        2009-2011 RSU Grants.    The performance period for the 2009-2011 RSU grants is January 1, 2009 to December 31, 2011. The Committee set the performance measures, annual growth targets and payout ranges for the 2009-2011 RSUs as shown in Supplementary Table 6. Growth in earnings per share (from continuing operations) was substituted for OPBDA because it is a more inclusive financial measure. The maximum payout in shares of common stock was kept at 125% of the RSU grant. The Committee reviewed Company performance as of the end of 2009 and determined the 2009 performance factor as shown in Supplementary Table 7.

SUPPLEMENTARY TABLE 6—2009-2011 RSU GRANTS—PERFORMANCE FACTORS

Performance Measure	Weight	Annual Target	Performance Range	Payout % Range
Annual CFBIT Growth (%)	40%	18%	0 to 23%	0 to 150%
Annual EPS Growth (%)	40%	32%	0% to 60%	0 to 200%
Annual Revenue Growth (%)	20%	8%	0% to 10%	0 to 150%

SUPPLEMENTARY TABLE 7—2009-2011 RSU GRANTS ACTUAL PERFORMANCE

	2009
Performance Measure	Actual	Weighted Performance %
Annual Cash Flow Before Interest and Taxes Growth (%)	21.78%	55.2%
Annual EPS Growth (%)	-29.41%	0%
Annual Revenue Growth (%)	9.50%	27.5%
Annual Performance Factor (%)		82.7%

OUR COMPENSATION PROGRAM OBJECTIVES AND COMPONENTS OF PAY

Objectives of Our Compensation Programs

        The compensation programs for the named executive officers reflect a balance among a number of objectives:

  •
  Pay for performance,

  •
  Balance short- and long-term goals and risk-to-reward relationships that encourage increasing long-term stockholder value, and

  •
  Recruit and retain executives.

        The compensation programs are intended to support these objectives. A significant portion of a named executive officer's compensation depends on actual performance measured against annual and long-term performance goals. Long-term incentives are paid in stock to further link the value of the potential award to increasing the stock value for stockholders. We have a stock ownership policy that requires the executives to acquire and hold a significant amount of Company stock.

        Further, well-designed compensation programs will attract and retain an executive management team that has key attributes such as business acumen and experience, personal integrity, the ability to recognize and make the most of the talent within the Company, and is motivated to work as a team and achieve results.

Our Compensation Programs

        The primary compensation components for the named executive officers are a base salary, an annual performance-based bonus paid in cash and a long-term performance-based incentive stock grant. The named executive officers are also eligible for benefits and perquisites that are part of a competitive compensation package that provides health, welfare, savings and retirement programs comparable to those provided to employees and executives at other companies in our industry. Some elements of compensation are related, meaning that the value of one element affects the value of another element. Increasing base salary increases target bonus opportunities, savings, pension and disability benefits. Increasing or decreasing a bonus also affects pension and savings plan benefits, but long-term incentive awards are excluded from calculation of pension and savings plan benefits.

        The purpose, key characteristics and pay opportunity levels of each element of compensation are in the following table.

SUPPLEMENTARY TABLE 8—ELEMENTS OF COMPENSATION

Pay Element	Description/Purpose	Pay Opportunity Level
Base Salary	Compensate for day-to-day performance at the executive's level of responsibility based on the executive's skills, experience and accomplishments. Base salaries are considered fixed compensation and paid in cash.	Approximately at or slightly above the median of the peer group.(1)
Annual Bonus

Motivate and reward current year results by aligning efforts across the Company to achieve specific measurable results. Bonuses are considered variable compensation, are based on annual performance and paid in cash.

Combined base salary and target bonus opportunity approximately at the median of the peer group. Depending on actual performance, payouts could be above or below the target level.(1)
Long-term Incentives

Motivate and reward long-term results, typically over three years, by aligning efforts to achieve specific measurable results and increase the market price of the Company's Common Stock. The long-term incentives are considered variable compensation, based on long-term Company performance and are paid in stock.

Combined base salary, target bonus opportunity and target long-term incentive opportunity approximately at the median of the peer group. Depending on actual performance, payouts could be above or below the target level.(1)

Employee Benefits(2)

Protect against catastrophic expenses and loss of income (health, disability and life insurance plans) and provide retirement income (savings and pension). There are features in the savings and pension programs that preserve or restore benefits that are reduced or otherwise limited by IRS rules for those plans. Executives participate in these "restoration" features on the same basis as all other employees.

Combined value approximately at the median of general industry.
Perquisites	Assist in attracting and retaining executive talent at a practical value for the Company.	Approximately at or below median of general industry.
Post-Termination Compensation

Provide the basis for rapid transition out of the Company that is fair to the executive and to the Company by providing temporary income following an executive's involuntary termination (other than for cause).

Approximately at median of peer group.

(1)
The Committee varies from these guidelines based on its assessment of an executive's experience and level of contribution to the Company's current and future success, as well as the executive's compensation history.

(2)
The benefit plan descriptions in this proxy statement and accompanying the following tables provide an explanation of the major features of our employee benefit plans. These plans are administered and governed at all times by the official plan documents and the descriptions in the proxy statement of these plans are qualified in their entirety by reference to the applicable document. The Company reserves the right to amend, suspend or terminate the plans completely or in part at any time and for any reason. Stockholders may request a copy of a plan document by contacting the Secretary as provided on page 84.

        The peer group of companies used as a reference to evaluate pay opportunity levels is discussed further at "Benchmarking / Peer group—Changes for 2009" on page 33. For the 2009 pay opportunity of the named executive officers, see Supplementary Table 9 on page 35. The Annual Bonus and Long-Term Incentive programs are discussed following the 2009 Grants of Plan-Based Awards Table on page 45. Our 2009 performance and payouts under the Annual Bonus and Long-Term Incentive plans are discussed in "Our 2009 Business Results and 2009 Incentive Compensation Payouts" beginning on page 26. Pension plans are discussed in "2009 Pension Benefits" on page 52. Savings plans are discussed in "2009 Non-Qualified Deferred Compensation" on page 54. Perquisites are discussed following Supplementary Table 10—All Other Compensation on page 43. Post-Termination Compensation is discussed in "Severance Agreements" below, "Change in Control" on page 33, and "Potential Payments Upon Termination or Change In Control" beginning on page 56.

        Severance Agreements.    Each of the named executive officers has an employment agreement with severance compensation arrangements. Based on the Consultant's research on the peer group and general industry and the Committee's own experience, we believe that pre-established severance arrangements provide assurances of fair treatment to the executives upon termination of employment and help to retain key executives. The agreements include restrictions on the use of confidential Company information, and agreements not to solicit employees to leave the Company and not to compete with the Company. These restrictions are important to the Company and are considered when determining the levels of post-employment compensation. These arrangements support the development of an experienced management team, provide for rapid pre-negotiated transition out of the Company and are competitive with practices among the peer group.

        The Committee has developed the following guidelines to limit compensation in severance agreements.

  •
  Employment and severance agreements should be used only for a limited group of executives.

  •
  Termination of employment for cause should result in the forfeiture of all unpaid compensation, all unpaid cash or stock incentive compensation, and the Company may consider forfeiture of certain benefits that are not protected by federal or state law.

  •
  Death or disability should normally result in payment of compensation earned through that date, plus cash and stock compensation and other employee benefits under the terms and conditions of those plans.

  •
  Voluntary termination of employment or retirement should normally result in payment of compensation earned through that date, plus other vested employee benefits under the terms of the applicable plans and, in the case of retirement, accrued bonus and stock compensation under the terms of the applicable plans.

  •
  For involuntary termination of employment without cause or for constructive termination or termination other than for good reason as defined in certain employment agreements, severance arrangements should be limited to compensation normally payable through the end of the employment agreement, but generally not less than one year's base salary and target bonus. Stock compensation should follow the vesting rules set by the Committee in the stock grant's terms and conditions, although the Committee varies from this practice depending on the facts and circumstances. Employee benefits remain payable under the terms and conditions of the benefit plans.

        Change in Control.    Through 2009, we had no individual agreements, arrangements or other programs in which additional compensation is paid upon entering into or completing a change-in-control of the Company, nor are additional compensation, severance or tax gross ups payable in the event of termination of employment following a change-in-control beyond termination amounts otherwise payable.

        On January 1, 2010, Michael D. White became President and CEO of the Company. Mr. White's employment agreement includes features in which termination of employment following a change in control may accelerate vesting of stock awards. For additional information about Mr. White's agreement, see the Employment Agreement between Michael White and DIRECTV filed as Exhibit 10.1 to the Form 8-K filed by DIRECTV with the SEC on January 7, 2010, the Non-Qualified Stock Option Agreement filed as Exhibit 10.2 and the Performance Stock Unit Award Agreement filed as Exhibit 10.3.

2009 Compensation Planning for the Named Executive Officers

        The Committee evaluates changes in total direct compensation each year (base salary, annual bonus opportunity and long-term incentive opportunity). The Committee reviews compensation based on analyses provided by the Consultant, internal compensation levels among the named executive officers and as compared to other executives, and the terms and conditions of each executive officer's employment agreement. We do not limit current bonus opportunities or long-term incentive opportunities based on previously awarded compensation accumulated over a number of years because we believe that an executive's incentive compensation should be linked to current and future performance and not based on or limited by accumulated compensation and incentive awards for past achievements.

        Benchmarking / Peer group—Changes for 2009    The Committee annually evaluates pay levels among a peer group of companies to help set the level of the primary compensation elements of the named executive officers' compensation and the relative proportions of those pay elements.

        We review the peer group periodically. The list used for 2009 pay decisions was revised in late 2008. The Consultant developed the prior list focusing on companies in the entertainment, content development and distribution industries and incorporated suggestions from management and the Chairman of the Committee. The selected peer companies were appropriate for our industry and fell within a range (both above and below the Company) of comparison factors such as revenue, market capitalization and net income, and certain companies that were significantly larger or smaller than the Company were excluded from the list.

        In October 2008, effective for 2009 compensation planning, we removed four companies that are no longer publicly traded (Alltel Corp, Clear Channel Communications, Tribune Company and Univision Communications); removed XM Satellite Radio and retained Sirius XM Radio, Inc. as the survivor of the merger with XM Satellite Radio; and replaced EchoStar Communications with DISH Network Corp. as the relevant competitor following the restructuring of EchoStar Communications. The Consultant evaluated three sets of companies based on screening criteria set by the Committee as noted above: (i) a broad set of companies in our industry, (ii) companies that our existing peer group had identified in their peer group ("peers of peers"), and (iii) other companies that listed us as a peer without regard to size or industry. As a result of the analysis, the Committee added Time Warner Cable, Inc. (spun off from Time Warner, Inc.) and Liberty Global, Inc.

        The following peer group of 17 companies was used during 2009:

British Sky Broadcasting Group	Gannet Co.	Sprint Nextel Corp.
Cablevision Systems Corporation	Liberty Global, Inc.	Time Warner, Inc.
CBS Corporation	Liberty Media Corporation	Time Warner Cable, Inc.
Charter Communications	News Corporation	Viacom, Inc.
Comcast Corporation	Qwest Communications International	Walt Disney Co.
DISH Network Corp.	Sirius XM Radio, Inc.

        2009 Compensation Planning Decisions and Analysis: Base Salary, Bonus Opportunity and Long-Term Incentive Opportunity.    In the annual compensation review in early 2009, peer group data showed that although some named executive officers were at or slightly above the targeted levels for base salary, others were well below the target levels. Peer group data for total annual cash compensation opportunity (base salary plus annual bonus opportunity) also showed some named executive officers were at or slightly above the targeted median levels for total cash compensation, and others well below the target levels. The data for total direct compensation (base salary, annual bonus opportunity and long-term incentive opportunity) showed that all named executive officers, other than Mr. Carey, were well below targeted median levels of total direct compensation.

        We reviewed pay levels at the beginning of 2009 as part of our usual pay review cycle, and a second time later in 2009 for the anticipated renewal of the employment agreements with Messrs. Hunter, Churchill and Pontual. Mr. Doyle was included in the second review for an early renewal of his 2008 employment agreement. The Consultant reviewed the draft employment agreements against proxy data on pay that was not available earlier in the year, terms and conditions within the agreements as compared to executive agreements among the peer companies and across industries, and severance pay under various termination of employment scenarios. The Consultant noted that recent market data for all four positions indicated that proposed increases in pay levels were consistent with the Committee's target levels of pay and that the terms and conditions of the agreements as drafted were conservative and reflect common usage. Mr. Carey had declined any increase in base salary. Base salaries for Messrs. Hunter and Doyle increased 25%, for Mr. Churchill 11%, and for Messrs. Palkovic and Pontual 3%. Bonus opportunity as a percentage of 2009 base salary was increased for Messrs. Hunter and Pontual by 25%, for Mr. Doyle by 10%, for Mr. Churchill by 15% and Mr. Palkovic's bonus opportunity remained the same as in 2008. The number of RSUs granted for the 2009-2011 performance period for Mr. Hunter increased 5% from 2008, for Mr. Doyle 34%, and for Messrs. Churchill, Palkovic and Pontual, there was no change from 2008. The pay increases for Messrs. Hunter, Doyle and Palkovic would improve the pay positioning, but remain below the Committee's target pay levels, while Messrs. Churchill and Pontual would continue at or slightly above the Committee's target pay levels.

        In making the 2009 pay decisions, the Committee also evaluated the proportion of pay that varies with Company and individual performance as compared to the targeted total pay. This ratio is also referred to as "performance-based pay" or "variable pay." The total variable pay percentage for 2009 for Mr. Carey is 80%, for Mr. Hunter is approximately 70%, and ranges from 60% to 70% for the other named executive officers. In Supplementary Table 9, the ratio is the sum of the values of the target bonus opportunity in column (d) and target stock grant value in column (g) divided by total compensation in column (h).

        The long-term incentive opportunity exceeds the annual short-term incentive opportunity for each named executive officer, except for Mr. Churchill, providing the incentive to focus on achieving long-term business goals over shorter-term annual goals. The emphasis on long-term incentive opportunity is an important component of managing business risk that could be driven by compensation because decisions that benefit annual bonuses more than long-term incentives could reduce the potential future value of the long-term incentives over multiple RSU grants that measure performance over one or more years following the bonus year.

        Performance measures for the annual bonus and the 2009-2011 RSU grants were set in early 2009. The performance measures and results are discussed in "Our 2009 Business Results and 2009 Incentive Compensation Payouts" beginning on page 26. Additional discussion of plan designs and other features follows the 2009 Grant of Plan-Based Awards Table on page 45. The final 2009 base salaries, annual bonus opportunities and long-term incentive opportunities are shown in Supplementary Table 9.

SUPPLEMENTARY TABLE 9—2009 EXECUTIVE OFFICER COMPENSATION OPPORTUNITY

        Supplementary Table 9 sets out the 2009 compensation opportunity for the named executive officers. It differs from the Summary Compensation Table on page 41 in key areas. Supplementary Table 9 shows base salary at the approved rate for a full year, while the Summary Compensation Table shows actual salary paid during 2009. Supplementary Table 9 shows the annual bonus assuming all goals are met at 100%, while the Summary Compensation Table shows the final bonuses paid based on actual performance. Supplementary Table 9 excludes the values for pensions, savings (non-qualified deferred compensation) and other programs such as perquisites because the Committee considers them under the context of broader benefit programs and not as a primary element of named executive officer compensation, while the Summary Compensation Table includes them. "Target" in this Table assumes that for the bonus and RSUs, 100% of performance goals are met and, for the RSUs, the stock price does not vary over the performance period.

				2009 Stock Grants
		2009 Cash Bonus
					Number of Restricted Stock Units Granted (#) (f)
Name of Officer (a)	2009 Base Salary ($) (b)	Target as % of Base Salary (%) (c)	Target Value ($) (d)	Target as % of Base Salary (%) (e)			Target Value ($)(g)(1)		Total Target Compensation Opportunity (h)
Chase Carey	2,304,000	150%	3,456,000	N/A	N/A	(2)	6,540,655	(2)	12,300,655
As percent of Total	19%		28%				53%
Larry Hunter	1,000,000	100%	1,000,000	165%	57,500		1,220,725		3,220,725
As percent of Total	31%		31%				38%
Patrick Doyle	750,000	80%	600,000	150%	40,000		849,200		2,199,200
As percent of Total	34%		27%				39%
Bruce Churchill	1,300,000	125%	1,625,000	130%	60,000		1,273,800		4,198,800
As percent of Total	31%		39%				30%
Michael Palkovic	822,000	80%	658,000	100%	55,000		1,167,650		2,647,650
As percent of Total	31%		25%				44%
Romulo Pontual	880,000	75%	660,000	120%	37,500		796,125		2,336,125
As percent of Total	38%		28%				34%

(1)
The amounts shown in column (g) are based on the grant date fair value of the 2009-2011 RSUs, which was $21.23 per share on February 19, 2009. For Mr. Carey, see footnote (2) below.

(2)
Mr. Carey was granted 428,900 performance-based restricted stock units and 1,209,400 stock options in August 2007, concurrent with the approval of his employment agreement, which was filed as Exhibit 10.1 to the Current Report on Form 8-K filed by The DIRECTV Group, Inc. with the SEC on August 14, 2007. The stock grants were to provide incentive compensation for the three years beginning in January 2008 and Mr. Carey did not receive a stock grant in 2009. The amount shown is the August 13, 2007 grant date value for RSUs and stock options as if the RSUs and stock options had been granted 1/3 in each of 2008, 2009 and 2010 and is based on $22.43 per share for the RSUs and $8.27 Black-Scholes value for the stock options.

OUR POLICIES, GUIDELINES AND PRACTICES RELATED TO EXECUTIVE COMPENSATION

Roles in Making Compensation Decisions

        Role of the Compensation Committee.    The Committee, with assistance from the Consultant and management:

  •
  Reviews named executive officers' compensation to ensure that a significant portion is performance-based to create incentives for above-target performance and consequences for below-target performance;

  •
  Approves incentive plans' performance targets, which are linked to Company performance;

  •
  Confirms with the Consultant that the total compensation paid to the CEO and the other named executive officers is appropriate based on the Company's performance compared to the peer group as measured by financial measures, including stockholder returns, over one-year and longer periods;

  •
  Approves annual and long-term incentive award payouts based on actual performance as compared to the pre-established performance targets and the evaluation of individual performance; approves base salary adjustments;

  •
  Reviews the peer group of companies to benchmark Company performance and named executive officer compensation opportunity; and

  •
  Reviews tally sheets of total compensation and benefits for each executive officer to ensure the Committee understands all aspects of each executive officer's total compensation.

        The Committee reviews the assessments of Company performance provided by the CEO and other information provided by management and accepts or adjusts the recommendations in light of analyses and advice provided by the Consultant and the Committee's own evaluation of Company and named executive officer performance.

        Although the Committee receives information and recommendations regarding the design and level of compensation of our named executive officers from both the Consultant and management, the Committee makes the final decisions as to the plan design and compensation levels for the named executive officers.

        Role of the Independent Compensation Consultant.    To obtain access to independent compensation data, analysis and advice, the Committee retained the services of an independent compensation consultant that is hired by and reports to the Committee. The Consultant is Watson Wyatt Worldwide, Inc. The Committee retained the Consultant in 2004 and has maintained the relationship since then, with annual reviews of the Consultant's performance and continued independence. Committee members can engage or initiate contact with the Consultant and have direct access to the Consultant without management involvement. The Consultant attends meetings as appropriate at the invitation of the Committee. Representatives of the Consultant attended all Committee meetings in 2009 and, generally, attend all executive sessions of the Committee.

        The Consultant reviews briefing materials prepared by management for the Committee, including those on individual named executive officer compensation matters, calibrates plan designs, incentive opportunities and payouts with external performance information and analyzes and provides advice and recommendations to the Committee on management's recommendations and proposals. The Consultant also gathers, evaluates and reports on competitive market data and other background information for consideration by the Committee. Examples of reports and projects that the Committee assigns to the Consultant can be found in the section "Consultant Reports" on page 38.

        The Consultant meets with Company management, including the CEO, from time to time, particularly when changes are contemplated to the bonus or stock incentive plans. The Consultant obtains information from Company management with regard to such matters as the Company's performance, business strategy and overall compensation plan design. The Consultant provides information and insight on incentive plan design trends in general industry or among the peer group.

        The Consultant may have other relationships with the Company, so long as those relationships do not interfere with its ability to provide independent advice. To ensure independence of the Consultant, the Committee annually reviews all other services performed by the Consultant for the Company and we minimize such other work. In 2009, we purchased compensation survey reports from Watson Wyatt Worldwide on the same basis as its other clients; fees for the survey reports totaled less than $5,000; the Consultant performed no other work for management. In late 2009, the Committee reviewed all activities of the Consultant for the Company and confirmed the Consultant's continued independence.

        In 2010, the Committee's independent Consultant, Watson Wyatt Worldwide, Inc. merged with Towers, Perrin, Forster & Crosby, Inc., forming Towers Watson & Co. We have used Towers Perrin as a management consultant for a number of years in a variety of human resources areas and plan to continue to do so. The merged company, Towers Watson, does not meet the Committee's or our standards of independence for executive compensation consulting. Therefore, the Committee has engaged Ira T. Kay & Company as its independent compensation consultant. We have no relationship with Ira T. Kay & Company as a consultant for management and will continue to minimize other work with the Committee's Consultant, as we did with the prior Consultant.

        Role of the Independent Legal Counsel.    In 2009, the Committee engaged Simpson Thacher & Bartlett, LLP, or Simpson Thacher, as independent legal counsel. Simpson Thacher has previously advised the Committee and the special committees of the Board comprised of independent directors, and performs no work for management. Simpson Thacher reviewed and advised the Committee on the form and the terms and conditions of the employment agreements with Messrs. Hunter, Doyle, Churchill and Pontual, and, for Mr. White's employment agreement, on behalf of the Committee, drafted and negotiated the terms and conditions with Mr. White's attorney, but had no material role in determining the forms or level of compensation for any of the agreements.

        Role of the CEO.    The CEO provides the Committee with information to assist in the determination of annual base salaries, final bonus payouts, final stock plan payouts and whether to exercise its discretion to reduce bonuses or stock payouts from the maximum payments determined under those plans, including:

  •
  An assessment of the performance of the business over the past calendar year and longer, including discussion of various business measures and the performance of each business unit and the primary operating areas of the Company;

  •
  An assessment of individual performance of each named executive officer; and

  •
  Specific recommendations as to the level of compensation to be paid to each other executive officer.

        Role of Management.    Senior management plays an important role in the executive compensation decision-making process because of its direct involvement in and knowledge of the business goals, strategies, experiences and performance of the Company.

        Mr. Carey, until his retirement, Mr. Hunter, and Ms. Irene McKenna, Vice President, Compensation and Benefits, attend all Committee meetings and provide information to the Committee.

In addition, the Chief Financial Officer, the Senior Vice President, Human Resources and the Senior Vice President of Investor Relations and Financial Planning assist the Company to develop recommendations for the annual and long-term incentive compensation plans. In particular, these executives recommend specific plan designs, performance measures and target levels of performance that are based on the short- and long-term business plans that the Company presents to the Board of Directors.

Processes and Tools the Committee uses

        The Committee considers a number of sources of information, including financial performance data, internal and peer group compensation data, and uses various analytical tools to evaluate that information. The Committee uses an annual agenda to ensure that all compensation–related topics are addressed and reviewed over the course of the year. The Committee works with the Consultant to review and discuss compensation-related trends and issues that may not yet be reflected in recent compensation data. When setting pay levels, no particular weight is given to any factor, although compensation data from the peer group is considered more relevant to our pay levels than other sources of information. The Committee relies on its judgment and experience to set compensation for each executive that is competitive with the peer group, fair internally and appropriate based on the Company's performance and on the executive's level of responsibility, experience and contribution to the success of the Company.

        Financial Performance.    To evaluate past performance and to set future performance goals, the Committee reviews Company reports on past and forecasted financial and operational performance measures for the Company, DIRECTV U.S. and DIRECTV Latin America, as well as compilations of analysts' consensus forecasts. The Committee also reviews the Company's performance relative to that of the peer group in key financial measures.

        Consultant Reports.    The Committee also reviews reports and analyses prepared by the Consultant. These reports typically include:

  •
  Annual report of executive pay opportunity against peer data;

  •
  Pay for performance review on the alignment between Company performance and for the CEO, "earned and estimated" pay, which consists of amounts actually earned during the most recent performance period plus the estimated "paper" (unrealized) earnings in stock options and RSUs granted in the same period, as compared to Company performance, peer company performance and the peer company CEOs' earned and estimated pay;

  •
  Review of the performance measures and the difficulty of achieving them;

  •
  Progress on achieving desired executive stock ownership levels;

  •
  Changes in the group of peer companies;

  •
  Stock utilization;

  •
  Third-party governance advisors' assessments of the Company's pay processes;

  •
  Analysis and advice on proposed employment agreements or other compensation programs or changes to existing programs;

  •
  Trends and best practices in compensation design and disclosure; and

  •
  Assistance in designing compensation governance policies and assisting the Committee with its periodic charter reviews.

        Tally Sheets.    Tally sheets provide both a snapshot of current compensation opportunities and benefits and a quantification of payments and other values a named executive officer may receive in various termination of employment scenarios. Tally sheets (i) summarize the value of each pay element, including benefits and perquisites, and the total of an executive's compensation over the current and previous years, (ii) show current stock holdings and incentive compensation denominated in stock and the potential value from increases in the share price, (iii) show amounts payable upon termination of employment under different scenarios and including elements such as pensions and savings that have accumulated over a number of years of service, and (iv) summarize cumulative payments over the past five years for base salary, bonuses and stock payments. Tally sheets enable the Committee to evaluate the full range of executive compensation, understand the magnitude of potential payouts as a result of termination of employment, and consider changes to our compensation programs in light of "best practices" and emerging trends.

Other Compensation Policies and Practices

        Stock Ownership.    Stock ownership is an additional way to align the interests of the executive officers with those of our stockholders. In early 2010, the Consultant reported on stock ownership levels and trends among our peer companies and other industries and we revised our policy. The policy covers all elected officers of the Company and, at subsidiaries, all executives with the title of Executive Vice President or higher. These executives are required to acquire and hold until termination of employment, such as retirement or resignation, shares of Common Stock equal in value to a multiple of the executive's base salary. The multiple for the CEO is unchanged at six times base salary and the multiple for the other executive officers is three times base salary, increased from two times base salary. An executive may satisfy the requirement with (i) direct purchase of shares, (ii) retention of shares acquired through stock option exercises, (iii) shares acquired through distributions from the stock-based incentive plans, (iv) shares acquired through the Company's 401-K savings plan, (v) cash contributions to savings plans other than the 401-K and tracked in share units, (vi) stock contributions to savings plans other than the 401-K, and (vii) vested in-the-money stock options, that is, the market price of the stock is greater than the exercise price of the stock option. Unvested options and RSUs are not counted. Each executive has five years to attain the required ownership level, increased from four years. As of the record date, Messrs. Hunter and Doyle exceed the required standard and the remaining named executive officers are below the required ownership level. Based on current forecasts, we believe that all of the named executive officers will meet the standard within five years.

        Stock Usage.    We monitor the number of shares issued under the stock plan by evaluating the annual number of shares awarded under incentive programs (also known as the run rate) and the potential dilution of stock ownership due to incentive awards accumulated over a period of time, both as compared to the peer group. In 2009, the Consultant analyzed year-end 2008 data and both the run rate and potential dilution caused by stock based awards are significantly below the median of the peer group.

        Insider Trading and Hedging.    Insider trading is illegal. Hedging the economic risk of owning Company stock or receiving stock-based incentive compensation is contrary to the best interests of our stockholders. We maintain a policy that is applicable to all employees and bars insider trading and ownership of financial instruments or participating in investment strategies that hedge the economic risk of owning Company stock. Named executive officers generally are permitted to trade shares of the Company's Common Stock only during limited periods after public dissemination of the Company's annual and quarterly financial results. The Company permits our executives to enter into plans that are intended to comply with the requirements of Rule 10b5-1 of the Securities Exchange Act of 1934 in order to permit our executive officers to prudently diversify their asset portfolio and to assure that stock options may be exercised before their scheduled expiration date consistent with our policies. The General Counsel of the Company or his designee must approve such plans.

        Recovery of Compensation.    We believe in pay for performance. We also believe that pay that was not earned because of improperly stated performance should be returned to the Company and its stockholders. It is our policy to recover cash and stock incentive awards in excess of the properly recalculated incentive awards that had been paid to executives based on financial or operating results that were subsequently restated or adjusted for any of the three prior years. Depending on the facts and circumstances, we may also seek recovery of the excess awards from present and former non-executive managers and employees.

        The terms and conditions of incentive awards refer to this policy. None of the stock awards granted prior to 2009 or any employment agreements expressly permit the Company to obtain reimbursement of compensation previously paid to the named executive officer. However, all of the outstanding performance-based share awards permit downward adjustment, at the discretion of the Committee, at any time prior to issuance of the related shares.

        Accounting and Tax Considerations.    Base salaries and cash bonuses are generally considered taxable income to the executive and compensation expense to the Company when earned. We have no agreements, arrangements or other programs that provide tax gross-ups.

        Savings and Pension Plans.    Under Section 401-K of the Code, which applies to the DIRECTV Thrift and Savings Plan, or 401-K Plan, and Section 409A of the Code, which applies to the Restoration Savings Plan, the Restoration Pension Plan and the Executive Deferred Compensation Plan, executive and Company contributions to the plans are not treated as current income to the executive. The related income taxes are deferred until the amounts are paid out to the executive, typically upon termination of employment. Further, for tax purposes, the Company defers recognition of the compensation expense for the executives' contributions to the Section 409A plans until payout.

        Stock Awards.    We record compensation expense for RSUs and stock options on a straight-line basis over the service period of up to three years based upon the fair value of the award on the grant date, and adjusted for anticipated payout percentages related to the achievement of performance targets in accordance with the Financial Accounting Standards Board's accounting standard for stock compensation. The compensation expense is recognized when an RSU is earned and distributed in stock or an option is exercised.

        Deductible Compensation.    The Committee considers the potential impact of Section 162(m) of the Code on compensation decisions. Section 162(m) disallows a tax deduction by the Company for compensation exceeding $1 million in any taxable year for each of the CEO and the other three highest compensated senior executive officers, excluding the chief financial officer. Performance-based compensation is excluded from the $1 million limitation for plans that are approved by the stockholders of the Company and that meet certain other technical requirements. Annual bonuses, RSUs and stock options are intended to meet the performance-based compensation requirements, while base salary and perquisites do not. Based on these requirements, the Company believes it is entitled to a tax deduction for compensation paid to executive officers during 2009, other than the base salary and perquisites for Mr. Churchill in excess of $1 million. For 2009, the excess (and non-deductible) amount was estimated at $261,000.

        While accounting and tax treatment are relevant compensation issues, the Committee believes that stockholder interests are best served by not restricting flexibility in designing compensation programs, even though such programs may result in non-deductible compensation expenses. Compensation arrangements that are not fully deductible have been considered by the Committee from time to time, and may be considered in the future. Because of ambiguities and uncertainties as to the application and interpretation of Section 162(m), we can give no assurance that compensation intended to satisfy the requirements for deductibility does, in fact, do so.

 EXECUTIVE AND DIRECTOR COMPENSATION

2009 Summary of Compensation

        The 2009 Summary Compensation Table sets forth the compensation paid or accrued by the Company for the Principal Executive Officer, the Principal Financial Officer and each of the Company's other three most highly compensated executive officers. Persons named in the 2009 Summary Compensation Table are referred to collectively as the "named executives," "named executive officers," or "executive officers." Compensation for the named executive officers is administered by the Compensation Committee.

2009 SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Stock Awards ($) (d)	Option Awards ($) (e)	Non-Equity Incentive Plan Compensation ($) (f)	Change in Pension Value and Non-qualified Deferred Compensation Plan Earnings ($) (g)	All Other Compensation ($) (h)	Total ($) (i)
Chase Carey	2009	1,254,178	0	0	0	8,144	100,059	1,362,381
President and Chief	2008	2,291,620	0	0	3,500,000	353,703	387,956	6,533,279
Executive Officer	2007	2,213,822	9,620,227	10,001,738	4,200,000	333,984	375,764	26,745,535
(1/1/09 to 6/30/09)
Larry D. Hunter	2009	891,071	1,220,725	0	2,700,000	1,072,808	186,006	6,070,610
Interim Chief Executive	2008	774,753	1,272,150	0	511,000	576,947	92,455	3,227,305
Officer (7/1/09 to 12/31/09);	2007	744,276	1,138,575	0	625,000	319,052	84,720	2,911,623
Executive Vice President, Legal, Human Resources and Administration, General Counsel and Secretary
Patrick T. Doyle	2009	669,076	849,200	0	675,000	326,512	96,711	2,616,499
Executive Vice President	2008	500,032	693,900	0	285,000	200,007	67,416	1,746,355
and Chief Financial Officer	2007	437,386	599,250		325,000	45,542	60,431	1,467,609
Bruce B. Churchill	2009	1,227,965	1,273,800	0	2,100,000	129,914	187,381	4,919,060
Executive Vice President	2008	1,136,188	1,387,800	0	1,256,000	129,566	149,573	4,059,127
and President DIRECTV	2007	1,091,242	1,198,500	0	1,350,000	118,791	124,517	3,883,050
Latin America and New Enterprises
Michael W. Palkovic	2009	818,553	1,167,650	0	725,000	384,680	87,658	3,183,541
Executive Vice President,	2008	879,753	1,272,150		512,000	320,575	91,163	3,075,641
Operations	2007	732,244	1,138,575		625,000	161,748	80,880	2,738,447
Romulo Pontual	2009	862,152	796,125	0	700,000	62,748	89,975	2,511,000
Executive Vice President and Chief Technology Officer

Notes to the 2009 Summary Compensation Table

        Officers.    Messrs. Carey and Hunter are reported in this table as Principal Executive Officers. Mr. Carey was President and CEO from January 1, 2009 through his resignation and retirement on June 30, 2009. Mr. Hunter was interim CEO from July 1, 2009 through December 31, 2009. Mr. Michael D. White became President and CEO on January 1, 2010, was not compensated as a director or an employee during 2009, and is not reported in this 2009 Table. Mr. Doyle is reported in this table as the Principal Financial Officer. Messrs. Churchill, Palkovic and Pontual are the other named executive officers.

        Salary.    The amounts shown in column (c) are the salaries paid during 2009 and include amounts that the executive elected to contribute to two savings plans, the 401-K Plan and the Restoration Savings Plan. The base salary amounts for 2009 differ slightly from the amounts shown in Supplementary Table 9 on page 35 due to the payroll periods at the beginning and end of each year that bridge the calendar years, and increases in base salaries when employment agreements were renewed during 2009.

        Mr. Carey remained a director of the Company and, under SEC rules, his director compensation is reported in this Summary Compensation Table and not in the 2009 Director Compensation Table on page 62. From January 1, 2009 through June 30, 2009, as an employee director, Mr. Carey received no compensation for serving as a director. Effective July, 1, 2009, Mr. Carey earned the standard compensation for non-employee directors. Mr. Carey's salary amount includes $40,002 earned for his service on the Board of Directors from July 1, 2009 through December 31, 2009.

        Stock Awards and Option Awards.    The amounts shown in columns (d) and (e) represent the grant date fair value of stock-based incentive compensation plans established during 2009. The RSUs were granted on February 19, 2009 and are valued in column (d) at the $21.23 per share closing stock price of the Common Stock on that date. Because Mr. Carey's RSU and stock option grants in 2007 were considered multi-year grants, no additional grant was made to him in 2008 or 2009. For a discussion of the assumptions made in the valuation of the amounts shown in columns (d) and (e), refer to Note 15: Share-Based Payment of the Notes to the Consolidated Financial Statements of Form 10-K for the fiscal year ended December 31, 2009. For additional information about these awards, see the 2009 Grants of Plan-Based Awards Table and related discussion beginning on page 45.

        The SEC rules for disclosing amounts in columns (d) and (e) of the 2009 Summary Compensation Table for 2009, 2008 and 2007 changed effective with this 2009 Summary Compensation Table. The amounts for 2008 and 2007 are restated and differ from the values shown in the 2008 and 2007 Summary Compensation Table. The restatement affects the Totals in column (i), which are also restated for 2008 and 2007.

        The maximum amounts of the target stock awards granted in 2009 in column (d), valued at the grant date price per share and assuming (i) achievement of the maximum 125% of the three-year performance goals ending December 31, 2012, and (ii) no increase in stock price, are: for Mr. Hunter, $1,525,906; Mr. Doyle, $1,061,500; Mr. Churchill, $1,592,250; Mr. Palkovic, $1,459,563; and, for Mr. Pontual, $995,156.

        Non-Equity Incentive Compensation.    The amounts shown in column (f) represent performance-based bonuses earned under the Bonus Plan for performance during 2009, but actually paid in 2010. Mr. Hunter's amount includes the bonus earned for his performance under the Interim Chief Executive Officer Cash Bonus Plan. The amounts shown in column (f) include amounts that the executive elected to contribute to two savings plans: the 401-K Plan and the Restoration Savings Plan.

        Change in Pension Value and Non-qualified Deferred Compensation Plan Earnings.    The amounts shown in column (g) are the change in value of each executive's accumulated pension benefit as of December 31, 2009 compared to December 31, 2008. Mr. Carey's 2009 amount is significantly smaller than in prior years, because assumptions about his future compensation and continued service through his normal retirement age were replaced with actual values upon his resignation and retirement on June 30, 2009. Refer to Note 12: Pension and Other Postretirement Benefit Plans of the Notes to the Consolidated Financial Statements of our Form 10-K for the fiscal year ended December 31, 2009, for a discussion of the assumptions made in the valuation of the amounts shown. For additional information about the pension plan, see "2009 Pension Benefits" on page 52.

        The amounts in column (g) do not include any earnings in non-qualified deferred compensation plans because none of the earnings in those plans are above market rates, which is the basis for reporting such earnings in column (g). For additional information about the non-qualified deferred compensation plans and the earnings for those plans, see "2009 Non-qualified Deferred Compensation" on page 54.

        All Other Compensation.    All other compensation is included in column (h) of the 2009 Summary Compensation Table. The Company provides competitive health and welfare benefit plans to its employees and executive officers, including medical, dental and vision care; life insurance, accidental death and dismemberment insurance and dependent life insurance; short-term and long-term disability insurance; and paid time-off for vacations, illness, holidays and other personal needs. Because the health and welfare benefit programs generally are provided to all other employees, the value of these programs is excluded from this column.

        Supplementary Table 10 provides details on the amounts disclosed in column (h).

SUPPLEMENTARY TABLE 10—ALL OTHER COMPENSATION

Name (a)	Perquisites and Other Personal Benefits ($) (b)	Registrant Contributions to Defined Contribution Plans ($) (c)	Other ($) (d)	Total ($) (e)
Chase Carey	20,300	48,567	31,192	100,059
Larry D. Hunter	36,900	143,659	5,447	186,006
Patrick T. Doyle	39,522	54,225	2,964	96,711
Bruce B. Churchill	50,706	134,071	2,604	187,381
Michael W. Palkovic	22,156	62,391	3,111	87,658
Romulo Pontual	22,464	62,504	5,007	89,975

        Perquisites and Other Personal Benefits.    The amounts in column (b) of Supplementary Table 10 include the incremental costs of Company contributions to the Executive Medical Plan, personal use of Company aircraft, car allowances (car allowances for the named executive officers were cancelled during 2009), Company contributions to the Executive Long-Term Disability Plan and Company-paid premiums for personal liability insurance. From time to time, tickets to sporting and other entertainment events are provided to certain employees, including the named executive officers, without charge, to attend these events as they relate to a business purpose. Tickets are made available to employees, including the named executive officers, for personal use if the tickets are not otherwise needed for business use. The Company does not incur incremental costs with respect to tickets to sporting and other entertainment events, as the tickets were purchased by the Company for business purposes and are only made available if the tickets are not used for such purposes.

  •
  Executive Medical.  We provide an arrangement in the medical, dental and vision care plans where the named executive officers pay premiums to the plans as employees, but pay no out-of-pocket costs for eligible expenses.

  •
  Company-provided Transportation.  The Company owns a plane that is available to named executive officers for business travel. When not needed by the Company for business travel, the plane is available for personal use on a limited basis and only as approved by the CEO. The Board encourages the CEO to use the Company plane even for personal travel to ensure his personal safety and to maximize his availability and the time available for Company business. For Mr. Churchill, the amount shown includes $28,340 for personal use of the Company plane. This is our best calculation of the incremental cost to the Company including the average cost of fuel, in-flight catering, landing, hangar and parking fees, other variable fees and crew travel expenses. Because the Company uses the plane primarily for business travel, we do not include ownership costs or aircraft maintenance expenses that do not change based on usage. The IRS treats the personal use of the Company plane as income to the executive and the executive pays the related taxes.

        We previously provided a car allowance to cover some of the costs associated with the purchase or lease and maintenance of a vehicle. Each of the named executive officers participated in this program; during 2009, the car allowance was cancelled. The IRS treats the car allowance as income to the executive and the executive pays the related taxes.

  •
  Executive Long-Term Disability Insurance.  For all employees whose salary exceeds a certain minimum level, we provide long-term disability insurance equal to 60% of base salary at no cost to the employee; in 2009, the minimum salary level was $150,000 per year. All named executive officers were covered under this plan.

  •
  Personal Liability Insurance.  We provide personal liability insurance with a coverage limit of $10 million to each of the named executive officers. The IRS treats the premium value of this personal liability insurance as income to the executive and the executive pays the related taxes.

  •
  Post-Retirement Welfare Benefits.  Executive officers may also receive post-employment welfare benefits, which are discussed in "Potential Payments upon Termination or Change in Control" beginning on page 56.

  •
  Tax Reimbursements.  No named executive officer received a tax reimbursement in 2009.

        Registrant Contributions to Defined Contribution Plans.    The amounts shown in column (c) of Supplementary Table 10 include Company-matching contributions to two savings plans, the 401-K Plan and the Restoration Savings Plan. In 2009, the matching contributions to the 401-K Plan were: for Mr. Carey, $2,110; for Mr. Hunter, $15,190; for Mr. Doyle, $9,261; for Mr. Churchill, $9,687; for Mr. Palkovic, $10,277 and for Mr. Pontual, $10,133. In 2009, the matching contributions to the Restoration Savings Plan were: for Mr. Carey, $46,457; for Mr. Hunter, $128,469; for Mr. Doyle, $44,964; for Mr. Churchill, $124,384; for Mr. Palkovic, $52,114; and for Mr. Pontual, $52,371.

        Other.    The amounts shown in column (d) of Supplementary Table 10 include the value of complimentary DIRECTV programming, Company-matching amounts made for Mr. Carey's charitable contributions (disclosed in this Table as a director) and an award to Mr. Pontual under the employee patent award program.

  •
  Complimentary Programming.  We provide all full-time employees with complimentary DIRECTV programming (including home installation) at the Premier level plus local channels, and a variety of premium programming packages. The named executive officers also receive a DIRECTV HD DVR, and all other channels (including all subscription channels and HD). Mr. Carey's complimentary programming was valued at $11,192. The IRS does not treat complimentary programming as income for employees or for the executives.

  •
  Matching Charitable Contributions.  All employees, executives and members of the Board of Directors are eligible to participate in our Charitable Gift Matching Program, which is discussed further in "Payments and Promises of Payments Pursuant to Director Legacy Programs and Similar Charitable Award Programs" on page 64. As a member of the Board of Directors, matching contributions of $20,000 for Mr. Carey are considered "payments and promises of payments pursuant to director legacy programs and similar charitable award programs" and are disclosed in the 2009 Summary Compensation Table in column (h), All Other Compensation, and again in column (d), Other, in Supplementary Table 10.

2009 Grants of Plan-Based Awards

        The 2009 Grants Of Plan-Based Awards Table and the notes following the table describe awards made under the Bonus Plan for 2009 and the award of RSUs and stock options under the 2004 Stock Plan.

        Stockholders approved the Bonus Plan and 2004 Stock Plan in 2004 and approved amendments to both plans in 2007. We use the annual bonuses (reported below under Estimated Future Payouts Under Non-Equity Incentive Plan Awards) to focus the executive's decisions and actions on financial and operating results over the course of the year.

        We use long-term incentive awards (reported below under Estimated Future Payouts Under Equity Incentive Plan Awards) to promote the long-term growth of the Company. To focus on increasing stockholder value, we denominate and pay long-term incentive awards in shares of Common Stock. At the Compensation Committee's discretion, final RSU awards may be paid in cash in lieu of stock. Executives earn these shares based on achievement of pre-established long-term goals (or fewer shares if the goals are partially achieved). By increasing the market price per share for all stockholders over the long term, the executives also increase the value of their own stock grants.

2009 GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock and Option Awards (i)($)
Name (a)	Grant Date (b)	Threshold (c) ($)	Target (d) ($)	Maximum (e) ($)	Threshold (f) (#)	Target (g) (#)	Maximum (h) (#)
Chase Carey	2/19/09	0	3,456,000	10,000,000
Larry Hunter	2/19/09	0	1,000,000	2,000,000
Larry Hunter	8/5/09	0	N/A	1,000,000
Patrick Doyle	2/19/09	0	600,000	1,200,000
Bruce Churchill	2/19/09	0	1,625,000	3,250,000
Michael Palkovic	2/19/09	0	658,000	1,316,000
Romulo Pontual	2/19/09	0	660,000	1,320,000
Chase Carey	N/A				0	0	0	0
Larry Hunter	2/19/09				0	57,500	71,875	1,220,725
Patrick Doyle	2/19/09				0	40,000	50,000	849,200
Bruce Churchill	2/19/09				0	60,000	75,000	1,273,800
Michael Palkovic	2/19/09				0	55,000	68,750	1,167,650
Romulo Pontual	2/19/09				0	37,500	46,875	796,125

        One-Year Performance Period (2009): Estimated Future Payouts Under Non-Equity Incentive Plan Awards.    The amounts shown in columns (c), (d) and (e) show the range of potential 2009 annual bonus amounts under the Bonus Plan, and for Mr. Hunter, the Interim Chief Executive Officer Short-Term Cash Incentive Plan granted August 5, 2009. Elected officers are the only participants in this plan. The performance period was January 1 to December 31, 2009. The target value of an executive's bonus (assuming achievement of 100% of the performance goals) is based on the percentage of base salary in each executive's employment agreement or set by the Committee. The Committee sets the maximum bonus amount that may be earned by each elected officer at the beginning of the performance period. The maximum 2009 Bonus Plan fund is $10 million for the CEO, and two times the target bonus for each of the other named executive officers. Achieving target level performance provides a target level bonus. Performance that is below target reduces the final bonus. Performance above target increases the bonus. The 2009 performance measure and the maximum funding formulas are discussed beginning on page 26. The Committee may reduce, but not increase, a bonus earned at the end of the performance period based on its evaluation of Company and individual performance. The amounts actually earned and paid to the named executive officers for 2009 are shown in the 2009 Summary Compensation Table in column (f) on page 41.

        For Mr. Hunter, the amounts shown in columns (c), (d) and (e) include the range of potential 2009 annual bonus amounts under the Interim Chief Executive Officer Short-Term Cash Incentive Plan granted August 5, 2009. The performance period was July 1 to the earliest to occur of (i) the position of CEO was filled, (ii) the Board of Directors formally ended the search, or (iii) February 1, 2010. The Compensation Committee set the maximum value of this incentive bonus at $1 million, but did not set a target value. At the end of the performance period, the Committee could reduce this bonus from the maximum amount based on Mr. Hunter's performance. Mr. Hunter's performance was evaluated for leading the search for a CEO (with the Special Search Committee of the Board of Directors) and as interim CEO. The search ended in 2009 and a bonus for $1 million was paid in 2009, which is included in the 2009 Summary Compensation Table in column (f) on page 41.

        Three-Year Performance Period (2009-2011): Estimated Future Payouts Under Equity Incentive Plan Awards.    The amounts shown in columns (f), (g) and (h) represent the number of performance-based RSUs granted in 2009 as special performance-based awards under the 2004 Stock Plan and administered by the Compensation Committee. The three-year performance period is January 1, 2009 to December 31, 2011. The RSU program provides the opportunity to earn shares of Common Stock based on the Company's performance. The Committee grants long-term stock-based incentives to executives annually, typically during the first quarter of the calendar year and at the same time as it sets performance goals for the year. The value of the incentive awards is set on the date of the grant, or at a future date that is pre-set when the grant is approved. A new three-year performance plan is established and RSUs are granted each year to participants, other than the CEO, resulting in three such plans operating concurrently at any one time after the first two years. Elected officers are the only participants in this plan, while other executives and senior management participate in a similar, but separate plan, with the same performance measures, that is administered by the Special 2004 Stock Plan Committee.

        The target value of an executive's RSU grant is based on the percentage of base salary in each executive's employment agreement or set by the Committee. The target value is converted to RSUs based on the estimated value of the stock preceding the grant date. Because Mr. Carey's RSU and stock option grants in 2007 were considered multi-year grants, no additional grant was made to him in 2008 or 2009. Achieving target level performance provides a target level stock payout. Performance that is below target reduces the final stock payout. Performance above target increases the stock payout. The maximum number of shares that may be earned in the 2009-2011 RSU Plan is 125% of the target number of shares. The value of the final share payout also depends on the market value of the shares at the end of the three-year performance period. No stock is issued until (i) the performance measurement period is completed, (ii) the Committee determines the actual level of performance, and (iii) the Committee determines the number of RSUs to be converted one-for-one into shares of Common Stock to be issued to each executive. The Committee may reduce the number of shares earned at the end of the performance period based on its evaluation of Company and individual performance. The 2009-2011 RSU performance measures and the performance and payout ranges are discussed beginning on page 29.

        During 2009, the Compensation Committee modified the performance measure for annual growth in earnings per share (EPS) in the 2009-2011 RSU program. The maximum annual growth rate was initially set at 32%, but was increased to 60% later in 2009 to provide an additional incentive to increase stockholder value over the three-year performance period (while retaining the 32% growth rate as an interim performance level). There were no other modifications to any current or previous stock awards made to the named executive officers.

        Grant Date Fair Value of Stock and Option Awards.    The amounts shown in column (i) represent the fair value on the grant date of the 2009 stock-based RSU awards, assuming that the target number of shares is earned under the plan. The RSUs in column were granted on February 19, 2009, and are valued in column (i) at the $21.23 per share closing stock price of the Common Stock on that date.

Agreements with Executive Officers

Employment Agreement with Mr. Carey, the former CEO of the Company

        Mr. Carey served as CEO until his resignation and retirement on June 30, 2009. The following describes his compensation agreement through June 30, 2009. The compensation earned and payable to Mr. Carey upon his retirement is described in the section "Potential Payments Upon Termination or Change in Control" on page 56.

        Term.    The term of the agreement was from August 9, 2007 through December 31, 2010.

        Base Salary.    Mr. Carey received a base salary of $2,222,000 per year, subject to annual cost of living adjustments.

        Annual Cash Bonus.    Mr. Carey was eligible to receive an annual performance bonus. The target annual bonus was 150% of his base salary for the applicable year.

        Restricted Stock Units.    The Committee authorized the grant to Mr. Carey of 428,900 RSUs in August 2007. These RSUs were to vest at the end of his current employment agreement, which was December 31, 2010, and could have been increased by up to 25% if the performance goals were exceeded, and were subject to downward adjustment based on the Company's achievement of certain performance standards established at the time of grant or otherwise in the Committee's discretion. Per his agreement, the 2007 RSU grant was cancelled upon his retirement.

        Stock Options.    The Committee authorized the grant to Mr. Carey of 1,209,400 stock options in August 13, 2007, with the exercise price of $22.43 per share, which was the closing stock market price on that date. These options were to vest and become exercisable one-third per year on each of December 31, 2008, 2009 and 2010, and options expire August 13, 2017. Mr. Carey exercised his vested 2007 stock options prior to his retirement and, per his agreement, the remaining options were cancelled.

        Noncompetition and Confidentiality.    Mr. Carey has agreed not to compete with the Company during the term of his employment and for 12 months thereafter. He has also agreed, during the term of his employment and for 12 months thereafter, not to induce or solicit any executive, professional or administrative employee of the Company or its affiliates to leave. Further, Mr. Carey is required to maintain the confidentiality of certain information of the Company, and not to use such information except for the benefit of the Company.

Employment Agreement with Michael D. White, CEO of the Company

        Mr. White was elected as President and CEO of the Company effective January 1, 2010. The following describes his compensation agreement.

        Term.    The term of the agreement is initially for three years from January 1, 2010 through December 31, 2012.

        Base Salary.    Mr. White initially receives a base salary of $1,500,000 per year, subject to annual adjustment.

        Annual Cash Bonus.    Mr. White is eligible to receive an annual performance bonus. The target annual bonus is 200% of his base salary for the applicable year.

        Equity Compensation.    The agreement provides for a stock grant to Mr. White valued at $25 million consisting of 50% of value in stock options with three-year installment vesting on each of December 31, 2010, 2011 and 2012, and 50% of value in restricted stock units which vest over a three year period. In accordance with the terms of the agreement, on January 4, 2010, Mr. White was awarded options to purchase 1,011,100 shares of Class A Stock with an exercise price of $33.74, the closing price per share of DIRECTV Class A common stock on that date. On January 4, 2010, Mr. White was also awarded 435,400 performance-based restricted stock units that vest on December 31, 2012, subject to the same three-year performance standards set for all other named executive officers for the 2010-2012 RSU grants. Vested RSUs, if any, will convert to shares of Class A common stock, but will not be distributed until a date following his termination of employment under the terms of his agreement.

        Noncompetition and Confidentiality.    Mr. White has agreed not to compete with the Company during the term of his employment and for two years thereafter. He has also agreed, during the term of his employment and for two years thereafter, not to induce or solicit any executive, professional or administrative employee of the Company or its affiliates to leave or to induce any key programming or equipment supplier, or key distributor, to terminate or materially adversely change its relationship with the Company or its affiliates. Further, Mr. White is required to maintain the confidentiality of certain information of the Company, and not to use such information except for the benefit of the Company.

        Other Terms.    Other terms and conditions in the Employment Agreement are commensurate with other elected officers at the Company.

Other Employment Agreements with Named Executive Officers

        We have entered into employment agreements with each of the other named executive officers. New agreements with Messrs. Hunter, Doyle, Churchill and Pontual were set during 2009. The material terms of these agreements are:

        Term.    The term of each agreement with Messrs. Hunter, Doyle, Churchill and Pontual is from July 1, 2009 through December 31, 2011. The term of Mr. Palkovic's agreement is from October 5, 2007 through December 31, 2010.

        Base Salary.    The 2009 base salaries for the executives are shown in Supplementary Table 9 on page 35. Base salaries are subject to increase at the discretion of the Company, commensurate with the other senior executives of the Company, with the actual salary increase subject to the Committee's approval.

        Annual Cash Bonus.    Each of the named executive officers is eligible to receive an annual performance bonus, payable in cash. The final bonuses earned are based on achievement of performance goals, standards contained in the Bonus Plan, recommendation of the CEO and approval by the Compensation Committee. For the term of each agreement, the target bonus opportunity percentage will not be less than: for Mr. Hunter, 100%; for Mr. Doyle, 80%; for Mr. Churchill, 125%; and for Mr. Pontual, 75%. For Mr. Palkovic, the target bonus opportunity percentage is 80% beginning in 2007. The 2009 target bonus opportunity as a percentage of each named executive officer's base salary is shown in Supplementary Table 9 on page 35.

        Restricted Stock Units.    The number of RSUs granted to each of the named executive officers is determined annually. The RSUs will vest subject to the performance standards established at the time the RSUs are granted. Under the agreements, annual RSU grants are expected to have a grant date fair market value at least equal to a percentage of each executive's base salary. The target equity grant percentage will not be less than: for Mr. Hunter, 165%; for Mr. Doyle, 150%; for Mr. Churchill, 130%; for Mr. Palkovic, 100%; and for Mr. Pontual, 120%. The 2009 RSU grant for each named executive officer is shown in Supplementary Table 9 on page 35 and the 2009 Grants of Plan-Based Awards Table on page 45.

        Noncompetition and Confidentiality.    Each named executive officer has agreed not to compete with the Company during the term of his employment agreement and for 12 months thereafter. Each named executive officer has also agreed to restrictions on inducing or soliciting employees of the Company or its affiliates to leave such employment during the term of his employment and for 12 months thereafter. Further, each named executive officer is required to maintain the confidentiality of certain information of the Company and not to use such information except for the benefit of the Company.

        Termination.    The terms and conditions for compensation upon termination of employment are summarized in the section "Potential Payments upon Termination or Change in Control" beginning on page 56.

Outstanding Equity Awards at Fiscal Year-End

        This table and the notes following provide information on all equity awards granted to the named executive officers that were outstanding as of the end of 2009.

2009 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

		Option Awards					Stock Awards
Name (a)	Grant Date (b)	Number of securities underlying unexercised Options (#) Exercisable (c)	Number of securities underlying unexercised Options (#) Unexercisable (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Option Value at Year-End ($) (g)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#) (h)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Unit or Other Rights that Have Not Vested ($) (i)
Chase Carey		0	0	N/A	N/A	0	0	(3)	0

Totals		0	0			0	0		0
Larry D. Hunter	2/25/00	75,000		41.06	2/26/10	0
	6/1/00	300,000		34.01	6/2/10	0
	2/1/01	75,000		27.37	2/2/11	448,500
	2/8/08						55,000	(1)	1,834,250
	2/19/09						71,875	(2)	2,397,031

Totals		450,000				448,500	126,875		4,231,281
Patrick T. Doyle	2/25/00	45,000		41.06	2/26/10	0
	6/1/00	120,000		34.01	6/2/10	0
	2/1/01	50,000		27.37	2/2/11	299,000
	6/22/01	50,000		20.45	6/23/11	645,000
	2/8/08						30,000	(1)	1,000,500
	2/19/09						50,000	(2)	1,667,500

Totals		265,000	0			944,000	80,000		2,668,000
Bruce B. Churchill		0	0	N/A	N/A	N/A
	2/8/08						60,000	(1)	2,001,000
	2/19/09						75,000	(2)	2,501,250

Totals		0	0			0	135,000		4,502,250
Michael W. Palkovic	2/25/00	24,000		41.06	2/26/10	0
	6/1/00	45,000		34.01	6/2/10	0
	2/8/08						55,000	(1)	1,834,250
	2/19/09						68,750	(2)	2,292,813

Totals		69,000	0			0	123,750		4,127,063
Romulo Pontual		0	0	N/A	N/A	N/A
	2/8/08						37,500	(1)	1,250,625
	2/19/09						46,875	(2)	1,563,281

Totals		0	0			0	84,375		2,813,906

(1)
Performance-based RSUs granted in 2008 with a performance period of January 1, 2008 to December 31, 2010; the number of shares is shown at the target payout level because the current cumulative performance is between threshold and target performance levels.

(2)
Performance-based RSUs granted in 2009 with a performance period of January 1, 2009 to December 31, 2011; the number of shares is shown at the maximum payout level because the current cumulative performance is between target and maximum performance levels. At target performance levels, the number of shares would be: for Mr. Hunter, 57,500; for Mr. Doyle, 40,000; for Mr. Churchill, 60,000; for Mr. Palkovic, 55,000; and for Mr. Pontual, 37,500.

(3)
Mr. Carey retired on June 30, 2009, and all vested stock options have been exercised and all RSUs and unvested stock options have been cancelled.

        Columns (c), (d), (e), (f) and (g) show information for stock options that remain exercisable. Since 2004, only the CEO has been granted stock options.

        Column (h) shows outstanding RSU grants whose three-year performance periods are still in progress and not yet ended.

        The values of the stock options are shown in column (g) and the values of the unvested RSUs are shown in column (i) based on the $33.35 per share closing stock price on December 31, 2009. The actual value of each stock option and RSU grant varies with the market price of the underlying stock and, for RSUs, also with the Company's performance against the targets, until the RSU grant vests and the underlying stock is issued.

        The information in columns (g) and (i) of this table are related to the information in the 2009 Summary Compensation Table in columns (e) and (d) respectively, on page 41. All outstanding awards at year-end are shown in columns (g) and (i) of this table at the market closing price of $33.35 per share on December 31, 2009, and, for RSUs, adjusted for cumulative actual performance, while the Stock Awards and Option Awards values shown in the 2009 Summary Compensation Table columns (d) and (e) respectively, on page 41, represent the February 19, 2009 grant date values for equity awards granted in 2009 and, for RSUs, assuming 100% performance.

        The vesting dates for the unvested RSUs are in Supplementary Table 11.

SUPPLEMENTARY TABLE 11—VESTING DATES OF UNVESTED STOCK UNITS

Name (a)	Grant Type (b)	Grant Date (c)	Performance Period (d)	Equity Incentive Plan Awards: Number of Unearned Shares, Unit or Other Rights that Have Not Vested (#) (e)	Vesting Date (f)
Chase Carey	N/A	N/A	N/A	N/A	N/A
Larry D. Hunter	RSU	2/8/08	2008-2010	55,000	12/31/10
	RSU	2/19/09	2009-2011	57,500	12/31/11
Patrick T. Doyle	RSU	2/8/08	2008-2010	30,000	12/31/10
	RSU	2/19/09	2009-2011	40,000	12/31/11
Bruce B. Churchill	RSU	2/8/08	2008-2010	60,000	12/31/10
	RSU	2/19/09	2009-2011	60,000	12/31/11
Michael W. Palkovic	RSU	2/8/08	2008-2010	55,000	12/31/10
	RSU	2/19/09	2009-2011	55,000	12/31/11
Romulo Pontual	RSU	2/8/08	2008-2010	37,500	12/31/10
	RSU	2/19/09	2009-2011	37,500	12/31/11

        Column (e) of Supplementary Table 11 shows, for RSUs, the number of shares granted on the grant date without regard to future performance levels, while column (h) of the 2009 Outstanding Equity Awards At Fiscal Year-End shows the same grants with the number of shares adjusted for the cumulative performance levels as of December 31, 2009.

        Column (f) of Supplementary Table 11 shows the vesting dates, which are the dates that the related RSU performance periods end.

2009 Option Exercises and Stock Vested

        This table and the notes following provide additional information regarding the compensation realized by the executives in 2009 due to the exercise of stock options and the acquisition of shares upon the vesting and distribution of RSUs.

2009 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name of Executive Officer (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Chase Carey	2,017,146	9,699,762	0	0
Larry D. Hunter	75,000	875,250	49,875	1,677,795
Patrick T. Doyle	0	0	26,250	883,050
Bruce B. Churchill	0	0	52,500	1,766,100
Michael W. Palkovic	56,000	425,360	49,875	1,677,795
Romulo Pontual	0	0	36,750	1,236,270

        For Mr. Carey, the values in columns (b) and (c) represent stock options exercised in 2009 pursuant to pre-established option exercise programs intended to comply with the requirements of SEC Rule 10b5-1.

        Vested stock awards in column (d) are from the 2007-2009 RSU grants and are valued in column (e) at the $33.64 per share closing market price on February 19, 2010 when the shares were issued. Mr. Carey did not receive a 2007-2009 RSU grant.

2009 Pension Benefits

        Pension Plans.    We provide an employee pension program with total pension values allocated between two components, the tax-qualified Pension Plan and the Restoration Pension Benefit Plan, or Restoration Pension Plan. The Restoration Pension Plan is a non-qualified benefit restoration plan, designed to replace pension benefits that are reduced or otherwise limited by IRS rules for the Pension Plan. Eligibility and benefit formulas in both plans are the same for employees and executives. All employees whose compensation or pension benefit exceeds legislated limits on the Pension Plan automatically participate in the Restoration Pension Plan. In the pension benefit formulas, the maximum benefit amount permitted by applicable law and regulations is allocated to and paid from the Pension Plan and the balance is paid from the Restoration Pension Plan.

        The pension plans are the primary element of compensation in which the Company provides compensation based on an employee's length of service. Pension benefits are determined, in part, using the employee's actual age and years of benefit service. Age and length of service for the named executive officers are calculated on the same basis as all other employees. In the Restoration Pension Plan, as a practice, the Company does not provide additional years of age or benefit service and no named executive officer has been credited with additional years of age or benefit service.

        The 2009 Pension Benefits Table and the notes following the table provide additional information regarding each named executive officer's participation in the Company's pension plans and the present value of those benefits. The assumed retirement age is the earlier of the normal retirement age defined in the plan, age 65, and the earliest unreduced retirement age where applicable (participants under the Non-Contributory Benefit and the Retirement Growth Benefit are eligible to retire early beginning at age 55 after attaining one year of service with the Company). No actuarial pre-retirement decrements are used in these calculations. The benefit values were determined assuming that the named executive officers will continue to earn the same amount of salary and bonus compensation as reported in the 2009 Summary Compensation Table until retirement, except for Mr. Carey, who retired in 2009.

        Refer to Note 12: Pension and Other Postretirement Benefit Plans of the Notes to the Consolidated Financial Statements of our Form 10-K for the fiscal year ended December 31, 2009, for a discussion of the assumptions made in the valuation of the amounts shown in column (d).

2009 PENSION BENEFITS

Name (a)	Plan name (b)	Number of years of credited service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Chase Carey	Pension Plan	6	59,014	59,014
Chase Carey	Restoration Pension Benefit Plan	6	1,230,020
Larry D. Hunter	Pension Plan	15	470,526
Larry D. Hunter	Restoration Pension Benefit Plan	15	2,987,535
Patrick T. Doyle	Pension Plan	17	340,130
Patrick T. Doyle	Restoration Pension Benefit Plan	17	989,057
Bruce B. Churchill	Pension Plan	6	69,586
Bruce B. Churchill	Restoration Pension Benefit Plan	6	526,296
Michael W. Palkovic	Pension Plan	12	223,986
Michael W. Palkovic	Restoration Pension Benefit Plan	12	1,159,171
Romulo Pontual	Pension Plan	6	66,598
Romulo Pontual	Restoration Pension Benefit Plan	6	250,028

        Participation of the Named Executive Officers.    There are three benefit formulas in the plans, which are discussed in Benefit Formulas below. No named executive officer participates in the Contributory Benefit. Messrs. Hunter, Doyle and Palkovic participate in the Non-Contributory Benefit, but will receive the greater of the benefit under the Non-Contributory Benefit or the Retirement Growth Benefit. Messrs. Carey, Churchill and Pontual participate only in the Retirement Growth Benefit. Mr. Hunter is currently eligible to retire early under both the Pension Plan and the Restoration Pension Plan. Other than Mr. Carey, who retired on June 30, 2009, no payments from either plan were made to a named executive officer in 2009.

        Benefit Formulas.    There are three benefit formulas provided by the Pension Plan and the Restoration Pension Plan. Eligibility for a specific formula depends on the employee's date of hire. Each formula's benefits vest after five years of service. The three benefit formulas consist of:

  (i)
  a Contributory Benefit that was available to employees hired prior to August 2, 1990, who elected to participate, contribute and remain in this benefit (no named executive officer is eligible for this Contributory Benefit),

  (ii)
  a final average pay Non-Contributory Benefit for employees hired on or after August 2, 1990, but before December 1, 2001, and

  (iii)
  a cash balance benefit called the Retirement Growth Benefit, which was established December 1, 2001 for employees hired after November 30, 2001.

        Employees who were participants in the Non-Contributory Benefit as of December 1, 2001, will receive the better of that benefit or the Retirement Growth Benefit.

        The Contributory Benefit formula is not discussed further because no named executive officer is eligible for that benefit.

        The Non-Contributory Benefit is a final average pay benefit using the highest five out of the last 10 years of pensionable compensation. The Company calculates benefits as a percentage of final average monthly pay up to 35 years (and a lesser percentage after 35 years) minus an offset for Social Security. The resulting number is a monthly life annuity payable at Social Security Normal Retirement

Age, or SSNRA, (which is 65, 66 or 67 depending on the year of birth). For early retirement within three years before the employee's SSNRA, this benefit is not reduced if the employee has at least ten years of continuous service on or prior to separation from service, otherwise, the benefit is reduced. The Company uses actuarial conversion factors to determine the benefit under different payment options; see Forms of Benefit Payments.

        The Retirement Growth Benefit provides an account-balance benefit based on (a) a percentage of pensionable compensation and (b) interest. The percentage of pensionable compensation increases by years of vesting service up to the maximum 4% per year in the employee's sixth year of service; however, for employees hired before December 1, 2006, the percentage is 4% per year. The formula provides an amount payable as a lump sum. The Company uses actuarial conversion factors to determine the benefit under different payment options.

        Pensionable Compensation.    In the Pension Plan and the Restoration Pension Plan, benefits are determined using base salary and annual bonuses, which means that the value of a pension depends partially on achievement of business goals. Both Plans exclude the value of stock awards and all other long-term incentive awards. There is no double counting of compensation between the two plans.

        Retirement Age.    The plans assume that an employee's retirement age is the earliest of (i) the normal retirement age defined in the plan, (ii) age 65, or (iii) the earliest age when an employee has earned an unreduced retirement benefit. The plans also provide for retirement at earlier age and service levels, but the benefit is reduced.

        Forms of Benefit Payments.    The forms of benefit payments are identical in both of the plans. Employees may elect a different form in each plan. Participants who terminate or retire may withdraw benefits in a lump sum, a single life annuity, various joint and survivor annuities, various periods certain and a 10-year period certain and continuous.

2009 Non-qualified Deferred Compensation

        We provide a 401-K Plan, a Restoration Savings Plan (a benefit restoration plan designed to replace savings benefits that are reduced or otherwise limited by IRS rules for the 401-K Plan) and, through 2006, we also provided the Executive Deferred Compensation Plan. These savings plans are sometimes referred to as "deferred compensation plans" because by contributing a percentage of their compensation to the savings plans, employees defer receipt of that money until the date they withdraw their savings balances. Under IRS rules, the 401-K plan is a qualified plan and is not included in the following Table.

        This table and the notes following provide additional information regarding each named executive officer's participation in the non-qualified savings plans. Other than earnings in column (e), all contributions have been reported in the Summary Compensation Table.

2009 NON-QUALIFIED DEFERRED COMPENSATION

Name (a)	Plan Name (b)	Executive Contributions in Last FY ($) (c)	Registrant Contributions in Last FY ($) (d)	Aggregate Earnings in Last FY ($) (e)	Aggregate Withdrawals/ Distributions ($) (f)	Aggregate Balance at Last FYE ($) (g)
Chase Carey	Restoration Savings Plan	139,371	46,457	1,314,640	5,192,259	0
Larry D. Hunter	Restoration Savings Plan	385,408	128,469	496,219	—	2,149,265
	Executive Deferred Compensation Plan	0	0	52,567	—	1,167,891
Patrick T. Doyle	Restoration Savings Plan	134,890	44,964	190,890	—	990,793
Bruce B. Churchill	Restoration Savings Plan	246,962	124,384	379,548	—	1,646,039
Michael W. Palkovic	Restoration Savings Plan	156,343	52,114	123,217	—	652,461
Romulo Pontual	Restoration Savings Plan	52,371	52,371	132,896		551,943

        Savings Plans.    The 401-K Plan is a tax-qualified broad-based employee savings plan that also has an after-tax savings feature. Employees may contribute up to 12% of base salary and annual bonuses up to dollar limits established annually by the IRS. We match 100% of employee contributions up to the first 4% contributed by the employee. The Company-matching contributions vest after three years of service. Employees may invest their contributions in a variety of funds, including a Company stock fund. Withdrawals from the 401-K Plan are permitted by applicable regulations.

        The Restoration Savings Plan is designed to replace savings opportunities that are reduced or otherwise limited by IRS rules for the 401-K Plan. Employee contributions to the Restoration Savings Plan begin only when the employee has contributed the maximum possible amount permitted by the Code to the 401-K Plan. The Restoration Savings Plan has many features that mirror the 401-K Plan including contribution rates, matching and vesting. Employees may invest their contributions into the same funds that are available in the 401-K Plan, however, no actual monies are invested in these funds (to avoid tax consequences that conflict with the pre-tax nature of this Plan), and, thus, these investments are referred to as "notional investments." The value of the notional investments in the employee's account increase and decrease with the value of the selected fund. The Restoration Savings Plan permits daily transfers of amounts among the available notional investments except for the DIRECTV Stock Fund, where trades are restricted to open trading periods. To the extent that the notional investment gains exceed employee contributions at the date of distribution, the Company pays the increase in value. The Restoration Savings Plan permits distributions following termination of employment as a lump sum and as annual installment payments.

        The Executive Deferred Compensation Plan for senior executives is a non-qualified pre-tax savings plan. New contributions have not been permitted since December 31, 2006. The plan will continue to be administered until all account balances are withdrawn by executives upon termination of employment or retirement. Previous contributions from base salary and bonuses earn interest at a rate that is fixed annually and approximates 120% of 10-year Treasury Note rates. The Executive Deferred Compensation Plan permits distributions following termination of employment as lump sum or annual installment payments.

        Executive Contributions.    The amounts shown in column (c) represent compensation that was earned in 2009 and that the named executive officers elected to contribute to the Restoration Savings Plan. The amounts shown in column (c) that came from 2009 base salary and the 2009 bonus paid in early 2010 are included in the 2009 Summary Compensation Table, columns (c) and (f), respectively, on page 41.

        Company-Matching Contributions.    The amounts shown in column (d) represent Company-matching contributions to the Restoration Savings Plan. The amounts shown in column (d) that came from 2009 base salary and the 2009 bonus paid in early 2010 are included in the amounts shown in the 2009 Summary Compensation Table, column (h) on page 41 and the Supplementary Table 10, column (c) on page 43.

        Earnings.    The amounts shown in column (e) include gains or losses on notional investments in the Restoration Savings Plan, the change in the market value of Company stock units in the Restoration Savings Plan and interest on previous cash contributions to the Executive Deferred Compensation Plan. The interest and earnings from notional investments in this column are all at market rates and, therefore, are not included in the 2009 Summary Compensation Table, column (g) on page 41.

        Withdrawals and Distributions.    As shown in column (f), other than Mr. Carey's lump sum withdrawal following his retirement, there were no withdrawals or distributions in 2009.

        Year-End Balances.    The amounts shown in column (g) represent the closing balance as of December 31, 2009 in each executive's Restoration Savings Plan account and for Mr. Hunter, the Executive Deferred Compensation Plan account. The balances shown have been adjusted to include the values of savings contributions from the 2009 bonuses paid in early 2010. Except for earnings, the balances include amounts currently or previously reported in the Summary Compensation Table.

Potential Payments upon Termination or Change in Control

Change of Control Agreements with Named Executive Officers

        We had no individual agreements with the named executive officers, arrangements or other programs in which additional compensation is paid upon entering into or completing a change-in-control of the Company. No additional compensation or severance is payable in the event of termination of employment following a change-in-control of the Company, beyond amounts otherwise payable upon termination of employment. We have no agreements, arrangements or other programs that provide tax gross-ups.

        On January 1, 2010, Michael D. White became President and CEO of the Company. Mr. White's employment agreement includes features in which termination of employment following a change in control may accelerate vesting of stock awards. For additional information about Mr. White's agreement, see the Employment Agreement between Michael White and DIRECTV filed as Exhibit 10.1 to the Form 8-K filed by DIRECTV with the SEC on January 7, 2010, the Non-Qualified Stock Option Agreement filed as Exhibit 10.2 and the Performance Stock Unit Award Agreement filed as Exhibit 10.3.

Employment Agreements with the Named Executive Officers

        We have an employment agreement with each of the named executive officers, which contains terms and conditions for compensation payable upon termination of employment under various circumstances. However, the discussion of Mr. Carey's payments upon his retirement on June 30, 2009, is limited to "Executive Resignation without Effective Termination" under his employment agreement. We intend to comply with Sections 162(m) and 409A of the Code, as each applies to compensation payable upon and following a termination of employment of each of the named executive officers. For Messrs. Hunter, Doyle, Churchill, Palkovic and Pontual, the terms "cause," "disability" and "effective termination", have the following meaning:

        "Cause" in each executive's agreement shall mean (i) the executive is convicted of, or pleads guilty or nolo contendere, to a felony; (ii) the executive engages in conduct that constitutes continued willful neglect or willful misconduct in carrying out duties under the agreement, resulting in economic harm to or damage to the reputation of the Company; or (iii) the executive breaches any material affirmative or negative covenant or undertaking in the agreement, which breach is not substantially cured within fifteen days after written notice to the executive specifying such breach.

        "Disability" in each executive's agreement shall mean the inability to substantially perform the executive's duties and responsibilities for a period of 120 consecutive days

        "Effective Termination" in each executive's agreement shall mean the occurrence without the executive's consent of (i) a change in the executive's principal place of employment or (ii) any adverse change in the scope of job responsibilities or reporting relationship or (iii) (except for Mr. Palkovic) a reduction in pay.

        Former CEO.    Mr. Carey's employment agreement for compensation upon "Executive Resignation without Effective Termination" provided that he would only receive payment of base salary through the date of termination and benefits to which he is entitled under the applicable employee benefit plans.

        Other Named Executive Officers    The terms and conditions in the employment agreements for Messrs. Hunter, Doyle, Churchill, Palkovic and Pontual for compensation upon termination of employment are summarized as follows:

        If a named executive officer's employment is terminated for cause (as defined in each agreement) or voluntary termination by the employee, he is only entitled to base salary through the date of termination and the bonus and all outstanding stock-based awards are forfeited.

        If the named executive officer's employment terminates due to his death or disability, the executive's estate or beneficiary is entitled to (i) base salary through the date of termination, (ii) pro-rated annual cash bonus received for the fiscal year preceding the date of termination and, only for disability, (iii) the executive will continue to participate in all medical, dental, life insurance and all other employee plans and programs until the earlier of the end of the disability or the term of the agreement. Unvested RSUs would vest one-third for each full calendar year completed before the termination date, subject to adjustment for Company performance and would be payable as each RSU performance period ends. Stock options for Messrs. Hunter, Doyle and Palkovic will continue to be exercisable until the earlier of the fifth anniversary of the termination date or the expiration date of the options. Messrs. Churchill and Pontual have no stock options.

        If the named executive officer is terminated for any other reason, the executive is entitled to (i) base salary through the date of termination, (ii) pro-rated annual bonus for the calendar year in which employment is terminated, following the Compensation Committee's evaluation of Company and individual performance and determination of the final bonus amount at the end of the performance period, (iii) payment of an amount equal to the sum of current base salary and target bonus (for Messrs. Churchill and Pontual, the amount is one and one-half times this sum, or one times this sum if the termination occurs after the end of the term of the Agreement), (iv) vesting of equity awards as if the executive had remained employed through the end of the year and, if employment is terminated in December, for one additional year, subject to the terms and conditions of the equity awards, and, (v) until the later of the end of the term of the agreement or 12 months, the executive will continue to participate in medical plans, unless the executive receives earlier coverage from another employer. Stock options for Messrs. Hunter, Doyle and Palkovic will continue to be exercisable until the earlier of the fifth anniversary of the termination date or the expiration date of the options. The executive shall be entitled to these benefits also in the case of any adverse change in the scope of job responsibilities or reporting relationship or a reduction in base salary, target bonus or aggregate compensation opportunity (that is, combined base salary, bonus opportunity and equity compensation opportunity), and, for Mr. Churchill, a change in the principal place of employment to a location outside the New York City metropolitan area, for Messrs. Doyle and Pontual, a change in the principal place of employment to a location outside the Los Angeles metropolitan area, and for Mr. Palkovic, a change in the principal place of employment from El Segundo, California, in each case without the consent of the executive. In consideration of Messrs. Hunter's, Doyle's and Palkovic's non-competition and non-solicitation commitments, which extend for 12 months following the termination date, whether the termination date is during or after the term of the agreement, each would also receive the sum of his base salary and target bonus valued at the termination date, payable at the end of the 12-month commitment. In the event that the Company adopts a severance plan applicable to comparable executives that provides for payments or benefits that are more favorable to executives than the provisions of the employment agreements, then the executive will be entitled to the more favorable payments or benefits subject to the terms and conditions of such plan.

        The descriptions of each executive's employment agreement are qualified in their entirety by reference to the full agreement, which for Mr. Carey is attached as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company with the SEC on August 14, 2007; for Mr. Hunter is attached as Exhibit 10.6 to the Quarterly Report on Form 10-Q filed by the Company with the SEC on August 7, 2009; for Mr. Doyle is attached as Exhibit 10.5 to the Quarterly Report on Form 10-Q filed by the Company with the SEC on August 7, 2009; for Mr. Churchill is attached as Exhibit 10.4 to the Quarterly Report on Form 10-Q filed by the Company with the SEC on August 7, 2009; for Mr. Palkovic is attached as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company with the SEC on November 9, 2007; and for Mr. Pontual is attached as Exhibit 10.7 to the Quarterly Report on Form 10-Q filed by the Company with the SEC on August 7, 2009. These documents may be accessed through the Company's website at www.directv.com/investor or through the SEC's website at www.sec.gov.

Values of Potential Payments upon Termination of Employment as of December 31, 2009

        Potential payments upon termination of employment in the following discussion were calculated under the terms and conditions of each executive's employment agreement. If not specifically addressed in the employment agreement, then payments were determined under the terms and conditions of each of the separate compensation and benefit plan documents. All payments are subject to Sections 162(m) and 409A of the Code, as each applies to compensation payable upon and following a termination of employment of each of the named executive officers.

        Calculation Assumptions (other than Mr. Carey).    Benefit amounts payable from health and welfare plans and the 401-K Plan that are generally available to all employees have been excluded from the following discussion.

        For termination for cause, Restoration Savings Plan values are assumed to be derived from the executive's own savings contributions and would likely remain payable, while Restoration Pension Plan values are assumed to be entirely derived from Company contributions and would likely be forfeited. Benefits payable from the pension plans are shown on the 2009 Pension Benefits Table on page 53. Savings account balances other than the 401-K Plan are shown in the 2009 Non-Qualified Deferred Compensation Table on page 55. Stock options, if any, and unvested RSUs would likely be forfeited.

        For voluntary termination, unexercised stock options are cancelled immediately following the date of voluntary termination of employment. We assume that if vested stock options held by Messrs. Hunter, Doyle and Palkovic or are "in the money," that is, the market price of the stock was greater than the exercise price of the stock option, then the executive would exercise the vested stock options on the last day of employment.

        Stock Option and RSU values are shown in the 2009 Outstanding Equity Awards at Fiscal Year-End Table on page 50. Bonuses earned for the performance period ending December 31, 2009,

are shown in the 2009 Summary Compensation Table on page 41. RSUs earned for the performance period ending December 31, 2009, are shown in the 2009 Option Exercises and Stock Vested Table on page 52. All amounts would be payable in a lump sum except Messrs. Doyle and Pontual have each made an election to convert the Restoration Pension Plan value to 60 monthly payments and Messrs. Hunter, Doyle and Pontual have each made an election to convert the Restoration Savings Plan value to five annual payments.

        Mr. Carey:    Upon his retirement on June 30, 2009, Mr. Carey's participation in the 2009 Executive Officer Cash Bonus Plan was cancelled. Under his 2007 Performance Stock Unit Agreement, all unvested RSUs were cancelled. Under his 2007 Non-Qualified Stock Option Agreement, all unexercised stock options, both vested and unvested, terminated immediately. Under his 2004 Non-Qualified Stock Option Agreement, all unvested stock options terminated immediately and vested stock options expired three months after his termination if not exercised. All savings and pension benefit amounts were payable in a lump sum, except Mr. Carey has made an election to convert the Restoration Pension Plan value to 60 monthly payments.

  Mr. Hunter:

  •
  For termination for cause, he would receive no compensation beyond his accrued and vested savings and pension plan benefits and, for voluntary termination, the additional value of his vested stock options.

  •
  For death or disability, in addition to the accrued and vested savings and pension benefits and vested stock options, he would receive a bonus of $511,000, vested RSUs (valued at $1,862,042 at December 31, 2009) would be payable at the scheduled dates, subject to Company performance, and for disability only, his medical and long-term disability benefits continued for two years are valued at $31,267 and $3,648, respectively.

  •
  For involuntary termination without cause, in addition to the accrued and vested savings and pension benefits and vested stock options, he would receive $4,000,000 in severance (including the value of complying with his non-compete and non-solicitation agreements payable after 12 months), vested RSUs (valued at $3,112,667 at December 31, 2009) would be payable at the scheduled dates, subject to Company performance, and his medical benefit continued for two years is valued at $31,267.

  Mr. Doyle:

  •
  For termination for cause, he would receive no compensation beyond his accrued and vested savings and pension plan benefits and, for voluntary termination, the additional value of his vested stock options.

  •
  For death or disability, in addition to the accrued and vested savings and pension benefits and his vested stock options, he would receive a bonus of $285,000; vested RSUs (valued at $1,111,667 at December 31, 2009) would be payable at the scheduled dates, subject to Company performance, and for disability only, his medical and long-term disability benefits continued for two years are valued at $32,019 and $3,648, respectively.

  •
  For involuntary termination without cause, in addition to the accrued and vested savings and pension benefits and vested stock options, he would receive $2,700,000 in severance (including the value of complying with his non-compete and non-solicitation agreements payable after 12 months), vested RSUs (valued at $1,889,833 at December 31, 2009) would be payable at the scheduled dates, subject to Company performance, and his medical benefits continued for two years are valued at $32,019.

  Mr. Churchill:

  •
  For termination for cause and for voluntary termination, he would receive no compensation beyond his accrued and vested savings and pension plan benefits.

  •
  For death or disability, in addition to the accrued and vested savings and pension benefits, he would receive a bonus of $1,256,000, vested RSUs (valued at $3,001,500 at December 31, 2009) would be payable at the scheduled dates, subject to Company performance, and for disability only, his medical and long-term disability benefits continued for two years are valued at $32,019 and $3,648, respectively.

  •
  For involuntary termination without cause, in addition to the accrued and vested savings and pension benefits, he would receive $4,387,500 in severance, vested RSUs (valued at $3,335,000 at December 31, 2009), would be payable at the scheduled dates, subject to Company performance, and his medical benefit continued for two years is valued at $32,019.

  Mr. Palkovic:

  •
  For termination for cause, he would receive no compensation beyond his accrued and vested savings and pension plan benefits, and, for voluntary termination, the additional value of his vested stock options.

  •
  For death or disability, in addition to the accrued and vested savings and pension benefits and the value of his vested stock options, he would receive a bonus of $512,000, vested RSUs (valued at $1,834,250 at December 31, 2009) would be payable at the scheduled dates, subject to Company performance, and for disability only, his medical and long-term disability benefits continued for one year are valued at $16,010 and $1,824, respectively.

  •
  For involuntary termination without cause, in addition to the accrued and vested savings and pension benefits and vested stock options, he would receive $2,960,000 in severance (including the value of complying with his non-compete and non-solicitation agreements payable after 12 months), vested RSUs (valued at $3,057,083 at December 31, 2009) would be payable at the scheduled dates, subject to Company performance, and his medical benefit continued for one year is valued at $16,010.

  Mr. Pontual:

  •
  For termination for cause and for voluntary termination, he would receive no compensation beyond his accrued and vested savings and pension plan benefits.

  •
  For death or disability, in addition to the accrued and vested savings and pension benefits, he would receive a bonus of $343,000, vested RSUs (valued at $1,250,625 at December 31, 2009) would be payable at the scheduled dates, subject to Company performance, and for disability only, his medical and long-term disability benefits continued for two years are valued at $32,019 and $3,648, respectively.

  •
  For involuntary termination without cause, in addition to the accrued and vested savings and pension benefits, he would receive $2,310,000 in severance, vested RSUs (valued at $2,084,375 at December 31, 2009), would be payable at the scheduled dates, subject to Company performance, and his medical benefit continued for two years is valued at $32,019.

 2009 DIRECTOR COMPENSATION

        Summary of Changes in 2009.    During 2009, there were a number of changes in Board membership and compensation levels that affect the compensation reported in the 2009 Directors Compensation Table on page 62. Messrs. Cornelius and Carleton resigned from the Board on February 18, 2009 and August 5, 2009, respectively, and Mr. Gould joined the Board on August 5, 2009. Mr. Austrian replaced Mr. Cornelius on the Audit Committee. Mr. Carey remained on the Board following his retirement as CEO on June 30, 2009. Mr. White joined the Board on November 18, 2009 and became CEO on January 1, 2010. The 2009 Special Search Committee (to replace Mr. Carey as CEO) was formed during 2009 with a one-time retainer of $50,000 to each member payable at the conclusion of the search. The annual retainer for the Audit Committee Chair was increased to $30,000 from $25,000. The target value for the annual stock grant for service on the Board was increased to $120,000 from $100,000. Beginning in 2009, non-employee directors who are not independent directors earn annual cash retainers and annual stock compensation for service on the Board of Directors.

        Compensation.    The two primary components of compensation for directors are (i) annual cash retainers for service on the Board and its Committees and (ii) annual stock compensation.

        Non-employee directors are reimbursed for travel expenses incurred in connection with their duties as directors. All directors are eligible for complimentary DIRECTV programming and, on the same basis as employees, matching of charitable gifts. Our certificate of incorporation and by-laws provide for indemnification of the Company's directors and officers and we maintain director and officer liability insurance.

        There are no separate benefit plans for directors, other than the savings plan described in this section. Directors are not eligible to participate in any compensation or benefit program for the Company's employees, except for Mr. Carey, who was an employee director until his retirement as CEO. The directors have set a stock ownership guideline to hold all stock-based compensation for the duration of their term on the Board.

        Many aspects of compensation for the Company's directors are similar to those of the executives.

  •
  Directors' compensation is evaluated annually and against the same peer group of companies.

  •
  Target levels of Board and Committee compensation are approximately at the median for the peer group.

  •
  For directors, stock-based compensation is approximately 50% of total compensation.

  •
  To assist in determining the forms and levels of director compensation, the Committee has engaged the same independent Consultant as it uses for executive compensation.

        The 2009 Director Compensation Table and the notes following the table provide information regarding director compensation. Messrs. Carleton, Cornelius and Gould's cash compensation reflects each director's partial year of service on the Board. Mr. Cornelius resigned before the annual stock compensation was granted and received no stock compensation. Mr. Gould joined the Board late in the year and received no stock compensation for 2009. Through June 30, 2009, Mr. Carey did not receive any compensation as an employee director. Mr. Carey's compensation as a non-employee director beginning July 1, 2009, is included in the Summary Compensation Table on page 41 and is discussed in the text following the Summary Compensation table. In 2009, Mr. White was not compensated as a director. In 2010, as CEO and an employee director, Mr. White will not be compensated for his service on the Board.

        As part of the Compensation Committee's regular review of Board compensation, the Consultant prepared an assessment of Board compensation among the peer group and in other industries. Based on this assessment, and with reference to the compensation levels targeted at the median of the peer group, the Compensation Committee determined that effective for 2009, the stock component of Board compensation would increase to $120,000 per year from $100,000 and that the retainer for the Audit Committee Chair would increase to $30,000 per year from $25,000. The stock compensation component was last adjusted in 2007 and the Audit Committee Chair retainer in 2004. The Board also determined that non-independent, non-employee directors would be compensated at the same level and form as independent directors.

        Following Mr. Carey's retirement as CEO, the Consultant prepared an assessment of fees paid to Special Search Committees at other companies in recent years. The Compensation Committee determined that each member of the Special Search Committee (for a successor CEO) consisting of Messrs. Malone, Austrian and Lee would be paid $50,000 upon the successful conclusion of its search. Messrs. Malone and Lee, as members of the Special Search Committee, informed the Board that each would serve on the Special Search Committee without compensation.

2009 DIRECTOR COMPENSATION

Name (a)	Fees earned or paid in cash ($) (b)	Stock Awards ($) (c)	All Other Compensation ($) (d)	Total ($) (e)
John Malone	80,004	120,162	17,389	217,555
Neil R. Austrian	172,516	120,162	6,530	299,208
Ralph F. Boyd, Jr.	117,512	120,162	6,760	244,434
Mark Carleton	46,669	120,162	6,674	173,505
James M. Cornelius	9,167	0	6,745	15,912
Paul A. Gould	41,675	0	22,926	64,601
Charles R. Lee	110,016	120,162	27,124	257,302
Peter A. Lund	105,012	120,162	6,547	231,721
Gregory Maffei	80,004	120,162	8,815	208,981
Nancy Newcomb	105,012	120,162	25,827	251,001
Haim Saban	90,012	120,162	14,943	225,117
Michael D. White	0	0	0	0

        Cash Compensation.    The amounts shown in column (b) represent the cash compensation paid to the directors or contributed to the savings plan by the directors during 2009. The savings plan is discussed below.

        The 2009 cash compensation for the non-employee directors is as follows (the Company does not pay any compensation on a "per meeting" basis):

SUPPLEMENTARY TABLE 12—BOARD OF DIRECTORS RETAINERS

Annual Board Retainer	$80,000
Annual Stock Compensation	$120,000
Audit Committee Chair	$30,000
Other Committee Chair	$20,000
Audit Committee Member	$15,000
Other Committee Member	$10,000
Special 2009 CEO Search Committee Member	$50,000

        Stock Compensation.    The amounts shown in column (c) represent the grant date fair value of stock compensation paid during 2009. The fair value on the February 19, 2009 grant date was $21.23 per share, which is the closing stock price of the Common Stock on that date. The number of shares provided as stock compensation for the year were determined as $120,000 in target value divided by the closing stock market price of the Common Stock, rounded up to the next higher 10 shares. This calculation resulted in a 2009 payment of 5,660 shares worth $120,162 on the grant date to each director.

        Savings Plan.    The independent directors are eligible to participate in the DIRECTV Deferred Compensation Plan for Non-Employee Directors or the Directors Deferred Compensation Plan, which is a non-qualified pre-tax savings plan. A director elects to contribute any combination of cash compensation up to 100% and stock compensation up to 100% or not to participate at all. Cash contributions are credited at the director's election either to an interest bearing account or converted to RSUs. Stock contributions are converted to RSUs. Interest on cash contributions is fixed annually and approximates 10-year Treasury Note rates and no portion of the interest is above market rates. The RSU values increase and decrease with the market value of the Common Stock. Directors elect to have payments made as a lump sum or in up to 10 annual installments, beginning in the year following the year a director ceases to serve on the Board.

        All Other Compensation.    In this table and the discussion following, we identify all other compensation earned by the directors, other than Messrs. Carey and White, as shown in column (d) of the 2009 Director Compensation Table on page 62.

SUPPLEMENTARY TABLE 13—BOARD OF DIRECTORS—ALL OTHER COMPENSATION

Name (a)	Tax Reimbursements ($) (b)	Payments and Promises of Payments Pursuant to Director Legacy Programs and Similar Charitable Award Programs ($) (c)	Other ($) (d)	Total ($) (e)
John Malone	3,510	10,000	3,879	17,389
Neil R. Austrian	3,102	0	3,428	6,530
Ralph F. Boyd, Jr.	3,211	0	3,549	6,760
Mark Carleton	3,170	0	3,504	6,674
James M. Cornelius	3,204	0	3,541	6,745
Paul A. Gould	1,390	20,000	1,536	22,926
Charles R. Lee	3,384	20,000	3,740	27,124
Peter A. Lund	3,110	0	3,437	6,547
Gregory Maffei	4,187	0	4,628	8,815
Nancy Newcomb	2,768	20,000	3,059	25,827
Haim Saban	7,098	0	7,845	14,943
Michael D. White	0	0	0	0

        Tax Reimbursements and Other.    Each director receives complimentary DIRECTV service, selecting any programming provided by DIRECTV, and a subscription to "DIRECTV-The Guide." The IRS requires the value of the complimentary programming and subscription to be reported as taxable income for each director. To maintain the complimentary intent of this program, a cash payment is made to each director such that, after taxes, there would be no expense to the director. Column (d) entitled "Other" represents the value of complimentary DIRECTV programming, while column (b) entitled "Tax Reimbursements" reflects the cash payment made to offset the taxable value of the complimentary DIRECTV programming.

        Payments and Promises of Payments Pursuant to Director Legacy Programs and Similar Charitable Award Programs.    Members of the Board of Directors along with all active full-time employees are eligible for the Charitable Matching Gift Program in which the Company will match gifts dollar-for-dollar in any calendar year under guidelines and limits applicable to both employees and directors. For Messrs. Malone, Gould and Lee, the charitable gifts were made in 2009 and the corresponding Company match will be made in 2010. In addition to matching charitable contributions, the Company made direct contributions to qualifying charities in which certain directors are active. Charitable contributions are shown in Supplementary Table 13, column (c). Mr. Carey is eligible to participate in the Charitable Matching Gift Program; matching gifts on behalf of Mr. Carey are reported in column (h) of the 2009 Summary Compensation Table on page 41.

        Supplementary Table 14 lists the aggregate number of stock options outstanding for each director (other than Mr. Carey) as of December 31, 2009. For Messrs. Gould, Maffei and Malone, the stock options were previously granted under The Liberty Entertainment, Inc. Transitional Stock Adjustment Plan, which the Company assumed in the Liberty Transaction, and converted to DIRECTV stock options. There are no other outstanding stock awards for the directors as of December 31, 2009.

SUPPLEMENTARY TABLE 14—BOARD OF DIRECTORS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name (a)	Number of securities underlying unexercised Options (#) Exercisable (b)
Neil R. Austrian, Ralph F. Boyd, Jr., Mark Carleton, Charles R. Lee, Nancy Newcomb, Haim Saban, Michael White	0
James M. Cornelius	7,775
Paul A. Gould	36,043
Peter A. Lund	5,000
Gregory Maffei	2,345,376
John Malone	4,409,194

COMPENSATION COMMITTEE REPORT

        The Compensation Committee of the Company has reviewed and discussed with management the Compensation Discussion and Analysis required by 17 CFR §229.402(b). Based on that review and discussion, the Compensation Committee has recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in the Company's proxy statement on Schedule 14A for the Annual Meeting of Stockholders to be held June 3, 2010.

                      CHARLES R. LEE, CHAIR
                      NEIL R. AUSTRIAN
                      PAUL A. GOULD
                      PETER A. LUND
                      HAIM SABAN

 COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

        During 2009, four persons served as members of the Compensation Committee for the entire year: Charles R. Lee, Chair, Neil R. Austrian, Peter A. Lund and Haim Saban; Paul A. Gould joined the Committee on August 5, 2009. Each member of the Compensation Committee has been determined by the Board to be an "independent" director as defined in the by-laws and the applicable rules of the NASDAQ and none of them is or has been a current or former officer or employee of the Company. Mr. Saban's relationship with certain suppliers to the Company is described in "Certain Relationships and Related Transactions" below.

EQUITY COMPENSATION PLAN INFORMATION

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1) (a)	Weighted average exercise price of outstanding options, warrants and rights(2) (b)	Number of securities remaining available for future issuance (c)
Equity compensation plans approved by security holders(3)	36,887,150	$31.15	55,647,659
Equity compensation plans not approved by security holders	0	0	0
Total	36,887,150	$31.15	55,647,659

(1)
More detailed information regarding outstanding option grants and RSU awards is provided in Note 15: Share-Based Payments of the Notes to the Consolidated Financial Statements in the 2009 Form 10-K which is included in the Annual Report that is being provided to stockholders with this proxy statement.

(2)
The number of securities to be issued upon exercise of outstanding options, warrants and rights and weighted-average exercise price of awards issued under plans approved by stockholders includes 7,464,713 RSUs that had not vested as of year-end but the weighted-average exercise price in Column (b) is for options only. RSUs are time-based and Company performance-based awards and do not require any payment by the grantee to the Company. The weighted-average grant date fair value of all unvested RSUs at December 31, 2009 was $22.80.

(3)
Plans adopted prior to the split-off of the Company from General Motors Corporation, or GM, were approved by GM as the sole stockholder of the Company. The DIRECTV Group, Inc. 2004 Stock Plan was approved by the Company's stockholders at the 2004 Annual Meeting and The DIRECTV Group, Inc. Amended and Restated 2004 Stock Plan was approved by the Company's stockholders at the 2007 Annual Meeting. All of these plans and The Liberty Entertainment, Inc. Transitional Stock Plan were adopted by the Company in connection with the Liberty Transactions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The Audit Committee has the sole authority to review, consider and pass upon any transaction by the Company and its subsidiaries that the Audit Committee determines is a related party transaction and has adopted a Policy and Procedures Regarding Related Party Transactions, or Related Party Transaction Policy. The types of transactions subject to review, the standards to be applied and the process for review is set forth in the Related Party Transaction Policy and is also discussed in the Audit Committee Charter. Both the Related Party Transaction Policy and the Audit Committee Charter may be accessed on the Company's website at www.directv.com/investor.

Relationship between the Company and Liberty

        Following the acquisition by Liberty Media of its interest in the Company from News Corporation in February 2008, transactions between the Company and its affiliates and Liberty Media and its affiliates were treated as related party transactions. Subsequent to the Liberty Transactions, Liberty Media no longer has any ownership interest in the Company. However, because Dr. Malone continues to personally own a significant voting interest in DIRECTV and because he continues to serve as Chairman of both DIRECTV and Liberty Media, transactions between DIRECTV and its affiliates and Liberty Media and its affiliates continue to be treated as related party transactions. As a result of its review, the Audit Committee approved or ratified several transactions which are described below.

        Obligations and Rights Arising out of the Liberty/News Transaction:    On February 25, 2008, the Federal Communications Commission, or FCC, announced that it had approved the consolidated application of News Corporation, Liberty and the Company to transfer de facto control, under applicable FCC regulations, of various FCC licenses and authorizations held by the Company and its subsidiaries from News to Liberty Media in connection with the acquisition by Liberty of the ownership interest in the Company held by News Corporation, which we refer to as the Liberty/News Transaction, subject to certain conditions.

        As one of the conditions, the FCC required that, within one year, all of the attributable interests connecting the separate operations in Puerto Rico of DIRECTV and of a subsidiary of Liberty Global, Inc., or Liberty Global, must have been severed through divestiture or by otherwise making the interest non-attributable, in accordance with applicable FCC regulations. We refer to this as the FCC Puerto Rico Condition. Liberty Global was not a party to the application, but John Malone is deemed to have an attributable interest (under FCC regulations) in both Liberty Global and Liberty, and, upon completion of the Liberty/News Transaction, was also deemed to have such an attributable interest in the Company, due to his direct or indirect ownership interests, and positional interests, in each company.

        Since neither News Corporation nor Liberty was able to satisfy the FCC Puerto Rico Condition in accordance with its terms, they requested DIRECTV to agree to do so, and the parties negotiated the Separation Agreement summarized below. The Company evaluated these arrangements as related party transactions subject to review and approval by the Company's Audit Committee in accordance with the certificate of incorporation and the by-laws, and such request was also subject to review and approval by a special committee (also comprised entirely of independent directors) of the Board of Directors of the Company which was established in August 2006 to consider any actions to be taken by the Company in connection with the Liberty/News Transactions. Such committees have approved the arrangements summarized in the following paragraph.

        After the issuance of the FCC Notice, the Company and News Corporation entered into a Separation Agreement dated as of February 26, 2008, or Separation Agreement, which was filed as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company with the SEC on February 27, 2008. Pursuant to the Separation Agreement, the subsidiary of News Corporation transferred to Liberty in the Liberty/News Transaction agreed to make a capital contribution to the Company in cash in the amount of $160 million. In addition, at the closing of the Liberty/News Transaction, the parties entered into the other arrangements provided for in the Separation Agreement, including cost reimbursement, indemnities and commercial arrangements relating to the separation of the Company from News Corporation. Also, the Company agreed, subject to applicable laws, that the FCC Puerto Rico Condition would be satisfied, modified or waived within the one year period specified in the FCC Notice.

        In order to comply with the FCC Puerto Rico Condition, effective February 25, 2009, the Company placed the shares of DIRECTV Puerto Rico into a trust and appointed an independent trustee who will oversee the management and operation of DIRECTV Puerto Rico, and has the authority, subject to certain conditions, to divest ownership of DIRECTV Puerto Rico.

        As a result of the Liberty Transactions which occurred in November 2009, Liberty divested itself of all interest in DIRECTV. However, Dr. Malone personally owns a significant voting interest in DIRECTV and continues as Chairman of both the Company and Liberty Global. Consequently, the FCC Puerto Rico Condition and DIRECTV's obligations regarding satisfaction of the FCC Puerto Rico Condition continue to exist.

        As previously noted, on April 6, 2010, the Company announced the Malone Exchange Transaction. The Malone Exchange Transaction will result in a reduction of the percentage of stockholder vote controlled by the Malones from approximately 24.3% to approximately 3% of vote and value. Also, at closing of the Malone Exchange Transaction, Dr. Malone and two other Board members affiliated with Liberty Media and its affiliates, Messrs. Maffei and Gould, will resign from the Board of the Company. Consequently, as of the close of the Malone Exchange Transaction, any transactions between the Company and its subsidiaries and Liberty Media Corporation and its affiliates will no longer be deemed to be related party transactions.

        Obligations and Rights Arising Out of the Liberty Transactions and the Malone Exchange Transaction:    As part of the Liberty Transactions, the Company is party to certain agreements with Liberty Media. Among other things, under these agreements each of Liberty and the Company provides limited indemnification for certain claims that could arise in connection with the completion of the Liberty Transactions and the Liberty/News Transaction. These matters are discussed in more detail in Amendment No. 5 to our Registration Statement on Form S-4 that was filed with the SEC in connection with the Liberty Transactions. The Liberty Transactions and related agreements were reviewed by and recommended to the Board for approval by a special committee comprised solely of independent directors and was subsequently submitted to and approved by the stockholders of the Company. The Company believes that all of the various agreements involved in the Liberty Transactions were entered into on an arm's-length basis and that the terms and conditions are fair to the Company. The obligations of the Company in regard to the Liberty Transactions are not affected by the Malone Exchange Transaction.

        As part of the Malone Exchange Transaction, the Company is party to certain agreements with the Malones that, among other things, provide limited indemnification by the Company for certain claims that could arise in connection with the completion of the Malone Exchange Transaction, including the impact of the Malone Exchange Transaction on the Liberty Transactions or related transactions. The Company also indemnifies the Malones against any claims or damages in connection with any suit brought by Liberty Media or DIRECTV stockholders as a result of the Malone Exchange Transaction. The Malone Exchange Transaction and related agreements were reviewed by and recommended to the Board for approval by a special committee comprised solely of independent directors and was subsequently submitted to and approved by the Board of the Company, with Dr. Malone abstaining. The Company believes that all of the various agreements involved in the Malone Exchange Transaction were entered into on an arm's-length basis and that the terms and conditions are fair to the Company.

        Other existing relationships with Liberty and its subsidiaries are in the following areas:

        Programming:    DIRECTV U.S. and DIRECTV Latin America purchase programming created, owned or distributed by Liberty and its subsidiaries. DIRECTV U.S. has programming agreements with QVC and STARZ/Encore. DIRECTV Latin America has programming agreements with STARZ/Encore.

        Interactive Games:    DIRECTV U.S. has an agreement with SkillJam Technologies Corporation, or SkillJam, a subsidiary of Liberty, pursuant to which SkillJam has developed interactive games for DIRECTV U.S. and provides related services and support.

  Related Party Payments

        The following table summarizes sales to and purchases (primarily programming payments) made by DIRECTV U.S. and DIRECTV Latin America to Liberty Media, Liberty Global and Discovery Communications and subsidiaries of each for the fiscal year ended December 31, 2009:

Year Ended December 31, 2009
(Dollars in Millions)
DIRECTV U.S.
Sales:
Liberty Media and affiliates	$56
Discovery Communications, Liberty Global and affiliates	11
Purchases:
Liberty Media and affiliates	$357
Discovery Communications, Liberty Global and affiliates	219
DIRECTV Latin America
Sales:
Liberty Media and affiliates	$—
Discovery Communications, Liberty Global and affiliates	—
Purchases:
Liberty Media and affiliates	$2
Discovery Communications, Liberty Global and affiliates	35

        Other Relationships:    In addition, the Company is aware that Dr. Malone may be deemed to control approximately 30.7% of the voting power of Discovery Communications, Inc., or Discovery. DIRECTV U.S. and DIRECTV Latin America purchase programming created, owned or distributed by Discovery and its subsidiaries. DIRECTV U.S. has programming agreements with Animal Planet, BBC America, Discovery Channel, Discovery Health, Discovery HD Theater, Discovery Kids, Science Channel, Investigation Discovery, Fit TV, Military Channel, Planet Green, TLC, Discovery en Espanol and Discovery Familia. DIRECTV Latin America has programming agreements with Animal Planet, Discovery Channel, Discovery Home & Health, Discovery Kids, Discovery Travel & Living, BBC America and Science Channel. The Company is also aware that Dr. Malone has relationships with other entities through equity ownership and/or as an officer or director and that Liberty has or had minority ownership interests in other entities that have business relationships with the Company and its subsidiaries. Such entities include Crown Media Holdings, Inc., or Crown Media, which owns the Hallmark Channel which is carried by DIRECTV U.S. and DIRECTV Latin America and LodgeNet Entertainment Corporation, which provides in-room video and Internet services in hotels and motels. Based on information provided by Liberty, the Company does not believe that any of these parties would currently be considered related parties.

Relationships between the Company and Certain Other Parties

        News Corporation.    In June 2010, Mr. Carey was named as Deputy Chairman, President and Chief Operating Officer of News Corporation but continued as a director of the Company. DIRECTV purchases programming, conditional access products and services, and software supporting interactive services from News Corporation or its affiliates. DIRECTV has continuing indemnification obligations to News Corporation in connection with the transactions by which News Corporation acquired its original interest in the Company as part of the split-off from General Motors Corporation and certain obligations in connection with the acquisition by Liberty Media Corporation of its interest in the Company from News Corporation.

        Hallmark Channel:    DIRECTV U.S. is party to an agreement with Crown Media, dated as of August 20, 2001, whereby DIRECTV U.S. obtained stock in Crown Media and the right to have one observer attend meetings of the Crown Media Board of Directors. The stock was given as partial consideration for carriage by DIRECTV U.S. of Crown Media's Hallmark Channel. Dr. Malone, as noted above, has certain relationships with Crown Media and Mr. Lund, a director of the Company since 2000, is also a director and member of the audit committee of Crown Media.

        Univision Channels:    DIRECTV is party to affiliation agreements for carriage of the Galavision, Telefutura and Univision channels which are provided by Univision Broadcast Partners, Inc. Entities controlled by Mr. Saban own approximately 8% of Univision and Mr. Saban is Chairman of the Board of Directors of Univision. Mr. Saban recuses himself from any issues related to the Univision channels that may come before the Company's Board of Directors.

 AUDIT COMMITTEE REPORT

        The Audit Committee of the DIRECTV Board of Directors, or the Audit Committee, is currently composed of four independent directors and operates under a written charter adopted by the Board of Directors. The current members of the Committee are Ralph F. Boyd, Jr. (Chair), Neil R. Austrian, Peter A. Lund and Nancy S. Newcomb. James M. Cornelius was a member and Chair of the Audit Committee until his resignation effective February 18, 2009. On February 19, 2009, the Board appointed Mr. Austrian to the Audit Committee and appointed Mr. Boyd as Chair. Each other member was a member of the Audit Committee for all of 2009.

        Among its other duties, the Committee recommends to the Board of Directors the selection of the Company's independent auditors.

        Management is responsible for internal controls over financial reporting, disclosure controls and procedures and the financial reporting process. The Company's independent registered public accounting firm is responsible for performing an independent audit of the Company's consolidated financial statements and internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) and to issue reports thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

        In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees," as amended or supplemented.

        The Company's independent registered public accounting firm also provided to the Audit Committee the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accounting firm that firm's independence.

        Based upon the Audit Committee's discussions with management and the independent registered public accounting firm and the Audit Committee's review of the representation of management and the reports of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission.

                      RALPH F. BOYD, JR. (CHAIR)
                      NEIL R. AUSTRIAN
                      PETER A. LUND
                      NANCY S. NEWCOMB

 FEES PAID TO OUTSIDE INDEPENDENT REGISTERED ACCOUNTING FIRM

        For the years ended December 31, 2009 and 2008, professional services were performed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte & Touche"), which includes Deloitte Consulting.

        Audit and audit-related fees aggregated $5,568,000 and $4,919,000 for the years ended December 31, 2009 and 2008, respectively and were composed of the following:

Audit Fees

        The aggregate fees billed for the audit of the Company's annual financial statements for the fiscal years ended December 31, 2009 and 2008, the audit of management's assessment of internal controls over financial reporting as of December 31, 2009 and 2008, the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q and the audits of the benefit plans of the Company were $5,200,000 in 2009 and $4,569,000 in 2008.

Audit-Related Fees

        The aggregate fees billed for audit-related services for the fiscal years ended December 31, 2009 and 2008 were $368,000 and $350,000 respectively. Fees for both years include the audits of the benefit plans of the Company, accounting research and consultation.

Tax Fees

        The aggregate fees billed for tax services for the fiscal years ended December 31, 2009 and 2008 were $277,000 and $185,000 respectively. These fees relate to tax consultations and services related to domestic and foreign office compliance in both 2009 and 2008.

All Other Fees

        The Company did not incur any fees for other services from Deloitte & Touche in either 2009 or 2008.

Audit Committee Approval Policy

        The Audit Committee is directly responsible for the appointment, retention and termination, compensation and oversight of the work of any registered public accountant providing any audit or attest services to the Company, including Deloitte & Touche. The approval of the Audit Committee is required, prior to commencement of work, of all audit, audit-related, internal control-related, tax and permissible non-audit services to be provided to the Company by our independent auditors. As part of the approval process, the Audit Committee review includes the proposed scope of work and the proposed fee for any engagements, including the annual audit of each fiscal year. All of the services described above in the sections entitled "Audit Fees", "Audit-Related Fees", "Tax Fees", and "All Other Fees" were approved by the Audit Committee.

 PROPOSAL 2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has selected the firm of Deloitte & Touche LLP to audit the consolidated financial statements and internal control over financial reporting of the Company for the fiscal year ending December 31, 2010. Deloitte & Touche LLP audited the consolidated financial statements and internal control over financial reporting of the Company for the fiscal year ended December 31, 2009. In connection with the engagement of Deloitte &Touche LLP, the Company entered into an agreement with such firm which includes the terms by which Deloitte & Touche LLP will perform audit and other services for the Company. That agreement includes alternative dispute resolution procedures.

        Representatives of Deloitte & Touche LLP are expected to be available at the Annual Meeting to respond to appropriate questions and will be given the opportunity to make a statement if they desire to do so.

        The Board of Directors recommends that stockholders vote "FOR" the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company.

 PROPOSAL 3

APPROVAL OF THE DIRECTV 2010 STOCK PLAN

        On April 15, 2010, upon the recommendation of the Compensation Committee and subject to stockholder approval, the Board of Directors approved the DIRECTV 2010 Stock Plan which we refer to as the 2010 Stock Plan. We are asking the stockholders to approve the 2010 Stock Plan.

        The affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote at the Annual Meeting is required to approve the 2010 Stock Plan. Stockholder approval of the 2010 Stock Plan will permit awards paid under it to qualify as "performance-based compensation" which is excluded from the $1 million limit on deductible compensation set forth in Section 162(m) of the Code.

        Our Board believes that approval of the 2010 Stock Plan is in the Company's and the stockholders' best interests and that it is important to help assure our ability to continue to recruit and retain highly-qualified employees, consultants and directors.

Comparison of the 2010 Stock Plan to the 2004 Stock Plan.

        The 2010 Stock Plan is based on and substantially the same as The DIRECTV Group, Inc. 2004 Stock Plan as amended and approved by the stockholders at the 2007 annual meeting. Among other things, the 2010 Stock Plan adds a "recovery of awards" section consistent with the recoupment of awards policy adopted by the Compensation Committee in 2009, and includes technical changes to assure compliance with the provisions of Sections 162(m) and 409A of the Internal Revenue Code.

Summary Description of the 2010 Stock Plan

        The principal terms of the 2010 Stock Plan are summarized below. This summary is qualified in its entirety by the full text of the 2010 Stock Plan, which is attached to this proxy statement as Annex A. The full text of the 2010 Stock Plan has also been filed electronically as Annex A to this proxy statement and is available through the SEC's website at www.sec.gov. Capitalized terms not otherwise defined herein have the meanings given to them in the 2010 Stock Plan.

        Purpose.    The purposes of the 2010 Stock Plan are to promote the success of the Company and its subsidiaries and to increase stockholder value by providing an additional means through the grant of stock based incentives and other awards, to attract, retain, motivate and reward selected employees (including employees who are officers) and directors of, and certain consultants and advisors to, the Company, its subsidiaries and related entities.

        Administration.    The 2010 Stock Plan provides that it will be administered by the Compensation Committee of the Board of Directors. The Compensation Committee has broad authority under the 2010 Stock Plan with respect to Awards granted to eligible persons, which generally includes the authority:

  •
  to select the participants and the types of Awards they may receive;

  •
  to determine the number of shares that are subject to Awards and the specific terms and conditions of Awards, including the price (if any) to be paid for the shares and/or the Awards and any vesting criteria;

  •
  to cancel, modify or waive the Company's rights to, or modify, discontinue, suspend or terminate any or all outstanding Awards, subject to any required consents;

  •
  subject to other provisions of the 2010 Stock Plan, to accelerate or extend the exercisability or extend the term of any or all outstanding Awards within the maximum term;

  •
  subject to other provisions of the 2010 Stock Plan, to make certain adjustments to outstanding Awards and to authorize the conversion, succession or substitution of an Award; and

  •
  to approve the forms of Award Agreements and construe and interpret the 2010 Stock Plan and make all other determinations necessary or advisable for the administration of the 2010 Stock Plan.

        Notwithstanding this authority, without prior stockholder approval, the Company will not reduce the grant or purchase price of any option or SAR granted under the 2010 Stock Plan by amendment, substitution, cancellation and regrant or other means, other than as a result of antidilution or other adjustments under the 2010 Stock Plan incident to certain events such as a stock split, recapitalization, reorganization, dividends or other distributions or other transactions affecting the underlying securities.

        The 2010 Stock Plan provides that the Compensation Committee may establish a Special Stock Plan Committee. The Compensation Committee has appointed the Company's Chief Executive Officer as the sole member of that committee.

        Eligibility.    Persons eligible to receive Awards under the 2010 Stock Plan include all employees (including employees who are elected officers) and directors of, and certain consultants or advisors to, the Company or its subsidiaries ("Eligible Persons").

        As of March 31, 2010, approximately 750 officers and employees of the Company and its Subsidiaries (including all of the named executive officers) and all non-employee directors were considered to be within the group of Eligible Persons who could receive Awards under the 2010 Stock Plan, subject to the Compensation Committee's discretion to determine the particular individuals who, from time to time, will be selected to receive Awards.

        Shares Available for Awards.    The aggregate number of shares of Common Stock that may be issued pursuant to all Awards under the 2010 Stock Plan shall not exceed the sum of (1) 20,000,000 plus (2) the number of shares of Common Stock that are available for award or subject to outstanding awards granted under any of the Hughes Electronics Corporation Incentive Plan effective December 31, 1985 and last amended on December 22, 2003, The DIRECTV Group 2004 Stock Plan, effective June 3, 2004 and last amended on June 5, 2007, and the Liberty Entertainment, Inc. Transitional Stock Adjustment Plan effective November 19, 2009, or the Prior Plans, but which, after

June 3, 2010, are forfeited, expire, are cancelled without delivery of shares of Common Stock or otherwise result in a return of such shares of Common Stock to DIRECTV. As of December 31, 2009, there were 36,887,150 shares subject to awards outstanding under the Prior Plans. As of December 31, 2009, there were 55,647,659 shares available for future issuance under the Prior Plans. The following additional share limits are contained in the 2010 Stock Plan:

  •
  The maximum number of shares that may be issued pursuant to Awards granted to non-employee directors during any calendar year is the greater of (i) 15,000 or (ii) the number of shares determined by dividing $400,000 by the Fair Market Value of the Common Stock as determined in accordance with the 2010 Stock Plan rounded up to the next higher ten shares (higher than the limits under the 2004 Stock Plan).

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  The maximum number of shares of Common Stock subject to Stock Options and Stock Appreciation Rights that may be granted to any Participant during any calendar year shall be 4,000,000 shares (the same limit as under the 2004 Stock Plan).

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  The maximum number of shares of Common Stock subject to Restricted Stock, Stock Units or Other Stock-Based Awards that may be granted to any Participant during any calendar year shall be 4,000,000 shares (the same limit as applied to Performance Based Awards under the 2004 Stock Plan).

        Shares subject to Awards that expire or are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2010 Stock Plan will again become available for regrant and award purposes under the 2010 Stock Plan to the extent permitted by law. In instances where a stock appreciation right or other Award granted under the 2010 Stock Plan is settled in cash or a form other than shares, the shares that would have been issued had there been no cash or other settlement will not be counted against the share limits of the 2010 Stock Plan for purposes of determining the number of shares that remain available for issuance under the 2010 Stock Plan. Dividends and dividend equivalents that are paid in cash in conjunction with outstanding Awards will not be counted against the shares available for issuance under the 2010 Stock Plan. In addition, the 2010 Stock Plan generally provides that shares issued in connection with Awards that are granted by or become obligations of the Company through the assumption or conversion of awards (or in substitution for awards) in connection with an acquisition of another company will not count against the shares available for issuance under the 2010 Stock Plan.

        Types of Awards.    The 2010 Stock Plan authorizes the grant of stock options, stock appreciation rights, or SARs, restricted stock, restricted stock units, stock bonuses, Performance-Based Awards (described below), other stock awards, and dividend equivalent rights, or DERs.

        Except as may be provided in an applicable Award Terms and Conditions (which may be amended or supplemented), generally speaking, no option or SAR granted under the 2010 Stock Plan may be exercisable or may vest until at least six months after the Award Date. In general, an option or SAR will expire, or other award will vest, not more than 10 years after the date of grant, subject to deferral opportunities that may be provided to participants. The Compensation Committee may authorize settlement of Awards in cash or shares, subject to preexisting rights of participants evidenced by the Award Terms and Conditions.

        The Compensation Committee in making or amending an Award may determine the effect of termination of service (including retirement) on the rights and benefits under Awards and in doing so may make distinctions based upon the cause of termination or other factors.

        The 2010 Stock Plan permits participants to pay the grant price of an option or the cash purchase price (if any) of any shares in one or a combination of the following methods: (1) in cash, (2) by the delivery of shares of Common Stock already owned by the Participant, or (3) if permitted by the Compensation Committee and applicable law, in accordance with any cashless exercise or net exercise program in effect at the time of the exercise. Shares may also be issued solely for services or other rights or property. The 2010 Stock Plan does not permit loans to participants to finance Awards or stock purchases.

        Transfer Restrictions.    Subject to customary exceptions, rights and benefits under Awards under the 2010 Stock Plan are not transferable by the recipient other than by will or the laws of descent and distribution, and are generally only exercisable by the Participant (or, if the Participant has suffered a disability, his or her legal representative).

        Stock Options.    An option is the right to purchase shares of Common Stock at a future date at a specified price, referred to as the grant price, during a specified term not to exceed 10 years. The Compensation Committee may grant one or more options to any Eligible Person.

        The grant price of any options granted to Eligible Persons under the 2010 Stock Plan is determined by the Compensation Committee at the time of the grant and must be at least 100% (110% in the case of an incentive stock option, or ISO, granted to a Participant who owns or is deemed to own more than 10% of the total combined voting power of all classes of stock of the Company) of the Fair Market Value of the Common Stock on the date of grant. The Compensation Committee may grant ISOs or non-qualified stock options under the 2010 Stock Plan. ISOs have more restrictive eligibility criteria and are taxed differently from non-qualified stock options, as described under the section entitled "Federal Income Tax Consequences of Options under the 2010 Stock Plan" beginning on page 78. ISOs are also subject to more restrictive terms and are limited in amount by the Code and the 2010 Stock Plan.

        Stock Appreciation Rights.    In its discretion, the Compensation Committee may grant a SAR concurrently with or after the grant of an option, and with reference to all or a portion of the shares covered by such options, or on a stand-alone basis. A SAR granted in connection with an option is typically the right to receive payment of an amount equal to the excess of the Fair Market Value of Common Stock on the date the SAR is exercised over the grant price of the related option, which is referred to as the spread value. The base price of a stand-alone SAR must be at least the Fair Market Value of the Common Stock on the grant date. A SAR granted in connection with an option is only exercisable if and to the extent that the related option is exercisable. Upon exercise of a SAR, the holder receives the spread value in shares of Common Stock (valued at Fair Market Value at date of exercise), in cash, or in a combination of Common Stock and cash.

        Restricted Stock.    A restricted stock award is an award typically for a fixed number of shares of Common Stock, which is subject to vesting or other restrictions. The Compensation Committee must specify the price, if any, or services the recipient must provide for the shares of restricted stock, the conditions on vesting (which may include, among others, the passage of time or specified performance objectives or both) and any other restrictions (for example, restrictions on transfer) imposed on the shares. Unless the Compensation Committee otherwise provides in an Award Terms and Conditions, a restricted stock award does not confer voting and dividend rights prior to vesting.

        Restricted Stock Units.    A restricted stock unit, or RSU, represents a bookkeeping entry that serves as a unit of measurement relative to a share of Common Stock for purposes of determining the payment, in shares or cash, of a deferred benefit or right. The Company may grant RSUs for services rendered, in lieu of other compensation, or in exchange for or in addition to any other Award under the Plan. The Compensation Committee will specify the terms relating to the RSUs, the conditions on vesting and any other restrictions imposed on the RSUs in making the Award. RSUs do not confer voting rights but may provide for dividend equivalent rights as determined by the Compensation Committee.

        Performance-Based Awards.    The Compensation Committee may grant awards that are intended to be performance-based awards within the meaning of Section 162(m) of the Code. We refer to such awards as Performance-Based Awards. Performance-Based Awards are in addition to any of the other types of awards that the Company may grant under the 2010 Stock Plan (including options and stock appreciation rights, which may also qualify as performance-based awards for Section 162(m) purposes). Performance-Based Awards may be in the form of restricted stock, performance stock, RSUs, other rights or cash bonus opportunities.

        The vesting or payment of Performance-Based Awards (other than options or stock appreciation rights) will depend on the achievement of specific, pre-established performance goals related to one or more business criteria approved by the Compensation Committee. The performance goals must be established by the Compensation Committee in advance of applicable deadlines under the Code and while the performance relating to the goals remains substantially uncertain. The Compensation Committee may establish performance goals based on one or more of the business criteria in the following categories: subscribers, subscriber service and subscriber satisfaction; employees and employment activities; revenues, expenses and earnings; cash and cash flow; margins, returns and ratios; stock price and other performance measures. We provide a more detailed list of the business criteria in Exhibit A attached to the 2010 Stock Plan.

        The business criteria may be applied based on the performance of the Company (including its Subsidiaries) on a consolidated, Subsidiary, segment, division, region or property basis. In addition, the Compensation Committee, in its sole discretion may modify the way it uses the business criteria to develop performance goals. The business criteria, determined on a quantitative basis, may be: (a) determined relative to any product or service provide by the Company, (b) combined in any manner to define other performance-based business criteria, (c) determined either before or after any capital costs, interest, taxes, depreciation or amortization, (d) determined either including or excluding non-cash, extraordinary, special or non-recurring items, (e) determined on a per share (basic or diluted), per subscriber or per unit basis, (f) determined on an incremental, cumulative or average basis, on an absolute, percentage or percentage point basis, or (g) determined relative to any internal or external business criteria or relative to the performance of other companies. The Compensation Committee may use any one, all or a combination of these adjustment factors.

        The Compensation Committee must establish performance targets under the 2010 Stock Plan while the performance relative to the target remains substantially uncertain within the meaning of Section 162(m) of the Code and in no event after more than 25% of the performance measurement period has elapsed. The performance measurement period with respect to an Award may be from not less than one quarter of a calendar year to five years. Performance goals will be adjusted to reflect certain changes, including reorganizations, liquidations and capitalization and accounting changes, to the extent permitted by Section 162(m), unless the Compensation Committee provides otherwise at the time of establishing the targets.

        Performance-Based Awards may be stock-based and are payable in stock only or in cash or stock. Before any Performance-Based Award is paid, the Compensation Committee must certify that the performance goals have been satisfied. The Compensation Committee will have discretion to determine the performance goals and restrictions or other limitations of the individual awards and may reserve negative discretion to reduce payments below maximum award limits.

        Stock Bonuses.    A stock bonus typically represents a bonus in shares for services rendered (in excess of cash payment for the shares, if any). The Compensation Committee may grant stock bonuses to reward continued services, contributions or achievements or in connection with the deferral of compensation, in such manner and on such terms and conditions (including any restrictions on the shares) as the Compensation Committee may determine from time to time.

        Dividend Equivalent Rights.    The 2010 Stock Plan authorizes stock-based Awards, including options, to be granted with or without dividend equivalent rights, or DERs. DERs are amounts payable in cash or stock (or additional stock units that may be paid in stock or cash) equal to the amount of dividends that would have been paid on shares had the shares been outstanding from the date the stock-based Award was granted. DER accounts also typically earn additional DERs. The Compensation Committee, at the time of grant or otherwise prior to declaration and payment of dividends by the Company, determines the time and conditions of payment and may limit amounts payable as DERs. The number of shares or units credited as DERs is based on the fair market value of the shares relative to the dollar amount of the dividend. DERs may be accrued on unvested or restricted awards, but not paid until the Awards vest or restrictions are removed. DERs are cancelled for Awards or portions of Awards that do not vest or otherwise expire or are cancelled.

        Deferred Payments.    The 2010 Stock Plan authorizes the Compensation Committee to permit the deferred payment of Awards subject to Section 409A. The Compensation Committee may determine the form and timing of payment, vesting, and other terms applicable to deferrals.

        Adjustments; Acceleration.    As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the 2010 Stock Plan and any outstanding stock-based Awards, as well as the exercise or purchase prices of Awards, and performance targets under certain types of performance-based awards (e.g., a SAR) are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders. In certain circumstances, Awards that have been fully accelerated and that have not been exercised prior to the occurrence of certain events will terminate unless provision has been made for their survival, exchange, substitution, exchange or other settlement.

        No Limit on Other Plans or Agreements.    The 2010 Stock Plan does not limit the authority of the Board of Directors or the Compensation Committee to grant Awards or authorize any other compensation, with or without reference to the Company's Common Stock, under any other plan or authority.

        Golden Parachute Limitations.    No Awards or payments may be accelerated to an extent or in a manner that would not be fully deductible to the Company or one of its Subsidiaries for federal income tax purposes because of Section 280G of the Code. If a Participant would be entitled to benefits or payments that may be "parachute payments" under Section 280G, then the Compensation Committee may reduce or modify the payments so that the Company or one of its Subsidiaries is not denied federal income tax deductions because of Section 280G. However, if a Participant is a party to an employment or other agreement with the Company that contains express provisions regarding Section 280G those provisions shall control as to any Awards held by that Participant pursuant to such employment agreement.

        Return of Award.    The Compensation Committee may include in any Terms and Conditions for Awards a provision requiring the participant to return gains realized on Awards made under the 2010 Stock Plan in the event that the Compensation Committee determines that (i) a material breach of specified obligations under one or more written agreements between a Participant and the Company has occurred during the one-year period after termination of the Participant's employment or (ii) the Compensation Committee determines that there should be a return under the recoupment policy adopted by the Compensation Committee in 2009.

        Termination of or Changes to the 2010 Stock Plan.    The Compensation Committee may terminate, suspend, modify or amend the 2010 Stock Plan at any time. Stockholder approval for an amendment will be obtained if required under the 2010 Stock Plan (including as to a repricing of any stock options), or under Sections 162(m), 422 or 424 of the Code, by other applicable law or the rules of the

NASDAQ, or if deemed necessary or advisable by the Board of Directors. Unless terminated earlier by the Board of Directors, the authority to grant new Awards under the 2010 Stock Plan will terminate on June 3, 2020. The applicable provisions of the 2010 Stock Plan and the Compensation Committee's authority will continue with respect to any Awards then outstanding. Generally speaking, outstanding options and other Awards may be amended by the Compensation Committee (except as to repricing) but the consent of the holder is required if the amendment (or any plan amendment) materially adversely affects the holder.

        Securities Underlying Awards.    The closing price of a share of Class A Stock as of April 5, 2010 was $34.69 per share.

Federal Income Tax Consequences of Options Under the 2010 Stock Plan

        We summarize the U.S. federal income tax consequences of the 2010 Stock Plan under current federal law, which are subject to change, in the following discussion.

        With respect to non-qualified stock options, the Company is generally entitled to deduct and the Participant recognizes taxable income in an amount equal to the difference between the option grant price and the fair market value of the shares at the time of exercise. The Participant will be entitled to long-term capital gain treatment on any further gain or loss (provided the Participant holds the shares for at least one year after exercise). With respect to ISOs, the Company is generally not entitled to a deduction nor does the participant recognize income at the time of exercise or (provided that the Participant holds the shares at least two years after grant and one year after exercise) at any later time. Rather, the Participant receives capital gains treatment on the difference between his or her basis and the ultimate sales price. The Participant exercising an ISO may, however, be subject to the federal alternative minimum tax.

        The current federal income tax consequences of other awards authorized under the 2010 Stock Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as non-qualified stock options; restricted stock results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (although employees may elect earlier taxation and convert future gains to capital gains); bonuses and performance share awards are generally subject to tax at the time of payment; cash-based awards are generally subject to tax at the time of payment; and compensation otherwise effectively deferred is taxed to the individual when paid. In each of the foregoing cases, the Company will generally have a corresponding deduction at the time the participant recognizes income.

        Compensation to certain executive officers attributable to Awards that are not "performance-based" within the meaning of Section 162(m) of the Code may not be deductible to the extent that aggregate non-performance-based compensation to such officers exceeds $1,000,000 in any tax year. As noted previously, while accounting and tax treatment are relevant compensation issues, the Company believes that stockholder interests are best served by not restricting flexibility in designing compensation programs, even though such programs may result in non-deductible compensation expenses.

New Plan Benefits

        Because future awards are discretionary, it is not possible to determine who will receive awards and in what amounts in the event that stockholders approve the 2010 Stock Plan. Information concerning awards under the Prior Plans is available in this proxy statement in the following tables and the narrative accompanying them: 2009 Summary Compensation Table beginning on page 41, 2009 Grants of Plan-Based Awards beginning on page 45, 2009 Outstanding Equity Awards at Fiscal Year End beginning on page 50, 2009 Option Exercises and Stock Vested beginning on page 52, 2009 Director Compensation beginning on page 62, 2009 Supplementary Table 14—Board of Directors Outstanding Equity Awards at Fiscal Year End on page 64, and Equity Compensation Plan Information beginning on page 65 and in Note 15: Share-Based Payment of the Notes to the Consolidated Financial Statements of Form 10-K for the fiscal year ended December 31, 2009 included in the Annual Report that accompanies this proxy statement. As previously noted in "Comparison of the 2010 Stock Plan to the 2004 Stock Plan" on page 72, the 2010 Stock Plan is based on and substantially the same as the 2004 Stock Plan.

        All members of the Board of Directors are eligible to receive Awards under the 2010 Stock Plan and thus have a personal interest in the approval of the 2010 Stock Plan.

        The Board of Directors recommends that the stockholders vote "FOR" the 2010 Stock Plan.

 PROPOSAL 4

APPROVAL OF THE AMENDED AND RESTATED EXECUTIVE OFFICER CASH BONUS PLAN

        On April 15, 2010, upon the recommendation of the Compensation Committee and subject to stockholder approval, the Board of Directors approved the DIRECTV Executive Officer Cash Bonus Plan which we refer to as the 2010 Bonus Plan. We are asking the stockholders to approve the 2010 Bonus Plan.

        The affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote at the Annual Meeting is required to approve the 2010 Bonus Plan. Stockholder approval of the 2010 Bonus Plan will permit awards paid under it to qualify as "performance-based compensation" which is excluded from the $1 million limit on deductible compensation set forth in Section 162(m) of the Code.

        Our Board believes that approval of the 2010 Bonus Plan is in the Company's and the stockholders' best interests and that it is important to help assure our ability to continue to recruit and retain highly-qualified employees.

Comparison of the 2010 Bonus Plan to the 2004 Bonus Plan.

        The 2010 Bonus Plan is based on and substantially the same as The DIRECTV Group, Inc. 2004 Bonus Plan as amended and approved by the stockholders at the 2007 annual meeting, or the 2004 Bonus Plan. Among other things, the 2010 Bonus Plan includes technical changes to assure compliance with the provisions of Sections 162(m) and 409A of the Internal Revenue Code.

Summary Description of the 2010 Bonus Plan

        The principal terms of the 2010 Bonus Plan are summarized below. This summary is qualified in its entirety by the full text of the 2010 Bonus Plan, which is attached to this proxy statement as Annex B. The full text of the 2010 Bonus Plan has also been filed electronically as Annex B to this proxy statement and is available through the SEC's website at www.sec.gov. Capitalized terms not otherwise defined herein have the meanings given to them in the 2010 Bonus Plan.

        Eligible Persons.    The persons eligible to participate in the 2010 Bonus Plan are key employees (including elected officers) who are, or in the opinion of the Compensation Committee may become, executive officers subject to Section 162(m) of the Code. As of March 31, 2010, eight key employees were considered eligible for participation under this 2010 Bonus Plan.

        Summary of Terms.    The purpose of the 2010 Bonus Plan is to promote the success of the Company by providing performance incentives in a manner that preserves, for tax purposes, the Company's ability to deduct that compensation. The Compensation Committee will administer the 2010 Bonus Plan and is charged with responsibility for designating eligible participants and establishing specific annual performance targets for each participant in the 2010 Bonus Plan. The performance targets may be based on one or more of the business criteria in the following categories: subscribers, subscriber service and subscriber satisfaction; employees and employment activities; revenues, expenses and earnings; cash and cash flow; margins, returns and ratios; stock price and other performance measures. We provide a more detailed list of the business criteria in Exhibit A attached to the 2010 Bonus Plan.

        The business criteria may be applied based on the performance of the Company (including its Subsidiaries) on a consolidated, Subsidiary, segment, division, region or property basis. In addition, the Compensation Committee, in its sole discretion may modify the way in which the business criteria are used to develop performance goals. The business criteria, determined on a quantitative basis, may be: (a) determined relative to any product or service provide by the Company, (b) combined in any manner to define other performance-based business criteria, (c) determined either before or after any capital costs, interest, taxes, depreciation or amortization, (d) determined either including or excluding non-cash, extraordinary, special or non-recurring items, (e) determined on a per share (basic or diluted), per subscriber or per unit basis, (f) determined on an incremental, cumulative or average basis, on an absolute, percentage or percentage point basis, or (g) determined relative to any internal or external business criteria or relative to the performance of other companies. The Compensation Committee may use any one, all or a combination of these adjustment factors.

        The Compensation Committee must establish the targets while the performance relative to the target remains substantially uncertain within the meaning of Section 162(m) of the Code and in no event after more than 25% of the performance measurement period has elapsed. Generally, the performance measurement periods under the 2010 Bonus Plan are single calendar years.

        The 2010 Bonus Plan generally requires adjustments to certain business criteria and applicable pre-established performance targets for specific changes, such as stock splits or recapitalization, business acquisitions or dispositions, or any special charges to the Company's earnings. The Compensation Committee, however, may provide in advance that one or more of such adjustments will not be made as to a specific award. In addition, the Compensation Committee may establish in advance other circumstances requiring in its view an appropriate adjustment not inconsistent with Section 162(m). In addition, the satisfaction of performance targets is determined without regard to changes in accounting principles or practices occurring during the performance period unless the Compensation Committee provides in advance to the contrary.

        Concurrently with the selection of performance targets, the Compensation Committee must establish an objective formula or standard for calculating the target bonus and maximum bonus payable to each participating executive officer. Under the 2010 Bonus Plan, the maximum bonus for each calendar year for any Executive shall be the lesser of (i) $10,000,000 or (ii) five times the Base Salary of such Executive (the same maximum for any executive in the 2004 Bonus Plan). Notwithstanding this overall maximum, the Compensation Committee has the sole discretion to determine whether to pay any or the entire maximum permissible bonus, subject to the 2010 Bonus Plan's terms and any other written commitment authorized by the Compensation Committee.

        The Compensation Committee is also authorized to exercise its negative discretion by establishing additional conditions and terms of payment of bonuses, including the achievement of other financial, strategic or individual goals, which may be objective or subjective, as it deems appropriate. Although the Compensation Committee may waive these additional conditions and terms, it may not waive the basic performance target as to the business criterion or criteria chosen for any particular calendar year. No bonus may be paid under the 2010 Bonus Plan unless the Compensation Committee has certified in writing that the specific performance targets have been satisfied and that the amount of each bonus has been accurately determined in accordance with the 2010 Bonus Plan's terms. All bonuses are to be paid in cash or cash equivalents.

        The 2010 Bonus Plan may from time to time be amended, suspended or terminated, in whole or in part, by the Compensation Committee, but no amendment will be effective without Board of Directors and/or shareholder approval if such approval is required to satisfy the requirements of Section 162(m).

        Awards under the 2010 Bonus Plan.    The amounts that will be paid under the 2010 Bonus Plan for calendar year 2010 or future years are not determinable. These amounts will depend upon meeting performance targets that are substantially uncertain and that even if met would remain subject to the Compensation Committee's substantial negative discretion. Payments made to the named executive officers in 2009 under the 2004 Bonus Plan are disclosed in column (e) of the 2009 Summary Compensation Table on page 41. As previously noted in "Comparison of the 2010 Bonus Plan to the 2004 Bonus Plan" on page 79, the 2010 Bonus Plan is based on and substantially the same as the 2004 Bonus Plan.

        Other Compensation.    The 2010 Bonus Plan is not exclusive. The Company may pay cash and other bonuses and other compensation to certain named officers and other officers under other authority of the Board of Directors and applicable law. If the stockholders do not approve the 2010 Bonus Plan, it is possible that the Company would pay cash bonuses for fiscal year 2010 for named executive officers above the limits established by the 2004 Bonus Plan. Any such amounts would be discretionary and any such bonuses then paid would not be deductible under Section 162(m) to the extent that (when combined with other non-exempt compensation paid) they exceed the $1,000,000 individual limit on non-exempt compensation paid to certain named executive officers.

        The Compensation Committee and the Board of Directors believe, in general, that it is desirable and in the best interests of the Company and its stockholders to enable the Company's annual executive officer 2010 Bonus Plan to comply with the requirements of Section 162(m). The Compensation Committee and the Board further believe that the 2010 Bonus Plan provides an important incentive that complements the Company's existing policies and other long-term plans in linking significant portions of executive compensation to the Company's performance. The 2010 Bonus Plan also serves the Company's interests by granting the Compensation Committee extensive discretion to evaluate the criteria and other factors by which it measures performance and to determine the actual amount of each eligible executive's bonus within the maximum limits imposed.

        Mr. White is eligible to receive Awards under the 2010 Bonus Plan and thus has a personal interest in the approval of the 2010 Bonus Plan. For that reason, he has abstained in making a recommendation to stockholders regarding the approval of the 2010 Bonus Plan.

        The Board of Directors, with Mr. White abstaining, recommends that stockholders vote "FOR" approval of the 2010 Bonus Plan.

 PROPOSAL 5

HOLDING EQUITY INTO RETIREMENT

        The Board of Trustees of the International Brotherhood of Electrical Workers, 900 Seventh Street, N.W., Washington, D.C. 20001, owner shares of Common Stock valued at more than $2,000, has advised the Company that it intends to present the following resolution at the Annual Meeting. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of common stock present in person or by proxy and entitled to vote at the Annual Meeting.

Shareholder Resolution

        Resolved: The shareholders of DIRECTV (the "Company") urge the Board of Directors (the "Board") to adopt a policy requiring senior executives to retain 75% of all equity-based compensation for at least two years following their departure from the Company, through retirement or otherwise, and to report to shareholders regarding this policy before the Company's 2011 annual meeting. The policy should prohibit hedging transactions that are not sales but offset the risk of loss to the executive. This proposal shall cover only compensation awards under a new equity plan or a compensation agreement with executives.

Supporting Statement

        Equity-based compensation is an important component of senior executive compensation at our Company. According to page 47 of the 2009 Proxy Statement, at year end 2008 the Company's most highly compensated executives had outstanding equity awards for 3,359,538 shares/units, 332,500 shares/units, 135,000 shares/units, 250,750 shares/units and 650,750 shares/units.

        In our view, requiring senior executives to hold a significant portion of the shares received through compensation plans after they depart from the Company forces them to focus on the Company's long-term success and better align their interests with that of shareholders. The absence of such a requirement can allow senior executives to walk away without facing the consequences of actions aimed at generating short-term financial results. We believe that the current financial climate has made it imperative for companies to reshape compensation policies and practices to discourage excessive risk-taking and promote long-term, sustainable value creation.

        The Aspen Principles, endorsed by the largest business groups including The Business Roundtable, the U.S. Chamber of Commerce, the Council of Institutional Investors, and the AFL-CIO, urge that "senior executives hold a significant portion of their equity-based compensation for a period beyond their tenure." A 2002 report by a commission of The Conference Board endorsed the idea of equity holding requirements for executives, stating that the long-term focus promoted thereby "may help prevent companies from artificially propping up stock prices over the short-term to cash out options and making other potentially negative short-term decisions."

        The Company's executive compensation philosophy includes equity ownership guidelines applicable to executives with the title of Executive Vice President or higher who are expected to acquire and maintain until termination of employment, shares of Common Stock or Common Stock equivalents equal in value to a multiple of the executive's base salary. The multiple for the Chief Executive Officer is six times base salary and the multiple for other executive officers is two times base salary. Executives have four years to attain the target ownership level.

        We believe that senior executives should be required to hold equity awards for at least two years after their departure to ensure that they share in both the upside and downside risk of their actions. We also view a retention requirement approach as superior to a stock ownership guideline because a guideline loses effectiveness once it has been satisfied.

Board of Directors' Response

        The Board of Directors believes that it is important to align the focus and interest of our executive management with the long-term success of the Company and the interests of our stockholders. They believe that the current compensation structure, as explained in detail in the Compensation Discussion and Analysis of the Compensation Committee, or CD&A, in this proxy statement fosters that goal as well as others discussed in the CD&A. In this regard, it should be noted that for the five-year period ended December 31, 2009, the total return to shareholders of the Company was 99.2% which is substantially in excess of our peer group as well as each of the Standard & Poor's 500 Composite Stock Price Index and the NASDAQ Composite Index. In addition, the Board has recently taken actions to further encourage this alignment by enhancing the stock ownership requirements applicable to our executive management. These requirements are discussed in more detail in the section of the CD&A titled "Stock Ownership" on page 39.

        The Board of Directors opposes this proposal for several reasons. First, the Board believes that the current compensation structure and stock ownership guidelines are sufficient to align the goals of our executive management with interests of our stockholders and the long-term interests of the Company. The requirement supported by the proposal could also result in a situation where long-term executives with very large holdings could become increasingly risk-adverse, which could be contrary to the best interests of the stockholders and the Company.

        The Board also believes that a requirement like that suggested in the proposal would impede the ability of our Company to compete for executive talent. Most of our peer group does not have any such requirement. Such a policy would effectively convert equity compensation into deferred or retirement income distorting the design and goals of our compensation programs. This effective conversion might require additional benefits and base salary or other short-term payments to compensate for this shift of a significant portion of the compensation package.

        Our senior executives should also have the opportunity to prudently manage their personal financial affairs without undue interference by the Company. While it is appropriate to require that each senior executive have a significant stake in the future of the Company, it is fundamentally unfair to impede the ability of our senior executives to manage their personal financial affairs as required by this shareholder proposal. The Board believes that the current structure effectively balances between minimizing stock investment risk and requiring a significant, but not potentially excessive, personal holding of Company stock.

        Finally, the Company is not aware of any empirical evidence that such requirements lead to improved returns to stockholders. Our belief is that implementing the requirement recommended by the proposal would not be beneficial to the Company or its stockholders and could be detrimental.

        The Board of Directors unanimously recommends a vote "AGAINST" Proposal 5.

SUBMISSION OF STOCKHOLDER PROPOSALS

Stockholder Proposals for Inclusion in Next Year's Proxy Statement

        In order to be considered for inclusion in the Company's proxy statement and form of proxy relating to the 2011 annual meeting of Stockholders, proposals of stockholders intended to be presented for action at that meeting or nomination of persons for election to the Board must be received by the office of the Secretary of the Company either by mailing your proposal by first class mail with sufficient postage to DIRECTV, Attention: Secretary, 2230 E. Imperial Highway, El Segundo, CA 90245 or by faxing to the attention of the Secretary at 1-310-964-0843, by either means no later than December 22, 2010.

Other Stockholder Proposals for Presentation at Next Year's Annual Meeting

        Under the by-laws, notice of any other matter intended to be presented by a stockholder for action at the 2011 annual meeting must be sent by first class mail and addressed to the office of the Secretary of the Company at 2230 E. Imperial Highway, El Segundo, CA 90245 or faxed to the attention of the Secretary at 1-310-964-0843, and must contain the information required by the by-laws. The notice must be received by the Secretary of the Company during the period from February 3, 2011 through March 7, 2011. However, if the date of the 2011 annual meeting is advanced more than 30 days prior to or delayed by more than 60 days after the anniversary of the 2010 Annual Meeting, notice by the stockholder to be timely must be delivered not later than the close of business on the 120th day prior to the revised date of the 2011 annual meeting and not later than the close of business on the latter of: (a) the 90th day prior to the revised date of the 2011 annual meeting, or (b) if the first public announcement of the revised date of the 2011 annual meeting is less than 100 days prior to such revised date, the 10th day following the day on which public announcement of the revised date of the 2011 annual meeting is first made by the Company.

        In each case, a stockholder's notice of proposal must include all information required by Article 1, Section 1 of the Company's by-laws and in the case of a notice of nomination, must also include all information required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to the Securities Exchange Act of 1934, as amended, and must be accompanied by the nominee's written consent to serve as a director if elected. You can access the Company's by-laws on the Company's website at www.directv.com/investor.

        Also, if the number of directors to be elected to the Board is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board made by the Company on or prior to February 23, 2011, then a stockholder's notice shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered by first class mail to the Secretary at 2230 E. Imperial Highway, El Segundo, CA 90245 or faxed to the attention of the Secretary at 1-310-964-0843, not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company. For purposes of this proxy statement, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

        The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

PAPER COPIES OF MATERIALS

        Stockholders may obtain paper copies of the charters of the Audit, Nominating and Corporate Governance or Compensation Committee, the Code of Ethics and Business Conduct, the Code of Ethics Applicable to the Chief Executive Officer and Senior Financial Officers or employee benefit plans by sending a written request by first-class mail to DIRECTV, Attn: Secretary, 2230 E. Imperial Highway, El Segundo, CA 90245. Please indicate specifically which documents you are requesting.

OTHER MATTERS

        The enclosed proxy gives the Proxy Committee discretionary authority to vote your shares in accordance with its best judgment on any additional matters that may come before the Annual Meeting.

        If you vote by mail, we encourage you to specify your choices by marking the appropriate boxes on the enclosed proxy card. You do not need to mark any boxes if you wish to vote according to the Board of Directors' recommendations; just sign, date and return the proxy in the enclosed envelope. If you vote through the Internet or by telephone, simply follow the instructions on the proxy card. Thank you for your cooperation and prompt response.

By order of the Board of Directors

Jan Williamson Secretary

 ANNEX A

DIRECTV
2010 STOCK PLAN
(effective June 3, 2010)

        1.    Purposes.    The purposes of the DIRECTV 2010 Stock Plan are to promote the success of DIRECTV, a Delaware corporation and its Subsidiaries, and to increase stockholder value by providing an additional means through the grant of awards to attract, motivate, retain and reward selected employees and other eligible persons.

        2.    Definitions.    As used in this Plan, the following terms shall have the meanings set forth below:

          (a)   "Affiliates" means Subsidiaries of the Company and entities over which the Company, directly or indirectly, has the power to direct or cause the direction of the management and policies.

          (b)   "Award" means, individually or in the aggregate, an award granted under this Plan in the form of Stock Options, Stock Appreciation Rights, Restricted Stock, Stock Units (restricted or unrestricted), Stock Bonuses, shares of Common Stock or any combination of the foregoing, including Dividend Equivalent Rights at the discretion of the Committee.

          (c)   "Award Terms and Conditions" or "Terms and Conditions" mean Award specifications set for each Award or group of Awards.

          (d)   "Beneficiary" means the person, persons, trust or trusts designated by a Participant or, in the absence of a designation, entitled by will or the laws of descent and distribution, to receive the benefits specified in the Award Terms and Conditions and under this Plan in the event of a Participant's death.

          (e)   "Board" means the Board of Directors of DIRECTV.

          (f)    "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          (g)   "Committee" means the Compensation Committee of the Board.

          (h)   "Common Stock" means share(s) of Class A common stock, $.01 par value, of DIRECTV and such other securities or property as may become the subject of Awards under this Plan, or may become subject to such Awards, pursuant to an adjustment made under Section 14.

          (i)    "Company" means DIRECTV and its Subsidiaries.

          (j)    "DIRECTV" means DIRECTV, a Delaware corporation, and any successor entity which shall have assumed the rights and obligations of this Plan by operation of law or otherwise.

          (k)   "Dividend Equivalent Right" or "DER" means a right authorized by Section 11 of this Plan.

          (l)    "Eligible Person" means any person who is (i) an Officer or Employee, (ii) a director of DIRECTV, or (iii) an individual consultant or advisor who renders or has rendered bona fide services (other than services in connection with the offering or sale of securities of DIRECTV or one of its Subsidiaries in a capital-raising transaction or as a market maker or promoter of securities of DIRECTV or one of its Subsidiaries) to the Company; provided, however, that a person who is otherwise an Eligible Person under clause (iii) above may participate in this Plan only if such participation would not adversely affect either (x) DIRECTV's eligibility to use Form S-8 to register under the Securities Act the offering and sale of shares of Common Stock issuable under this Plan by DIRECTV, or (y) DIRECTV's or any Subsidiary's compliance with any other laws applicable to transactions or determinations under this Plan.

          (m)  "Employee" means any person who is employed by the Company.

          (n)   "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

          (o)   "Fair Market Value" on any date shall mean the closing price of the Common Stock as reported in the NASDAQ Stock Market Composite Transactions quotations, as quoted in the Bloomberg News Service (or other comparable system, as approved by the Committee) for such date. If the Common Stock shall cease to be listed on the NASDAQ, the Committee shall designate an alternative method of determining the Fair Market Value of the Common Stock. Notwithstanding the foregoing, to the extent necessary or, in the opinion of the Committee, appropriate, to secure benefits or obtain qualification of this Plan or particular Awards under this Plan in other countries, the Committee may establish alternative methods for determining Fair Market Value at the date of grant (or any other applicable date as to which such determination may be required), consistent with the laws of those countries.

          (p)   "ISO" or "Incentive Stock Option" means a Stock Option that is designated as, and complies with the rules applicable to, an incentive stock option within the meaning of Section 422.

          (q)   "NQSO" or "Non-Qualified Stock Option" means a Stock Option that is not an ISO.

          (r)    "Officer" means any person elected by the Board as an executive officer of DIRECTV.

          (s)   "Participant" means an Eligible Person who receives an Award under this Plan.

          (t)    "Performance Share Award" means an Award of a right to receive shares of Common Stock or other compensation (including cash) under Section 10, the issuance or payment of which is contingent upon, among other conditions, the attainment of performance objectives established by the Committee.

          (u)   "Personal Representative" means the person or persons who, upon the disability or incompetence of a Participant, shall have acquired on behalf of the Participant, by legal proceeding or otherwise, the power to exercise the rights or receive benefits under this Plan and who shall have become the legal representative of the Participant.

          (v)   "Plan" means the DIRECTV 2010 Stock Plan, as amended from time to time.

          (w)  "Prior Plan" means all of or any one of, depending on the context, the Hughes Electronics Corporation Incentive Plan effective December 31, 1985 and last amended on December 22, 2003, The DIRECTV Group 2004 Stock Plan, effective June 3, 2004 and last amended on June 5, 2007, and the Liberty Entertainment, Inc. Transitional Stock Adjustment Plan effective November 19, 2009.

          (x)   "Restricted Stock" means shares of Common Stock awarded under this Plan subject to such conditions on vesting and transfer and other restrictions as are established pursuant to this Plan and the related Award Terms and Conditions for so long as such shares remain unvested under the terms of the applicable Award Terms and Conditions.

          (y)   "Restricted Stock Unit" or "RSU" means a Stock Unit subject to such conditions on vesting and payout as established pursuant to this Plan and the related Award Terms and Conditions.

          (z)   "Rule 16b-3" means Rule 16b-3 promulgated under the Exchange Act, as amended from time to time.

          (aa) "Section 162(m)," "Section 280G," "Section 409A," "Section 422," "Section 424" and "Section 4999" mean respectively, Section 162(m) of the Code, Section 280G of the Code,

  Section 409A of the Code, Section 422 of the Code, Section 424 of the Code and Section 4999 of the Code and the regulations promulgated thereunder, all as amended from time to time.

          (bb) "Securities Act" means the Securities Act of 1933, as amended from time to time.

          (cc) "Stock Appreciation Right" or "SAR" means the right to receive a payment in cash and/or Common Stock in an amount equal to the excess of the Fair Market Value of a specified number of shares of Common Stock on the date the Stock Appreciation Right is exercised over an amount that is not less than the Fair Market Value of that number of shares of Common Stock on the grant date.

          (dd) "Stock Bonus" means an Award of shares of Common Stock granted under this Plan for no consideration other than services performed and without restriction other than such transfer or other restrictions as may be established pursuant to this Plan to assure compliance with law.

          (ee) "Stock Option" or "Option" means a right to purchase a specified number of shares of Common Stock at a specified price during a specified period of time as determined in accordance with this Plan.

          (ff)   "Stock Unit" means a bookkeeping entry that serves as a unit of measurement relative to a share of Common Stock for purposes of determining the payment, in Common Stock or cash, of an Award. Stock Units are not outstanding shares of Common Stock and do not entitle a Participant to any dividend, voting or other rights in respect of any Common Stock.

          (gg) "Subsidiary" means (i) in the case of an ISO, a "subsidiary corporation" of DIRECTV, whether now or hereafter existing, as defined in Section 424(f) of the Code, (ii) in the case of any Award other than an ISO, a corporation, partnership, limited liability company or other entity in which DIRECTV owns, directly or indirectly, capital stock or other interests having ordinary voting power to elect a majority of the board of directors or other governing body and (iii) any other entity that the Committee determines qualifies as a "subsidiary" of DIRECTV for purposes of the use of Form S-8 to register the offering and sale of securities under this Plan.

        3.    Administration.

        (a)    Committee.    This Plan shall be administered by the Committee, which shall be comprised solely of not less than three members who shall be (i) "Non-Employee Directors" within the meaning of Rule 16b-3(b)(3) promulgated under the Exchange Act, (ii) "outside directors" within the meaning of Treasury Regulation Section 1.162-27(e)(3) promulgated under Section 162(m) and (iii) to the extent required by any applicable listing agency, independent directors (within the meaning of the applicable listing agency's rules).

        (b)    Authority of Committee.    Subject to the provisions of this Plan, including the limitations in Section 16, the Committee shall have the authority to do all things necessary or desirable in connection with the authorization of Awards and the administration of this Plan, including the authority to:

          (i)    determine the individuals who are Eligible Persons and each particular Eligible Person who will receive an Award;

          (ii)   grant Awards to Eligible Persons, determine the price at which securities will be offered or awarded and the amount of securities to be offered or awarded to any of such persons, and determine the other specific terms and conditions of such Awards consistent with the express limits of this Plan, and establish the installments (if any) in which such Awards shall become exercisable or shall vest and establish the events of vesting, termination or reversion of such Awards;

          (iii)  approve the forms of Award Terms and Conditions;

          (iv)  construe, interpret and implement this Plan, grant terms and grant notices, and all Awards and Award certificates, further define the terms used in this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan or the Awards granted under this Plan;

          (v)   cancel, modify, or waive DIRECTV's rights with respect to, or modify, discontinue, suspend or terminate any or all outstanding Awards and make any adjustments to Awards or authorize the termination, substitution or conversion of Awards upon the occurrence of an event described in Section 14;

          (vi)  accelerate or extend the vesting or exercisability or extend the term of any or all such outstanding Awards (in the case of Stock Options or Stock Appreciation Rights, within the maximum ten-year (or, if applicable, five-year) term of such Awards) in such circumstances as the Committee may deem appropriate (including, without limitation, in connection with a termination of employment or services or other events of a personal nature);

          (vii) adjust the number of shares of Common Stock subject to any Award, adjust the price of any or all outstanding Awards or otherwise change previously imposed Terms and Conditions, in such circumstances as the Committee may deem appropriate, and provided that in no case (except due to an adjustment contemplated by Section 14 or any repricing that may be approved by stockholders) shall such an adjustment constitute a repricing (by amendment, cancellation and regrant, exchange or other means) of the per share grant or base price of any Stock Option or Stock Appreciation Right to a price that is less than the Fair Market Value of a share of Common Stock (as adjusted pursuant to Section 14) on the date of the grant of the initial Award; and

          (vii) to make all other determinations and take such other actions as contemplated by this Plan or as may be necessary or advisable for the administration of this Plan and the effectuation of its purposes.

        (c)    Foreign Countries.    The Committee shall have the authority to adopt such modifications, procedures and subplans as may be necessary or desirable to comply with the provisions of the laws of foreign countries in which the Company may operate to assure the viability of the benefits from Awards granted to Participants performing services in such countries and to meet the purposes of this Plan.

        (d)    Binding Determinations.    Any action taken by, or inaction of, DIRECTV, any Subsidiary or the Committee relating or pursuant to this Plan and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. Neither the Board nor the Committee, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any Award made under this Plan).

        (e)    Reliance on Experts.    In making any determination or in taking or not taking any action under this Plan, the Board or the Committee, as the case may be, may obtain and may rely upon the advice of experts, including employees and professional advisors to DIRECTV. No director, officer or agent of DIRECTV or any of its Subsidiaries shall be liable for any such action or determination taken or made or omitted in good faith.

        (f)    Delegation of Authority.    The Committee may by resolution delegate different levels of authority to make grants of Awards to Eligible Persons other than Officers (or any person who is expected to become a "covered employee" within the meaning of Section 162(m)) under this Plan to different committees, provided that each committee consists solely of one or more members of the Board. The Committee may delegate ministerial, non-discretionary functions to individuals who are Officers or Employees.

        (g)    Indemnification.    No member of the Board or the Committee or any employee of the Company or any of its Affiliates (each such person an "Affected Person") shall have any liability to any person (including without limitation, any Participant), for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award. Each Affected Person shall be indemnified and held harmless by DIRECTV against and from any loss, cost, liability or expense (including attorneys' fees) that may be imposed upon or incurred by such Affected Person in connection with or resulting from any action, suit or proceeding to which such Affected Person may be a party or in which such Affected Person may be involved by reason of any action taken or omitted to be taken under the Plan and against and from any and all amounts paid by such Affected Person, with the Company's approval, in settlement thereof, or paid by such Affected Person in satisfaction of any judgment in any such action, suit or proceeding against such Affected Person: provided that, the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company's choice. The foregoing right of indemnification shall not be available to an Affected Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Affected Person giving rise to the indemnification claim resulted from such Affected Person's bad faith, fraud or willful wrongful act or omission. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Affected Persons may be entitled under the Company's Certificate of Incorporation or by-laws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such person or hold them harmless.

        4.    Eligibility.    The Committee may grant Awards under the Plan only to those persons that the Committee determines to be Eligible Persons.

        5.    Shares Available.

        (a)    Aggregate Shares Available.    Subject to any adjustments made in accordance with this Plan, the maximum number of shares of Common Stock that may be subject to Awards and delivered to Participants under this Plan shall not exceed the sum of (i) 20,000,000 plus (ii) the number of shares of Common Stock that are subject to available and outstanding awards granted under the Prior Plans, but which, after June 3, 2010, are forfeited, expire, are cancelled without delivery of shares of Common Stock, or otherwise result in the return of such shares of Common Stock to DIRECTV. The following limits also apply with respect to Awards granted under this Plan:

          (i)    The maximum number of shares of Common Stock subject to Awards that may be granted to each non-Employee director of DIRECTV during any calendar year shall be the greater of (i) 15,000 or (ii) the number of shares determined by dividing $400,000 by the Fair Market Value of the Common Stock, on the date of grant as specified by the Committee, rounded up to the next higher ten shares.

          (ii)   The maximum number of shares of Common Stock subject to Stock Options and Stock Appreciation Rights that may be granted to any individual under this Plan during any calendar year is 4,000,000 shares of Common Stock.

          (iii)  The maximum number of shares of Common Stock subject to Restricted Stock, Stock Units or Other Stock-Based Awards that may be granted to any individual under this Plan during any calendar year is 4,000,000 shares of Common Stock.

        (b)    Calculation of Available Shares and Replenishment.    To the extent that an Award is settled in cash or a form other than shares of Common Stock, the shares that would have been delivered had there been no such cash or other settlement shall not be counted against the shares available for issuance under this Plan. In the event that shares are delivered in respect to a Dividend Equivalent

Right, Stock Appreciation Right or other Award, only the actual number of shares delivered with respect to the Award shall be counted against the share limits of this Plan. Shares that are subject to or underlie Awards that expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under this Plan shall again be available for subsequent Awards under this Plan. The foregoing adjustments to the share limits of this Plan are subject to any applicable limitations under Section 162(m) and Section 422 with respect to Awards intended as performance-based compensation thereunder and thus are not applicable to increase the limits set forth in Section 5(a)(ii) and (iii).

        (c)    Source of Shares.    The Board or the Committee will decide the source of the shares of Common Stock that DIRECTV will deliver under an Award. The two available sources are authorized but previously unissued shares of Common Stock or shares of Common Stock that DIRECTV reacquires (treasury shares).

        6.    Grant of Awards.    Subject to the express provisions of this Plan, the Committee shall determine the number of shares of Common Stock subject to each Award, the price (if any) to be paid for the shares or the Award and, in the case of Performance Share Awards, applicable objectives, goals and performance criteria. Each Award shall be evidenced by an Award Terms and Conditions delivered to the Participant (either in hard copy or electronically). The Award Terms and Conditions shall set forth the material terms and conditions of the Award established by the Committee consistent with the specific provisions of this Plan. Unless the Committee otherwise expressly provides or as provided in Section 14, no Award shall be exercisable or shall vest until at least six months after the initial Award Date and, once exercisable, an Award shall remain exercisable until the expiration or early termination of the Award. The Committee may require, as a condition to vesting or exercise of a Stock Option or SAR, or vesting or payment of a Restricted Stock Award or RSU, that a Participant enter into agreements which the Committee considers appropriate and in the best interests of DIRECTV.

        7.    Stock Options.    The Committee is authorized to grant NQSOs and/or ISOs to Eligible Persons subject to the following provisions:

          (a)    Grant Price.    The grant price is the purchase price of the shares of Common Stock under each Stock Option and shall not be less than 100% of the Fair Market Value of such shares of Common Stock on the date the Stock Option is granted; provided, however, that if an ISO is granted to a Participant who owns more than ten percent (10%) of the total combined voting power of all classes of stock of DIRECTV or its parent or subsidiary corporations (within the meaning of Sections 424(e) and (f), respectively), at the time an ISO is granted to such Participant (taking into account the attribution rules of Section 424(a)) (any such Participant is referred to in this Plan as a "10% Holder"), the grant price for the ISO shall be 110 percent (110%) of the Fair Market Value of such shares of Common Stock at the time the Stock Option is granted.

          (b)    Term.    The Committee will determine the expiration date of each Stock Option at the time of grant, provided that each Stock Option must expire not later than the tenth anniversary of the date the Stock Option is granted (or, in the case of an ISO granted to a 10% Holder, the fifth anniversary of the date of grant).

          (c)    Exercise.    At the time of grant, the Committee will determine, and set forth in the applicable Award Terms and Conditions, the time at which the Stock Option shall vest and become exercisable, in accordance with the terms and conditions of this Plan.

          (d)    Incentive Stock Option Limitation.    ISOs may only be granted to Participants who are employees of DIRECTV or a Subsidiary (within the meaning of Section 424(f)) of DIRECTV at the date of grant. The aggregate Fair Market Value (determined as of the date of the Stock Option grant) of the Common Stock with respect to which ISOs first become exercisable during any calendar year under this Plan and all other plans of DIRECTV (and any Subsidiary or any parent corporation within the meaning of Section 424, or any successor provision) shall not exceed $100,000 (except that such amount may be adjusted by the Committee as appropriate to reflect any amendment of Section 422). Each ISO that would otherwise exceed this limit in a calendar year shall be automatically converted to a NQSO without any action required by the Committee or the Participant. In reducing the number of Options treated as incentive stock options to meet the $100,000 limit, the most recently granted Options shall be reduced first. To the extent a reduction of simultaneously granted Options is necessary to meet the $100,000 limit, the Committee may, in the manner and to the extent permitted by law, designate which shares of Common Stock are to be treated as shares acquired pursuant to the exercise of an ISO. The Terms and Conditions of any ISO granted hereunder must state that the Option is intended to be an ISO and comply in all respects with the provisions of Section 422, or any successor provision, and any regulations thereunder.

          (e)    Payment of Grant Price.    A holder of a Stock Option must pay the grant price in full for all shares of Common Stock purchased upon exercise of any Stock Option at the time of exercise. Such holder must make such payment in cash, through delivery of shares of Common Stock valued at the Fair Market Value on the date of exercise, or a combination of cash and Common Stock. Such holder must have held any shares of Common Stock which he or she acquired from DIRECTV for at least six months before using those shares of Common Stock to pay the grant price for a Stock Option exercise. To the extent the Committee authorizes and as permitted under applicable law, a holder of a Stock Option may exercise a Stock Option in accordance with any cashless exercise or net exercise program in effect at the time of the exercise.

        8.    Stock Appreciation Rights.    The Committee is authorized to grant Stock Appreciation Rights (SARs) to any Eligible Person either concurrently with the grant of another Award or independently of any other Award. Any SAR granted in connection with an ISO shall contain such terms as may be required to comply with the provisions of Section 422 and the regulations promulgated thereunder. Any SAR granted under this Plan shall be subject to the following provisions:

          (a)    Base Price.    The base price of each SAR shall be not less than 100% of the Fair Market Value of the shares of Common Stock subject to the SAR on the date the SAR is granted (except to the extent required to be 110% in the case of a grant to a 10% Holder in tandem with an ISO).

          (b)    Terms.    The Committee will determine the expiration date of each SAR at the time of grant, provided that each SAR must expire not later than the tenth anniversary of the date the SAR is granted (except to the extent required to be not later than the fifth anniversary in the case of a grant to a 10% Holder in tandem with an ISO).

          (c)    Exercise.    At the time of grant, the Committee will determine, and set forth in the applicable Award Terms and Conditions, the time at which the SAR shall vest and become exercisable in accordance with the terms and conditions of the Plan.

          (d)    Payment.    Upon the exercise of a SAR, the number of shares subject to the SAR, and if the SAR was granted in tandem with a Stock Option, the number of shares subject to the related Stock Option, shall be reduced by the number of shares as to which the SAR is exercised. The Participant shall be entitled to receive payment of an amount determined by multiplying (i) the excess (if any) of the Fair Market Value of a share of Common Stock over the base price of the SAR on the date of exercise by (ii) the number of shares of Common Stock with respect to which the SAR is exercised. The Committee, in its sole discretion, shall determine the form in which payment shall be made of the amount determined in the preceding sentence, either solely in cash, solely in shares of Common Stock (valued at Fair Market Value on the date of exercise of the SAR), or partly in such shares and partly in cash, provided that the Committee shall have determined that such exercise and payment are consistent with applicable law. If the Committee permits the Participant to elect to receive cash or shares of Common Stock (or a combination thereof) on such exercise, any such election shall be subject to such conditions as the Committee may impose.

        9.    Restricted Stock Awards and Stock Unit Awards.    The Committee is authorized to grant Restricted Stock Awards and/or Stock Unit Awards to Eligible Persons under this Plan, subject to the following provisions:

          (a)    Restricted Stock.    Subject to Section 9(d), the Terms and Conditions for each Restricted Stock Award shall specify the number of shares of Common Stock to be issued to the Participant, the date of such issuance, the consideration for such shares (but not less than the minimum lawful consideration under applicable law) to be paid by the Participant, (which may be in the form of services rendered or to be rendered by the Participant), the extent (if any) to which and the time (if ever) at which the Participant shall be entitled to dividends, voting and other rights in respect of the shares prior to vesting, and the restrictions (which may be based on performance criteria, passage of time or other factors or any combination thereof) imposed on such shares and the conditions of release or lapse of such restrictions. Stock certificates or book entries evidencing shares of Restricted Stock pending the lapse of the restrictions ("Restricted Shares") shall bear a legend or notation making appropriate reference to the restrictions imposed hereunder and (if in certificate form) shall be held by DIRECTV or by a third party designated by the Committee until the restrictions on such shares shall have lapsed and the shares shall have vested.

          (b)    Stock Units.    The Committee may, in its discretion, authorize and grant to any Eligible Person a Stock Unit Award or the crediting of Stock Units for services rendered or to be rendered or in lieu of other compensation, consistent with other applicable terms of this Plan, may permit an Eligible Person to irrevocably elect to defer by means of Stock Units or receive in Stock Units all or a portion of any Award hereunder, or may grant Stock Units in lieu of, in exchange for, in respect of, or in addition to any other compensation or Award under this Plan. The specific terms, conditions and provisions relating to each Stock Unit grant or election, including the applicable vesting and payout provisions of the Stock Units and the form of payment to be made at or following the vesting thereof, shall be set forth in or pursuant to the applicable Award Terms and Conditions and any relevant Company bonus, performance or other service or deferred compensation plan, in a form substantially as approved by the Committee.

          (c)    Pre-Vesting Restraints.    Except as provided in Section 9(a), (i) Restricted Shares comprising any Restricted Stock Award may not be sold, assigned, transferred, pledged or otherwise disposed of or encumbered, either voluntarily or involuntarily, until the restrictions on such Restricted Shares have lapsed, and (ii) rights in respect of Stock Unit Awards may not be sold, assigned, transferred, pledged or otherwise disposed of or encumbered, either voluntarily or involuntarily, until the shares of Common Stock issuable pursuant to the Stock Unit Award have been issued. Except as provided in Section 14(c), the Committee may, in its discretion, at any time accelerate the date or dates on which Restricted Shares vest. The Committee may, in its sole discretion, but subject to Section 14(c), remove any and all restrictions on such Restricted Shares whenever it may determine that, by reason of changes in applicable law, the rules of any stock exchange on which the Common Stock is listed or other changes in circumstances arising after the date of grant, such action is appropriate.

          (d)    Dividend and Voting Rights.    A Participant receiving a Restricted Stock Award shall not be entitled to cash dividend or voting rights for all Restricted Shares issued until such time as they are vested, and if provided, the accrued dividend rights shall terminate immediately as to any Restricted Shares that cease to be eligible for vesting. Restricted Stock Awards (to the extent not also entitled to receive cash dividends) and Stock Unit Awards may include Dividend Equivalent Rights to the extent authorized by the Committee, as provided in Section 11.

          (e)    Cash Payments.    If the Participant shall have paid or received cash (including any payments in respect of dividends) in connection with the Restricted Stock Award or Stock Unit Award, the Award Terms and Conditions shall specify the extent (if any) to which such amounts shall be returned (with or without an earnings factor) as to any Restricted Shares or Stock Unit Awards that cease to be eligible for vesting.

          (f)    Return to the Corporation.    Restricted Shares or Stock Units that remain subject to conditions to vesting upon restrictions at the time of termination of employment or service or are subject to other conditions to vesting that have not been satisfied by the time specified in the applicable Award Terms and Conditions shall not vest and shall be returned to DIRECTV or cancelled, as the case may be, unless the Committee otherwise provides in or by amendment to the applicable Award Terms and Conditions.

        10.    Performance Share Awards and Other Stock Awards.

        (a)    Grants of Performance Share Awards.    Subject to Section 18, the Committee may, in its discretion, grant Performance Share Awards to Eligible Persons based upon such objective or subjective factors as the Committee shall determine. An Award Terms and Conditions shall specify the maximum number of shares of Common Stock (if any) subject to the Performance Share Award, the consideration (but not less than the minimum lawful consideration and subject to any limitations under applicable law, resolutions of the Board, and other generally applicable terms and conditions of this Plan) to be paid for any such shares as may be issuable to the Participant, the duration of the Award and the conditions upon which delivery of any shares, cash or other property to the Participant shall be based. The amount of cash or shares or other property that may be deliverable pursuant to such Award shall be based upon the degree of attainment over a specified period of not less than a quarter of a calendar year and of not more than five years (a "performance cycle") as may be established by the Committee, of such measure(s) of the performance of the Company (or any part thereof) or the Participant as may be established by the Committee. The Committee may provide for full or partial credit, prior to completion of such performance cycle or the attainment of the performance achievement specified in the Award, in the event of the Participant's death, retirement or disability, or in such other circumstances as the Committee may determine.

        (b)    Special Performance-Based Awards.

          (i)    General Provisions.    Without limiting the generality of the foregoing, and in addition to qualifying Awards granted under other provisions of this Plan (i.e. Stock Options or SARs granted with a grant price or base price not less than Fair Market Value at the applicable date of grant for Section 162(m) purposes to Eligible Persons ("Qualifying Awards")), the Committee may grant to any Eligible Person other stock-related "performance-based awards" within the meaning of Section 162(m) ("Performance-Based Awards"), in the form of shares of Common Stock, Stock Options, Restricted Stock, Stock Appreciation Rights, Stock Units, Other Stock-Based Awards (as defined below) or Dividend Equivalent Rights, payable in cash, shares of Common Stock or a combination thereof. The vesting or payment of any Performance-Based Award (other than a Qualifying Award) shall depend on the performance of the Company on a consolidated, Subsidiary, business unit, segment, division, acquired business, minority investment, partnership or joint venture, region or property basis with reference to performance goals relative to one or more of the following business criteria: subscribers, subscriber service and subscriber satisfaction; employees and employment activities; revenues, expenses and earnings; cash and cash flow; margins, returns and ratios; stock price and other performance measures, as listed in Exhibit A. The business criteria, determined on a quantitative basis, in the Committee's sole discretion may be:

            (a)   determined relative to any product or service provided by the Company,

            (b)   combined in any manner to define other performance-based business criteria,

            (c)   determined either before or after any capital costs, interest, taxes, depreciation or amortization,

            (d)   determined either including or excluding non-cash, extraordinary, special or non-recurring items,

            (e)   determined on a per share (basic or diluted), per subscriber or per unit basis,

            (f)    determined on an incremental, cumulative or average basis, on an absolute, percentage or percentage point basis, and/or

            (g)   determined relative to any internal or external business criteria or relative to the performance of other companies.

Such determinations in (a) through (g) above shall be made by the Committee at the time it establishes the business criteria, performance targets and how performance will be calculated and shall be set forth in the Award. The business criteria shall be GAAP-based unless the Committee decides otherwise at that time.

        The Committee may establish performance cycles that are not based on Plan Years, but such performance cycles may not exceed five years and shall be set forth in the Award.

          (ii)    Form of Payment.    Grants or Awards under this Section 10(b) may be paid in cash or Common Stock or any combination thereof.

          (iii)    Committee Certification.    Except as otherwise permitted to qualify as performance-based compensation under Section 162(m), before any Performance-Based Award under this Section 10(b) is paid, the Committee must certify that the performance standard, target(s), and the other material terms of the Performance-Based Award were in fact satisfied.

          (iv)    Terms and Conditions of Awards.    The Committee will have discretion to determine the restrictions or other limitations of the individual Awards under this Section 10(b), including the authority to reduce Awards, to determine payout schedules and the extent of vesting or to pay no Awards, in its sole discretion, if the Committee preserves such authority at the time of grant by language to this effect in its authorizing resolutions or otherwise. The Committee may provide that in the event a Participant terminates employment or service for any one or more reasons during a performance cycle, the Participant shall forfeit or retain any portion of or all, rights to any Award for that performance cycle.

          (v)    Adjustments.    To preserve the intended incentives and benefits of an Award granted under this Section 10(b), the Committee shall (A) adjust performance targets or other features of an Award to reflect any material change in corporate capitalization, any material corporate transaction (such as a reorganization, combination, separation, merger, acquisition, or any combination of the foregoing), or any complete or partial liquidation of the Company (or material portion of the Company), (B) calculate performance targets without regard to any change in accounting policies or practices affecting the Company and/or the business criteria or the performance targets and (C) adjust business criteria and performance targets or other features of an Award to reflect the effects of any special charges to the Company's earnings, in each case only to the extent consistent with the requirements of Section 162(m) to qualify such Award as performance-based compensation. By express provision in an Award, the Committee may (X) provide that one or more of the adjustments in (A), (B) or (C) above will not be made with respect to the Award, and/or (Y) establish such other events or circumstances, consistent with Section 162(m), with respect to which the Committee will make appropriate adjustments to the Award.

        (c)    Grants of Stock Bonuses and Other Awards.    Subject to Section 18, the Committee may grant a Stock Bonus to any Eligible Person to reward services, contributions or achievements, or in connection with the deferral of compensation, the value of which shall be determined by the Committee, in the manner and on such terms and conditions (including restrictions on such shares, if any) as determined from time to time by the Committee. The number of shares so awarded shall be determined by the Committee. The Award may be granted independently or in lieu of a cash bonus. The Committee shall have authority to grant to Participants an Other Stock-Based Award, (as defined below), which shall consist of any right which is (i) not an Award described in Sections 7 through 10 above and (ii) an Award of shares or an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares (including, without limitation, securities convertible into shares), as deemed by the Committee to be consistent with the purpose of the Plan; provided that any such rights must comply, to the extent deemed desirable by the Committee, with Rule 16b-3 and applicable law. Subject to the terms of the Plan and any applicable Award Terms and Conditions, the Committee shall determine the terms and conditions of any such Other Stock-Based Award, including the price, if any, at which securities may be purchased pursuant to any Other Stock-Based Award granted under this Plan.

        (d)    Deferred Payments.    The Committee may authorize for the benefit of any Eligible Person the deferral of any payment of cash or shares of Common Stock or other property that may become due or payable under this Plan, and provide for accretions to benefits thereon based upon such deferment (including an allowance for interest, dividend equivalents or appreciation rights) at the election or at the request of such Participant or as a mandatory basis as a condition of the Award, subject to the other terms of this Plan. Such deferral shall be subject to such further conditions, restrictions or requirements as the Committee may impose, subject to any then vested rights of Participants.

        11.    Dividend Equivalent Rights.    In its discretion, the Committee may grant Dividend Equivalent Rights or DERs to any Eligible Person, concurrently with or after the grant of any Stock Option, Restricted Stock, Stock Unit or Other Stock-Based Award, on such terms as are set forth by the Committee in the Award Terms and Conditions applicable to such Dividend Equivalent Rights. DERs shall be based on all or part of the amount of dividends declared on shares of Common Stock and shall be credited as of dividend payment dates, during the period between the date of grant (or such later date as the Committee may set) and the date the stock-based Award is exercised, is paid or expires (or such earlier date as the Committee may set), as determined by the Committee. DERs shall be payable in cash or shares of Common Stock, or (to the extent permitted by law) may be subject to such conditions, not inconsistent with Section 162(m) (in the case of Stock Options or SARs, or other Awards intended to satisfy its conditions with respect to deductibility), as may be determined by the Committee.

        12.    Withholding.    Upon any exercise, vesting, or payment of any Award or upon the disposition of shares of Common Stock acquired pursuant to the exercise of an ISO prior to satisfaction of the holding period requirements of Section 422, the Company shall have the right at its option to (a) require the Participant (or Personal Representative or Beneficiary, as the case may be) to pay or provide for payment of at least the minimum amount of any taxes which the Company may be required to withhold with respect to such Award event or payment, (b) deduct from any amount payable in cash at least the minimum amount of any taxes which the Company may be required to withhold with respect to such cash payment or (c) if the Award is payable in shares of Common Stock, allow the Participant to elect, pursuant to such rules and subject to such conditions as the Committee may establish, to have DIRECTV reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares, valued in a consistent manner at their Fair Market Value or at the sales price in accordance with authorized procedures for cashless exercises or net exercises, necessary to satisfy the minimum applicable withholding obligation on exercise, vesting or payment. Shares in no event shall be withheld in excess of the minimum number required for tax withholding under applicable law.

        13.    Termination of Awards.

          (a)    Breach of Terms and Conditions.    If a Participant breaches the applicable Terms and Conditions of any Award (as determined by the Committee) such Award shall immediately terminate and, in the case of Stock Options or SARs, cease to be exercisable. The Committee may include in any Terms and Conditions for Awards a provision requiring the Participant to return gains (as defined by the Committee) realized on Awards made under the Plan in the event the Committee determines that a material breach of specified obligations under one or more written agreements between a Participant and the Company has occurred during the one-year period after termination of the Participant's employment or service with the Company or an Affiliate.

          (b)    Termination of Employment.

            (i)    General.    The Committee shall establish, and set forth in the applicable Terms and Conditions for Awards (which need not be the same for each Participant), the effect of a termination of employment or service on the rights and benefits under each Award under this Plan and in so doing may make distinctions based upon, among other things, the cause of termination and type of Award. If the Participant is not an Employee and provides other services to the Company, the Committee shall be the sole judge for purposes of this Plan (unless a contract or the Award otherwise provides) of whether the Participant continues to render services to the Company and the date, if any, upon which such services shall be deemed to have terminated.

            (ii)    Events Not Deemed Terminations of Service.    Unless the express policy of DIRECTV or one of its Subsidiaries, or the Committee, otherwise provides, the employment relationship shall not be considered terminated in the case of (a) sick leave, (b) military leave, or (c) any other leave of absence authorized by DIRECTV or one of its Subsidiaries, or the Committee; provided that unless reemployment upon the expiration of such leave is guaranteed by contract or law, such leave is for a period of not more than 90 days. If any Employee of DIRECTV or one of its Subsidiaries is on an approved leave of absence, continued vesting of the Award while on leave from the employ of DIRECTV or one of its Subsidiaries may be suspended until the Employee returns to service, unless the Committee otherwise provides or applicable law otherwise requires. In no event shall an Award be exercised after the expiration of the term set forth in the Award Terms and Conditions.

          (c)    Sale or Disposition of Subsidiaries.    For purposes of this Plan and any Award, if an entity ceases to be a Subsidiary, an involuntary termination of employment or service shall be deemed to have occurred with respect to each Eligible Person in respect of such former Subsidiary who does not continue as an Eligible Person in respect of another entity within the Company after giving effect to the Subsidiary's change of status.

        14.    Adjustments; Acceleration; Termination of Awards.

          (a)    Adjustments.    Upon or in contemplation of any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split ("stock split"); any merger, combination, consolidation, or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Stock (whether in the form of cash, securities or other property); any exchange of Common Stock or other securities of DIRECTV, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; or a sale of all or substantially all the assets of DIRECTV, as an entirety; then the Committee shall, in such manner, to such extent (if any) and at such time as it deems appropriate and equitable in the circumstances:

            (i)    proportionately adjust any or all of (A) the number and type of shares of Common Stock (or other securities) that thereafter may be made the subject of Awards (including the specific share limits, maximums and numbers of shares set forth elsewhere in this Plan), (B) the number, amount and type of shares of Common Stock (or other securities or property) subject to any or all outstanding Awards, (C) the grant, purchase or exercise price (which term includes the base price in the case of SARs or similar rights) of any or all outstanding Awards, (D) the securities, cash or other property deliverable upon exercise of any or all outstanding Awards, or (E) (subject to limitations under Section 19) the performance standards appropriate to any or all outstanding Awards, or

            (ii)   make provision for a cash payment or for the assumption, substitution or exchange of any or all outstanding share-based Awards or the cash, securities or property deliverable to the holder of any or all outstanding share-based Awards, based upon the distribution or consideration payable to holders of the outstanding Common Stock upon or in respect of such event.

The Committee may adopt such valuation methodologies for outstanding Awards as it deems reasonable in the event of a cash or property settlement and, in the case of Stock Options, SARs or similar rights, but without limitation on other methodologies, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the grant price of the Award, unless otherwise provided in, or by authorized amendment to, the Award Terms and Conditions or provided in another applicable agreement with the Participant. With respect to any Award of an Incentive Stock Option, in the discretion of the Committee, the adjustment may be made in a manner that would cause the Option to cease to qualify as an Incentive Stock Option.

        In any of such events, the Committee may take such action prior to such event to the extent that the Committee deems the action necessary to permit the Participant to realize the benefits intended to be conveyed with respect to the underlying shares in the same manner as is or will be available to stockholders generally. In the case of any stock split, if no action is taken by the Committee, the proportionate adjustments contemplated by clause (a)(i) above shall nevertheless be made.

          (b)    Automatic Acceleration of Awards.    Upon a dissolution of DIRECTV or other event described in Section 14(a) that DIRECTV does not survive (or does not survive as a public corporation or a subsidiary of a public corporation), then each then outstanding Stock Option and SAR shall become fully vested, all shares of Restricted Stock then outstanding shall fully vest free of restrictions, and each other Award granted under this Plan that is then outstanding shall become payable to the holder of such Award; provided that such acceleration provision shall not apply, unless otherwise expressly provided by the Committee, with respect to any Award to the extent that the Committee has made a provision for the substitution, assumption, exchange or other continuation or settlement of the Award, or the Award would otherwise continue in accordance with its terms, in the circumstances.

          (c)    Early Termination of Awards.    Any Award that has been accelerated as required or contemplated by Section 14(b) (or would have been so accelerated but for Section 14(d) or 14(f)) shall terminate upon the related event referred to in Section 14(b), as applicable, subject to any provision that has been expressly made by the Committee, through a plan of reorganization or otherwise, for the survival, substitution, assumption, exchange or other continuation or settlement of such Award and provided that, in the case of Stock Options and SARs that will not survive, be substituted for, assumed, exchanged, or otherwise continued or settled in the transaction, the holder of such Award shall be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise his or her outstanding Stock Options and SARs in accordance with their terms before the termination of such Awards (except that in no case shall more than ten days' notice of accelerated vesting and the impending termination be required).

          (d)    Other Acceleration Rules.    Any acceleration of Awards pursuant to this Section 14 shall comply with applicable legal requirements and, if necessary to accomplish the purposes of the acceleration or if the circumstances require, may be deemed by the Committee to occur a limited period of time not greater than 30 days before the event. Without limiting the generality of the foregoing, the Committee may deem an acceleration to occur immediately prior to the applicable event and/or reinstate the original terms of an Award if an event giving rise to an acceleration does not occur. The Committee may override the provisions of Section 14(b), (c), and/or (i) by express provision in the Award Terms and Conditions and may accord any Eligible Person a right to refuse any acceleration, whether pursuant to the Award Terms and Conditions or otherwise, in such circumstances as the Committee may approve. The portion of any ISO accelerated in connection with any action permitted hereunder shall remain exercisable as an ISO only to the extent the applicable $100,000 limitation on ISOs is not exceeded. To the extent exceeded, the accelerated portion of the Option shall be exercisable as a Non-qualified Stock Option.

          (e)    Limitation on Award Adjustments and Discretion to Reduce Awards.    To the extent limited by Section 162(m) in the case of an Award intended as a Performance-Based Award for purposes of Section 162(m) and necessary to assure deductibility of the compensation payable under the Award, the Committee shall have no discretion under this Plan (i) to increase the amount of compensation or the number of shares that would otherwise be due upon the attainment of the applicable performance goal or the exercise of the option or SAR or (ii) to waive the achievement of any applicable performance goal as a condition to receiving a benefit or right under an Award. The Committee retains the right to reduce any Award below the maximum amount that the Company could pay based on the degree to which the Performance Goals related to such Award were attained.

          (f)    Golden Parachute Limitation.    Notwithstanding anything else contained in this Section 14 to the contrary, in no event shall an Award be accelerated under this Plan to an extent or in a manner which would not be fully deductible by DIRECTV or one of its Subsidiaries for federal income tax purposes because of Section 280G, nor shall any payment hereunder be accelerated to the extent any portion of such accelerated payment would not be deductible by DIRECTV or one of its Subsidiaries because of Section 280G. If a Participant would be entitled to benefits or payments hereunder and under any other plan or program that would constitute "parachute payments" as defined in Section 280G, then the Committee may, by written notice to the Participant, designate the order in which such parachute payments will be reduced or modified so that DIRECTV or one of its Subsidiaries is not denied federal income tax deductions for any "parachute payments" because of Section 280G. Any parachute payments will be reduced in the following order: (1) amounts payable immediately upon a change in control that may not be valued under Treas. Reg. § 1.280G-1, Q&A-24(c) ("24(c)"), (2) amounts payable after a change in control that may not be valued under 24(c), in chronological order, beginning with payments scheduled to occur soonest, and (3) amounts that may be valued under 24(c). Notwithstanding the foregoing, if a Participant is a party to an employment or other agreement with DIRECTV or one of its Subsidiaries, or is a participant in a severance program sponsored by DIRECTV or one of its Subsidiaries, that contains express provisions regarding Section 280G and/or Section 4999 (or any similar successor provision), the Section 280G and/or Section 4999 provisions of such employment or other agreement or plan, as applicable, shall control as to any Awards held by that Participant pursuant to such employment or other agreement (for example, and without limitation, a Participant may be a party to an employment agreement with DIRECTV or one of its Subsidiaries that provides for a "gross-up" as opposed to a "cut-back" in the event that the Section 280G thresholds are reached or exceeded in connection with a change in control and, in such event, the

  Section 280G and/or Section 4999 provisions of such employment agreement shall control as to any Awards held by that Participant.)

          (g)    Section 409A.    This plan will operate in compliance with Section 409A at all times, as may be applicable. To the extent that the Committee determines that a Participant would be subject to the additional 20% tax imposed on certain deferred compensation arrangements pursuant to Section 409A, as a result of any provision of any Award granted under this Plan, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The Committee shall determine the nature of any such amendment.

          (h)    No Extension Beyond Expiration.    Notwithstanding the foregoing, in no event shall an Award be reinstated or extended beyond its final expiration date.

          (i)    Possible Rescission of Acceleration.    Subject to Section 409A, if the vesting of an Award has been accelerated expressly in anticipation of an event or upon stockholder approval of an event and the Committee or the Board later determines that the event will not occur, the Committee may rescind the effect of the acceleration as to any then outstanding and unexercised or otherwise unvested Awards.

          (j)    Terminology.    As used in this Section 14 and without limiting the authority of the Board in other contexts, the term "Committee" includes, alternatively, the Board.

        15.    General Provisions.

          (a)    Participant Responsibility for Exercise of Stock Option or SAR.    Each Participant is responsible for taking any and all actions as may be required to exercise any Stock Option or SAR in a timely manner, and for properly executing any documents as may be required for the exercise of a Stock Option or SAR in accordance with such rules and procedures as may be established pursuant to this Plan from time to time. The Company shall have no duty or obligation to notify any Participant of the expiration date of a Stock Option or SAR.

          (b)    Procedure.    Any exercisable Award shall be deemed to be exercised when the Secretary of DIRECTV or his or her designee receives a notice of such exercise in the form required by the Company from the Participant, together with any required payment.

          (c)    No Stockholder Rights.    Subject to Section 9(d) or Section 11, unless the Committee determines otherwise, no holder of an Award will have any rights to dividends or other rights of a stockholder with respect to such Award prior to the delivery of the corresponding shares of Common Stock pursuant to the vesting and/or exercise of such Award.

          (d)    No Right to Employment.    Nothing in this Plan shall confer upon any Participant the right to an Award or to continue in service as an Officer, Employee or consultant for any period of specific duration, or interfere with or otherwise restrict in any way the rights of the Company (or any parent or Subsidiary employing or retaining such person), or of any Participant, which rights are hereby expressly reserved by each, to terminate such person's services at any time for any reason, with or without cause. Nothing in this Section 15(d), however, is intended to adversely affect any express independent right of such person under a separate employment contract.

          (e)    Expenses.    DIRECTV will pay the expenses of administering this Plan.

          (f)    Right of Offset.    To the extent permitted by law, the Company shall have the right to offset against its obligation to deliver amounts under any Award any outstanding amounts of whatever nature that the Participant then owes to the Company or any of its Affiliates.

          (g)    Fractional Shares.    No fractional shares of Common Stock shall be issued or delivered pursuant to this Plan or any Award, but fractional shares may be accumulated. The Committee shall determine whether cash, Awards or other property shall be issued or paid in lieu of fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

          (h)    Successors.    All obligations of DIRECTV under this Plan with respect to Awards granted hereunder shall be binding on any successor to DIRECTV, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of DIRECTV, except as otherwise provided in Section 14.

          (i)    Non-Transferability.    Unless otherwise determined by the Committee, no Award granted under this Plan shall be assignable or transferable by a Participant other than by will or by the laws of descent and distribution. During the lifetime of a Participant, any Award to a Participant shall be exercisable only by such Participant or, in the event of the Participant's legal disability, by the Participant's Personal Representative, unless otherwise determined by the Committee.

          (j)    Non-Uniform Treatment.    The Committee's determinations under the Plan need not be uniform and may be made by it selectively among persons who received, or are eligible to receive, Awards (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations, amendments and adjustments, and to enter into non-uniform and selective Award Terms and Conditions, as to the persons who receive Awards under the Plan, and the terms and provisions of Awards under the Plan.

          (k)    Unfunded Plan.    Awards payable under this Plan shall be payable in shares of Common Stock or from the general assets of the Company, and no special or separate reserve, fund or deposit shall be made to assure payment of such Awards. No Participant, Beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including shares of Common Stock, except as expressly otherwise provided) of the Company by reason of any Award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company and any Participant, Beneficiary or other person. To the extent that a Participant, Beneficiary or other person acquires a right to receive payment pursuant to any Award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company. Notwithstanding the foregoing, the Company shall have the right to implement or set aside funds in a grantor trust, subject to the claims of the Company's creditors or otherwise, to discharge its obligations under the Plan.

          (l)    Return of Award.    The Committee may include in any Terms and Conditions for Awards a provision requiring the Participant to return gains (as defined by the Committee) realized on Awards made under the Plan in the event the Committee determines that (i) a material breach of specified obligations under one or more written agreements between a Participant and the Company has occurred during the one-year period after termination of the Participant's employment or service with the Company or an Affiliate or (ii) the Committee determines that one or more Awards or portions of Awards shall be returned under the recoupment policy adopted by the Committee in February 2009, as amended.

        16.    Amendment.

          (a)    Plan Amendment.    The Committee, in its sole discretion, may, at any time, amend, modify, suspend or terminate this Plan. No Awards may be granted during any period that the Plan is suspended. Notwithstanding the foregoing, to the extent then required by applicable law or any applicable listing agency, or required under Section 162(m) to preserve the intended tax consequences of the Plan, or deemed necessary or advisable by the Committee, any amendment to this Plan shall be subject to stockholder approval.

          (b)    Amendments to Awards.    Without limiting any other express authority of the Committee under (but subject to) the express limits of this Plan, the Committee by agreement or resolution may waive conditions of or limitations on Awards (other than Performance-Based Awards) to Participants that the Committee in the prior exercise of its discretion has imposed, without the consent of a Participant, and (subject to the requirements of Sections 3(b) and 16(c)) may make other changes to the Terms and Conditions of Awards (other than Performance-Based Awards). Any amendment or other action that would constitute a repricing of an Award is subject to the limitations set forth in Section 3(b)(vii).

          (c)    Limitations on Amendments to Plan and Awards.    No amendment, suspension or termination of this Plan or any outstanding Award shall, without written consent of the Participant, affect in any manner materially adverse to the Participant any rights or benefits of the Participant or obligations of DIRECTV under any Award granted under this Plan prior to the effective date of such amendment, suspension, or termination. Amendments, settlements, terminations and other actions contemplated by Section 14 shall not be deemed to constitute amendments, suspensions or terminations for purposes of this Section 16.

        17.    Limitation on Actions.    Every right of action by, or on behalf of, DIRECTV or by any stockholder of DIRECTV against any past, present or future member of the Board or the Committee, or any Officer or Employee of DIRECTV or any of its Subsidiaries, arising out of or in connection with this Plan or any Award shall, irrespective of the place where action may be brought and irrespective of the place of residence of any such director, Officer or Employee, cease and be barred by the expiration of three years from the date of the act or omission in respect of which such right of action arises. Any and all rights of action by a Participant (past, present or future) against the Company arising out of or in connection with this Plan or any Award shall, irrespective of the place where an action may be brought, cease and be barred by the expiration of three years from the date of the act or omission in respect of which such right of action arises.

        18.    Compliance with Laws.    This Plan, the granting and vesting of Awards under this Plan, the offer, issuance and delivery of shares of Common Stock, and/or the payment of money under this Plan or under Awards are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law), and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. The person acquiring any securities under this Plan will, if requested by the Company, provide such assurances and representations to the Company as the Committee may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

        19.    Governing Law/Construction/Severability.

          (a)    Choice of Law.    This Plan, the Awards, all documents evidencing Awards and all other related documents shall be governed by, and construed in accordance with the laws of the State of Delaware.

          (b)    Severability.    If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

          (c)    Plan Construction.

            (i)    Rule 16b-3.    It is the intent of DIRECTV that the Awards and transactions permitted by Awards be interpreted in a manner that, in the case of Participants who are or may be subject to Section 16 of the Exchange Act, qualify, to the maximum extent compatible with the express terms of the Award, for exemption from matching liability under Rule 16b-3. Notwithstanding the foregoing, DIRECTV shall have no liability to any Participant for Section 16 consequences of Awards or events under Awards or if a particular Award or event does not so qualify.

            (ii)    Section 162(m).    It is the further intent of DIRECTV that (to the extent the Company or Awards under this Plan may be or become subject to limitations on deductibility under Section 162(m)), Stock Options or SARs granted with a grant or base price not less than Fair Market Value on the date of grant and performance-based awards under Section 10(b) of this Plan that are granted to or held by a person subject to Section 162(m), will qualify as performance-based compensation or otherwise be exempt from deductibility limitations under Section 162(m), to the extent that the authorization of the Award (or the payment thereof, as the case may be) satisfies any applicable administrative requirements thereof.

        20.    Captions.    Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

        21.    Non-Exclusivity of Plan.    Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Committee to grant awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority. Awards under this Plan may be made in addition to, in combination with, as alternatives to or in payment of grants, awards or commitments under any other plans or arrangements of DIRECTV or the Subsidiaries.

        22.    No Corporate Action Restriction.    The existence of this Plan, the Award Terms and Conditions and the Awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the stockholders of DIRECTV to make or authorize (a) any adjustment, recapitalization, reorganization or other change in DIRECTV's or any Subsidiary's capital structure or its business, (b) any merger, amalgamation, consolidation or change in the ownership of DIRECTV or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stock ahead of or affecting DIRECTV's or any Subsidiary's capital stock or the rights thereof, (d) any dissolution or liquidation of DIRECTV or any Subsidiary, (e) any sale or transfer of all or any part of DIRECTV's or any Subsidiary's assets or business, or (f) any other corporate act or proceeding by DIRECTV or any Subsidiary. No Participant, Beneficiary or any other person shall have any claim under any Award or Award Terms and Conditions against any member of the Board or the Committee, or DIRECTV or any employees, officers or agents of DIRECTV or any Subsidiary, as a result of any such action.

        23.    Other Company Benefit and Compensation Program.    Payments and other benefits received by a Participant under an Award made pursuant to this Plan shall not be deemed a part of a Participant's compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by DIRECTV or any Subsidiary, except where the Committee or the Board expressly otherwise provides or authorizes in writing.

        24.    Grants to Employees of Acquired Entities; Employment Inducement Awards.

          (a)    Mergers and Other Acquisitions.    Awards may be granted in substitution for or in connection with an assumption of employee stock options, SARs, restricted stock or other stock-based awards granted by other entities to persons who are or who will become Eligible Persons in respect of the Company in connection with a consolidation, merger or other reorganization by or with the granting entity or an affiliated entity, or the acquisition by DIRECTV, directly or indirectly, of all or a substantial part of the stock or assets of the employing entity. The Awards so granted need not comply with the terms of this Plan, provided the Awards reflect only adjustments giving effect to the assumption or substitution consistent with the conversion applicable to the

  Common Stock in the transaction and any change in the issuer of the security. Any such shares that are issued and any Awards that are granted by, or become obligations of DIRECTV, as a result of the assumption by DIRECTV of, or in substitution for, outstanding awards previously granted by an acquired company (or previously granted by a predecessor employer (or direct or indirect parent thereof) in connection with a business or asset acquisition or similar transaction) shall not be counted against the maximum number of shares of Common Stock and Awards available for issuance under this Plan, provided that such issuances and grants comply with listing authority requirements and applicable laws, including without limitation, registration requirements under the Securities Act.

          (b)    Employment Inducement Awards.    Awards may be granted as a material inducement to a person or persons being hired as an Officer or Employee, or being rehired following a bona fide period of interruption of employment by the Company, including grants of Awards to new Officers or Employees in connection with a transaction described in Section 24(a). The Awards so granted need not comply with the terms of this Plan and shall not be counted against the maximum number of shares of Common Stock and Awards available for issuance under this Plan; provided that (i) such issuances and grants comply with listing authority requirements and applicable laws, including without limitation, registration requirements under the Securities Act, and (ii) promptly following a grant of any employment inducement award under this Section 24(b), DIRECTV shall disclose in a press release, the material terms of the Award(s), including the recipient(s) of the Award(s) and the number of shares involved.

        25.    Effective Date and Termination Date.

          (a)    Effective Date.    This Plan shall be effective as of June 3, 2010, the date on which the Plan was approved by the stockholders (the "Effective Date"); provided that outstanding Awards issued under this Plan prior to its amendment and restatement shall remain in effect in accordance with the terms of such outstanding Awards.

          (b)    Termination Date.    This Plan and the Board and Committee's authority to grant Awards shall terminate on the day before the tenth anniversary of the Effective Date, although the authority of DIRECTV, the Board and the Committee, including authority to administer and interpret this Plan, shall continue after such termination date so long as any Award is outstanding.

EXHIBIT A
PERFORMANCE-BASED BUSINESS CRITERIA

        Subscribers, subscriber service and subscriber satisfaction, including: customers; subscribers; total subscribers; gross subscriber additions; net subscriber additions; subscriber quality; churn subscribers; average subscriber life; ratings; retention; viewership .

        Employees and employment activities, including: attrition; retention; satisfaction; ethics compliance; management effectiveness; workforce diversity; individual executive performance.

        Revenues, expenses and earnings including: revenues; sales; net revenues; operating costs and expenses; overhead costs; costs of revenues; costs of sales; broadcast programming and other costs; subscriber service expenses; broadcast operations expense; selling, general and administrative expense; subscriber acquisition costs; upgrade and retention costs; general and administrative expenses; depreciation and amortization; operating profit; operating results; operating income; adjusted operating income; operating earnings; operating profit before depreciation and amortization; interest income; interest expense; other income and expense; other, net; income from continuing operations; earnings from continuing operations; income from continuing operations before income taxes and minority interests; income tax expense; minority interests in net earnings of subsidiaries; income from continuing operations before cumulative effect of accounting changes; income from discontinued operations;

cumulative effect of accounting changes; net income; adjusted net income; basic or diluted earnings or loss per common share for income or loss from continuing operations before cumulative effect of accounting changes, for income or loss from discontinued operations (net of taxes), for cumulative effect of accounting changes (net of taxes), or for net income or loss; dividends paid.

        Cash and cash flow, including: cash; cash on hand; cash balance; cash equivalents; cash and cash equivalents; cash and short term investments; operating cash flows; adjusted operating cash flows; cash from operations; investing cash flows; financing cash flows; free cash flow; free cash flow before net cash paid for interest and taxes; cash flow before or after operating activities, investing activities, financing activities or discontinued operations; capital expenditures; cash paid for property, equipment, satellites, and/or leased set top receivers; proceeds from dispositions of businesses, assets, or other investments.

        Margins, returns and ratios, including: average revenue per subscriber; subscriber acquisition costs (SAC) per gross subscriber addition; average cost per subscriber; average margin per subscriber; pre-SAC margin; operating profit margin; operating margin; profit margin; net income margin; bad debt percentage; earnings per share; adjusted earnings per share; return on assets; adjusted return on assets; return on average assets; return in excess of cost of capital; return on equity; return on net assets; return on investment; return on net investment; return on average equity; adjusted return on equity; cash flow return on investment (discounted or otherwise); cash flow return on capital; cash flow in excess of cost of capital; cash flow return on tangible capital; contribution margin; debt to capital ratio; debt to equity ratio; net present value; internal rate of return; profit in excess of cost of capital; return on capital; return on net or average assets, equity or capital; return on shareholders' equity; return on invested capital; return on investors' capital; return on operating revenue; return on total capital; risk-adjusted return on capital; total equity ratio; total shareholder return.

        Other performance measures, including: acquisitions or divestitures of subsidiaries, affiliates and joint ventures; control of expenses; corporate values; economic value added; environment; facilities utilization; implementation or completion of critical projects; installations; market expansion; market penetration; market share; number of channels broadcast in standard and/or high definition on a national and/or local basis; network upgrades; operating performance; penetration rates; installation and service work order completion; closed, rescheduled or similar performance or productivity rates; number of security calls; availability rates; hardware recovery; hardware refurbishment or redeployment; hardware performance; average subscriber service phone call times; number of subscriber service phone calls received; service level; performance relative to budget, forecast or market expectations; performance standards relevant to our business, product or service; safety; shareholder value added; strategic business criteria based on meeting specified product development, strategic partnering, research and development, market penetration or geographic business expansion goals; value added; website visits; website advertising.

        Stock price, including: share price; share price growth or appreciation; share price growth or appreciation in comparison with industry or market indices; shareholder value; shareholder value growth or appreciation; total market capitalization; total market capitalization growth or appreciation; total market value; total market value growth or appreciation.

 ANNEX B

DIRECTV
EXECUTIVE OFFICER CASH BONUS PLAN
(effective June 3, 2010)

        1.    Purpose.

        The purpose of the DIRECTV Executive Officer Cash Bonus Plan, or the Plan, is to promote the success of DIRECTV, a Delaware corporation, by (i) compensating and rewarding participating executives with annual cash bonuses for the achievement of pre-established performance goals and (ii) motivating such executives by giving them opportunities to receive bonuses directly related to such performance. This Plan is intended to provide bonuses that qualify as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code.

        2.    Definitions.

        "Affiliates" means Subsidiaries of the Company and entities over which the Company, directly or indirectly, has the power to direct or cause the direction of management and policies.

        "Award" means an award under this Plan of an opportunity to receive a Bonus if the applicable Performance Target(s) are satisfied for the applicable Plan Year.

        "Award Notice" means a notice in writing (delivered either in hard copy or electronically) evidencing the grant of an Award under this Plan that has been authorized by the Committee.

        "Base Salary" in respect of any Plan Year means the annual base salary of a Participant from the Company and all Affiliates of the Company in effect at the time Participant is selected to participate for that Plan Year, exclusive of any commissions or other actual or imputed income from any Company-provided benefits or perquisites, but prior to any reductions for salary deferred pursuant to any deferred compensation plan or for contributions to a plan qualifying under Section 401(k) of the Code or contributions to a cafeteria plan under Section 125 of the Code.

        "Beneficiary" means the person or persons designated by the Participant to receive any Bonus that may become payable to the Participant following his or her death. If no such designation of any beneficiary has been made, the Beneficiary shall be the Participant's spouse, or, if the Participant does not have a surviving spouse, the Participant's estate.

        "Board" means the Board of Directors of DIRECTV.

        "Bonus" means a cash payment under this Plan.

        "Business Criteria" means any one or a combination of the business criteria set forth on Exhibit A hereto.

        "Code" means the Internal Revenue Code of 1986, as amended from time to time.

        "Committee" means the Compensation Committee of the Board.

        "Common Stock" means the Class A Common Stock of DIRECTV.

        "Company" means DIRECTV and its Subsidiaries.

        "DIRECTV" means DIRECTV, a Delaware corporation, and any successor entity which shall have assumed the rights and obligations of this Plan by operation of law or otherwise.

        "Executive" means a key employee (including any Board elected officer) of the Company who is (or in the opinion of the Committee may become) a "covered employee" for purposes of Section 162(m).

        "Participant" means an Executive selected to participate in the Plan by the Committee for the applicable Plan Year.

        "Performance Target(s)" means the specific objective goal or goals that are timely set in writing by the Committee pursuant to Section 4.2 for each Participant for the Plan Year in respect of any one or more of the Business Criteria.

        "Plan" means the DIRECTV Executive Officer Cash Bonus Plan, as amended from time to time.

        "Plan Year" means the calendar year.

        "Section 162(m)" means Section 162(m) of the Code, and the regulations promulgated thereunder, all as amended from time to time.

        "Section 409A" means Section 409A of the Code, and the regulations promulgated thereunder, all as amended from time to time.

        "Subsidiary" means a corporation, partnership, limited liability company or other entity in which DIRECTV owns, directly or indirectly, capital stock or other interests having ordinary voting power to elect a majority of the Board of Directors or other governing body.

        "Target Bonus" means a Bonus, expressed as a percentage of Base Salary, that may become payable to a Participant if the applicable Performance Target(s) are met.

        3.    Administration of the Plan.

          3.1    The Committee.    This Plan shall be administered by the Committee, which shall consist solely of three or more members of the Board who are "outside directors" within the meaning of Section 162(m). Action of the Committee with respect to the administration of this Plan shall be taken pursuant to a majority vote or by written consent of its members.

          3.2    Powers of the Committee.    Subject to the express provisions of this Plan, the Committee shall have the sole authority to establish and administer the Business Criteria and Performance Target(s) and the responsibility of determining from among the Executives who will participate in and receive Awards under this Plan and the time or times at which and the form and manner in which Bonuses will be paid (which may include elective or mandatory deferral alternatives) and shall otherwise be responsible for the administration of this Plan in accordance with its terms. The Committee shall have the authority to construe and interpret this Plan and any agreements or other document relating to Awards under this Plan, may adopt rules and regulations relating to the administration of this Plan, and shall exercise all other duties and powers conferred on it by this Plan.

          3.3    Express Authority (and Limitations on Authority) to Change Terms and Conditions of Awards; Acceleration or Deferral of Payment.    Without limiting the Committee's authority under other provisions of this Plan, but subject to any express limitations of this Plan and compliance with Sections 162(m) and 409A, the Committee shall have the authority to accelerate payment of a Bonus (after the attainment of the applicable Performance Target(s)) and to waive restrictive conditions for a Bonus (including any forfeiture conditions, but not Performance Target(s)), in such circumstances as the Committee deems appropriate. In the case of any acceleration of a Bonus after the attainment of the applicable Performance Target(s), the amount payable shall be discounted to its present value using an interest rate equal to Moody's Average Corporate Bond Yield for the month preceding the month in which such acceleration occurs (or such other rate of interest that is deemed to constitute a "reasonable rate of interest" for purposes of Section 162(m)). Any deferred payment shall be subject to Section 4.8. In addition, and notwithstanding anything in this Plan to the contrary, the Committee shall have the authority to provide under the terms of an Award that payment or vesting shall be accelerated upon the death or disability of a Participant, a change in control of the Company, or upon termination of the Participant's employment without cause or as a constructive termination, as and in the manner provided by the Committee, subject to such provision not causing the Award to fail to satisfy the requirements for performance-based compensation under Section 162(m) generally. The Committee may, in its sole discretion, remove any and all restrictions on any Award (but not the requirement that Performance Targets be achieved) whenever it may determine that, by reason of changes in applicable law, the rules of any stock exchange on which the Common Stock is listed or other changes in circumstances arising after the Date of Grant, such action is appropriate.

        4.    Bonus Provisions.

          4.1    Provision for Bonus.    Each Participant may receive a Bonus if and only if the Performance Target(s) established by the Committee for the Award, relative to the applicable Business Criteria, are attained in the applicable Plan Year. Notwithstanding the fact that the Performance Target(s) have been attained, the Committee may, in its sole discretion, decide to pay a Bonus of less than the amount determined by the formula or standard established pursuant to Section 4.2 or to pay no Bonus at all.

          4.2    Determination of Performance Target(s).    The specific Performance Target(s) with respect to an Award must be established by the Committee while the performance relating to the Performance Target(s) remains substantially uncertain within the meaning of Section 162(m) and in no event more than 90 days after the commencement of the applicable Plan Year. At the time the Performance Target(s) for an Award are selected, the Committee shall provide, in terms of an objective formula or standard for each Participant, the maximum amount of Bonus that will be payable to the Participant if the Performance Target(s) are attained, and the method of computing the specific amount of the Target Bonus, subject to Sections 4.1, 4.3, 4.6 and 4.7.

          The payment of any Award shall depend on the performance of the Company on a consolidated, Subsidiary, business unit, segment, division, acquired business, minority investment, partnership or joint venture, region or property basis with reference to performance goals relative to one or more of the following forms of business criteria: subscribers, subscriber service and subscriber satisfaction; employees and employment activities; revenues, expenses and earnings; cash and cash flow; margins, returns and ratios; stock price and other performance measures, as listed in Exhibit A. The business criteria, determined on a quantitative basis, in the Committee's sole discretion, may be:

            (a)   determined relative to any product or service provided by the Company,

            (b)   combined in any manner to define other performance-based business criteria,

            (c)   determined either before or after any capital costs, interest, taxes, depreciation or amortization,

            (d)   determined either including or excluding non-cash, extraordinary, special or non-recurring items,

            (e)   determined on a per share (basic or diluted), per subscriber or per unit basis,

            (f)    determined on an incremental, cumulative or average basis, on an absolute, percentage or percentage point basis, and/or

            (g)   determined relative to any internal or external business criteria or relative to the performance of other companies.

  Such determinations in (a) through (g) above shall be made by the Committee at the time it establishes the Business Criteria, Performance Targets and how performance will be calculated. The Business Criteria shall be GAAP-based unless the Committee decides otherwise at that time and shall be set forth in the Award. The Committee may establish performance cycles that are not based on Plan Years, but such performance cycles shall not be less than a quarter of a calendar year and may not exceed five years and shall be set forth in the Award.

          4.3    Maximum Individual Bonus.    Notwithstanding any other provision hereof, the maximum aggregate Bonus that may be paid pursuant to all Awards granted in any Plan Year to any one Executive under this Plan shall be the lesser of (i) $10,000,000 or (ii) five times the Base Salary of such Executive. The foregoing limit shall be subject to adjustments consistent with Section 3.3.

          4.4    Effective Mid-Year Commencement of Service; Termination of Employment.    To the extent compatible with Sections 4.2 and 5.10, if an individual's services as an Executive commence after the Performance Target(s) are established for a Plan Year, the Committee may establish Performance Target(s), grant an Award and pay a Bonus to such Executive for a performance period equal to the period of time from the date such individual is selected to participate in the Plan to the end of the Plan Year; provided, however, that the Committee must establish such Performance Target(s) while the performance relating to such Performance Target(s) remains substantially uncertain within the meaning of Section 162(m) and in no event after 25% of such performance period has elapsed. The amount of any Bonus to such Executive shall not exceed that proportionate amount of the applicable maximum individual bonus under Section 4.3. In the event of the termination of employment of a Participant prior to the end of the Plan Year, the Participant shall not be entitled to any payment in respect of the Bonus, unless otherwise expressly provided by the terms of the Award Notice or other written contract with the Company.

          4.5    Adjustments.    To preserve the intended incentives and benefits of an Award, the Committee shall (a) adjust Performance Target(s) or other features of an Award to reflect any material change in corporate capitalization, any material corporate transaction (such as a reorganization, combination, separation, merger, acquisition, or any combination of the foregoing), or any complete or partial liquidation of the Company (or any material portion of the Company), (b) calculate Performance Target(s) without regard to any change in accounting policies or practices affecting the Company and/or the Business Criteria or the Performance Target(s), and (c) adjust Business Criteria and Performance Target(s) or other features of an Award to reflect the effects of any special charges to the Company's earnings, in each case only to the extent consistent with the requirements of Section 162(m) to qualify such Award as performance-based compensation. By express provision in an Award Notice, the Committee may (x) provide that one or more of the adjustments in (a), (b) or (c) above will not be made with respect to the Award, and/or (y) establish such other events or circumstances, consistent with Section 162(m), with respect to which the Committee will make appropriate adjustments to the Award.

          4.6    Committee Discretion to Determine Bonuses.    The Committee has the sole discretion to determine the standard or formula pursuant to which each Participant's Bonus shall be calculated (in accordance with Sections 4.1 and 4.2) and whether all or any portion of the amount so calculated will be paid, subject in all cases to the terms, conditions and limits of this Plan and of any other written commitment authorized by the Committee. To this same extent, the Committee may at any time establish additional conditions and terms of an Award or for the payment of Bonuses (including but not limited to the achievement of other financial, strategic or individual goals, which may be objective or subjective) as it may deem desirable in carrying out the purposes of this Plan and may take into account such other factors as it deems appropriate in administering any aspect of this Plan. The Committee may not, however, increase the maximum amount permitted to be paid to any individual under Section 4.2 or 4.3 of this Plan or pay a Bonus under this Plan if the applicable Performance Target(s) have not been satisfied.

          4.7    Committee Certification.    No Participant shall receive any payment under this Plan unless the Committee has certified, by resolution or other appropriate action in writing, that the amount thereof has been accurately determined in accordance with the terms, conditions and limits of this Plan and that the Performance Target(s) and any other material terms previously established by the Committee or set forth in this Plan or the applicable Award Notice were in fact satisfied.

          4.8    Time of Payment; Deferred Amounts.    Any Bonuses shall be paid as soon as practicable, but no later than March 15 of the year following the year of the Committee's determinations under this Section 4 and following the certification of the Committee's findings under Section 4.7, unless the Participant elects to defer payment in accordance with another Company plan or arrangement in compliance with Section 409A. Payment shall be in cash or cash equivalents, as determined by the Committee at the time of payment, subject to withholding pursuant to Section 5.11. Notwithstanding the foregoing but subject to compliance with Section 162(m), Section 409A and Section 4.3, the Committee may provide a Participant the opportunity to elect to defer the payment of any Bonus under a non-qualified deferred compensation plan maintained by the Company. In the case of any deferred payment of a Bonus after the attainment of the applicable Performance Target(s), any amount in excess of the amount otherwise payable shall be based on either Moody's Average Corporate Bond Yield (or such other rate of interest that is deemed to constitute a "reasonable rate of interest" for purposes of Section 162(m)) over the deferral period or the return over the deferral period of one or more predetermined actual investments such that the amount payable at the later date will be based upon actual returns, including any decrease or increase in the value of the investment(s).

        5.    General Provisions.

          5.1    Rights of Executives, Participants and Beneficiaries.

            (a)    No Right to Awards or Continued Employment.    Neither the establishment of this Plan nor the provision for or payment of any amounts hereunder nor any action of the Company, the Board or the Committee in respect of this Plan shall be held or construed to confer upon any person any legal right to receive an Award or any other benefit under this Plan. Nothing contained in this Plan (or in any other documents under this Plan or in any Award Notice) shall confer upon any Executive or Participant any right to continue in the employ of the Company, constitute any contract or agreement of employment, nor interfere in any way with the right of the Company to change a person's compensation or other benefits, or to terminate his or her employment, with or without cause. Nothing in this Section 5.1(a), however, is intended to adversely affect any express independent right of such person under a separate employment contract.

            (b)    Plan Not Funded.    Awards payable under this Plan shall be payable from the general assets of the Company, and no special or separate reserve, fund or deposit shall be made to assure payment of such Awards. No Participant, Beneficiary or other person shall have any right, title or interest in any fund or in any specific asset of the Company by reason of any Award hereunder. Neither the provisions of this Plan (nor of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company and any Participant, Beneficiary or other person. To the extent that a Participant, Beneficiary or other person acquires a right to receive payment pursuant to any Award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company. Notwithstanding the foregoing, the Company shall have the right to implement or set aside funds in a grantor trust, subject to the claims of the Company's creditors or otherwise, to discharge its obligations under the Plan.

          5.2    Non-Transferability of Benefits and Interests.    Except as expressly provided by the Committee in accordance with the provisions of Section 162(m), all Awards are non-transferable, and no benefit payable under this Plan shall be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge. This Section 5.2 shall not apply to an assignment of a contingency or payment due (a) after the death of a Participant to the deceased Participant's legal representative or Beneficiary or (b) after the disability of a Participant to the disabled Participant's personal representative.

          5.3    Discretion of Company, Board and Committee.    Any decision made or action taken by, or inaction of, the Company, the Board or the Committee arising out of or in connection with the creation, amendment, construction, administration, interpretation and effect of this Plan that is within its authority hereunder or applicable law shall be within the absolute discretion of such entity and shall be conclusive and binding upon all persons.

          5.4    Indemnification.    Neither the Board nor the Committee, any employee of the Company or any of its Affiliates, nor any person acting at the direction thereof (each such person an "Affected Person"), shall have any liability to any person (including without limitation, any Participant), for any act, omission, interpretation, construction or determination made in connection with this Plan (or an Award made under this Plan). Each Affected Person shall be indemnified and held harmless by DIRECTV against and from any loss, cost, liability or expense (including attorneys' fees) that may be imposed upon or incurred by such Affected Person in connection with or resulting from any action, suit or proceeding to which such Affected Person may be a party or in which such Affected Person may be involved by reason of any action taken or omitted to be taken under the Plan and against and from any and all amounts paid by such Affected Person, with the Company's approval, in settlement thereof, or paid by such Affected Person in satisfaction of any judgment in any such action, suit or proceeding against such Affected Person: provided that, the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company's choice. The foregoing right of indemnification shall not be available to an Affected Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Affected Person giving rise to the indemnification claim resulted from such Affected Person's bad faith, fraud or willful wrongful act or omission. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Affected Persons may be entitled under the Company's Certificate of Incorporation or by-laws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such person or hold them harmless.

          5.5    Return of Award.    The Committee may include in any Terms and Conditions for Awards a provision requiring the Participant to return gains (as defined by the Committee) realized on Awards made under the Plan in the event the Committee determines that (i) a material breach of specified obligations under one or more written agreements between a Participant and the Company has occurred during the one-year period after termination of the Participant's employment or service with the Company or an Affiliate or (ii) the Committee determines that one or more Awards or portions of Awards shall be returned under the recoupment policy adopted by the Committee in February 2009, as amended.

          5.6    Section 409A.    To the extent that the Committee determines that a Participant would be subject to the additional 20% tax imposed on certain deferred compensation arrangements pursuant to Section 409A, as a result of any provision of any Award granted under this Plan, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The Committee shall determine the nature of any such amendment.

          5.7    Right of Offset.    To the extent permitted by law, the Company shall have the right to offset against its obligation to deliver amounts under any Award any outstanding amounts of whatever nature that the Participant then owes to the Company or any of its Affiliates.

          5.8    Non-Uniform Treatment.    The Committee's determinations under the Plan need not be uniform and may be made by it selectively among persons who received, or are eligible to receive, Awards (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations, amendments and adjustments, and to enter into non-uniform and selective Award Terms and Conditions, as to the persons who receive Awards under the Plan, and the terms and provisions of Awards under the Plan.

          5.9    Law to Govern.    All questions pertaining to the construction, regulation, validity and effect of the provisions of this Plan shall be determined in accordance with the laws of the State of Delaware.

          5.10    Construction.    It is the intent of the Company that this Plan, Awards and Bonuses paid hereunder will qualify as performance-based compensation or will otherwise be exempt from deductibility limitations under Section 162(m). Any provision, application or interpretation of this Plan inconsistent with this intent to satisfy the standards in Section 162(m) shall be disregarded.

          5.11    Tax Withholding.    Upon the payment of any Bonus, the Company shall have the right to deduct the amount of any taxes that DIRECTV or any Subsidiary may be required to withhold with respect to such cash payment.

          5.12    Amendments, Suspension or Termination of Plan.    The Committee may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. Notwithstanding the foregoing, no amendment may be effective without Board and/or stockholder approval if such approval is necessary to comply with the applicable rules of Section 162(m).

          5.13    Effective Date.    This Plan is effective as of June 3, 2010, the date on which the Plan was approved by the stockholders of DIRECTV (the "Effective Date"); provided that outstanding Awards issued under this Plan prior to its amendment and restatement shall remain in effect in accordance with the terms of such outstanding Awards.

          5.14    Captions.    Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

          5.15    Non-Exclusivity of Plan.    Subject to compliance with Section 162(m), nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Committee to grant awards or authorize any other compensation under any other plan or authority.

          5.16    Limitation on Actions.    Any and all rights of any employee or former employee of the Company against the Company arising out of or in connection with this Plan or any Awards hereunder shall terminate, and any action against the Company shall be barred, after the expiration of one year from the date of the act of omission in respect of which such right of action arose.

          5.17    Successors.    The provisions of this Plan shall inure to the benefit of and be binding upon the Company, its successors and assigns.

 EXHIBIT A
PERFORMANCE-BASED BUSINESS CRITERIA

        Subscribers, subscriber service and subscriber satisfaction, including: customers; subscribers; total subscribers; gross subscriber additions; net subscriber additions; subscriber quality; churn subscribers; average subscriber life; ratings; retention; viewership.

        Employees and employment activities, including: attrition; retention; satisfaction; ethics compliance; management effectiveness; workforce diversity; individual executive performance.

        Revenues, expenses and earnings including: revenues; sales; net revenues; operating costs and expenses; overhead costs; costs of revenues; costs of sales; broadcast programming and other costs; subscriber service expenses; broadcast operations expense; selling, general and administrative expense; subscriber acquisition costs; upgrade and retention costs; general and administrative expenses; depreciation and amortization; operating profit; operating results; operating income; adjusted operating income; operating earnings; operating profit before depreciation and amortization; interest income; interest expense; other income and expense; other, net; income from continuing operations; earnings from continuing operations; income from continuing operations before income taxes and minority interests; income tax expense; minority interests in net earnings of subsidiaries; income from continuing operations before cumulative effect of accounting changes; income from discontinued operations; cumulative effect of accounting changes; net income; adjusted net income; basic or diluted earnings or loss per common share for income or loss from continuing operations before cumulative effect of accounting changes, for income or loss from discontinued operations (net of taxes), for cumulative effect of accounting changes (net of taxes), or for net income or loss; dividends paid.

        Cash and cash flow, including: cash; cash on hand; cash balance; cash equivalents; cash and cash equivalents; cash and short term investments; operating cash flows; adjusted operating cash flows; cash from operations; investing cash flows; financing cash flows; free cash flow; free cash flow before net cash paid for interest and taxes; cash flow before or after operating activities, investing activities, financing activities or discontinued operations; capital expenditures; cash paid for property, equipment, satellites, and/or leased set top receivers; proceeds from dispositions of businesses, assets, or other investments.

        Margins, returns and ratios, including: average revenue per subscriber; subscriber acquisition costs (SAC) per gross subscriber addition; average cost per subscriber; average margin per subscriber; pre-SAC margin; operating profit margin; operating margin; profit margin; net income margin; bad debt percentage; earnings per share; adjusted earnings per share; return on assets; adjusted return on assets; return on average assets; return in excess of cost of capital; return on equity; return on net assets; return on investment; return on net investment; return on average equity; adjusted return on equity; cash flow return on investment (discounted or otherwise); cash flow return on capital; cash flow in excess of cost of capital; cash flow return on tangible capital; contribution margin; debt to capital ratio; debt to equity ratio; net present value; internal rate of return; profit in excess of cost of capital; return on capital; return on net or average assets, equity or capital; return on shareholders' equity; return on invested capital; return on investors' capital; return on operating revenue; return on total capital; risk-adjusted return on capital; total equity ratio; total shareholder return.

        Other performance measures, including: acquisitions or divestitures of subsidiaries, affiliates and joint ventures; control of expenses; corporate values; economic value added; environment; facilities utilization; implementation or completion of critical projects; installations; market expansion; market penetration; market share; number of channels broadcast in standard and/or high definition on a national and/or local basis; network upgrades; operating performance; penetration rates; installation and service work order completion; closed, rescheduled or similar performance or productivity rates; number of service calls; availability rates; hardware recovery; hardware refurbishment or redeployment; hardware performance; average subscriber service phone call times; number of subscriber service phone calls received; service level; performance relative to budget, forecast or market expectations; performance standards relevant to our business, product or service; safety; shareholder value added; strategic business criteria based on meeting specified product development, strategic partnering, research and development, market penetration or geographic business expansion goals; value added; website visits; website advertising.

        Stock price, including: share price; share price growth or appreciation; share price growth or appreciation in comparison with industry or market indices; shareholder value; shareholder value growth or appreciation; total market capitalization; total market capitalization growth or appreciation; total market value; total market value growth or appreciation.

 ANNEX C

DIRECTV Non-GAAP Financial Measure Reconciliation Schedules
(Unaudited)

DIRECTV

Reconciliation of Operating Profit Before Depreciation and Amortization to Operating Profit

	Twelve Months Ended December 31,
	2009	2008
Operating Profit Before Depreciation and Amortization	$5,313	$5,015
Subtract: Depreciation and amortization expense	2,640	2,320

Operating Profit	$2,673	$2,695

DIRECTV U.S.

Reconciliation of Operating Profit Before Depreciation and Amortization to Operating Profit

	Twelve Months Ended December 31,
	2009	2008
Operating Profit Before Depreciation and Amortization	$4,685	$4,391
Subtract: Depreciation and amortization expense	2,275	2,061

Operating Profit	$2,410	$2,330

DIRECTV Latin America

Reconciliation of Operating Profit Before Depreciation and Amortization to Operating Profit

	Twelve Months Ended December 31,
	2009	2008
Operating Profit Before Depreciation and Amortization	$697	$690
Subtract: Depreciation and amortization expense	366	264

Operating Profit	$331	$426

        Operating profit before depreciation and amortization, which is a financial measure that is not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, can be calculated by adding amounts under the caption "Depreciation and amortization expense" to "Operating profit" as disclosed in the DIRECTV 2009 Annual Report on 10K. This measure should be used in conjunction with GAAP financial measures and is not presented as an alternative measure of operating results, as determined in accordance with GAAP. Our management and our Board of Directors use operating profit before depreciation and amortization to evaluate the operating performance of our company and our business segments and to allocate resources and capital to business segments. This metric is also used as a measure of performance for incentive compensation purposes and to measure income generated from operations that could be used to fund capital expenditures, service debt or pay taxes. Depreciation and amortization expense primarily represents an allocation to current expense of the cost of historical capital expenditures and for acquired intangible assets resulting from prior business acquisitions. To compensate for the exclusion of depreciation and amortization expense from operating profit, our management and our Board of Directors separately measure and budget for capital expenditures and business acquisitions.

DIRECTV

Reconciliation of Cash Flow Before Interest and Taxes to Net Cash Provided by Operating Activities

	Twelve Months Ended December 31,
	2009	2008
Cash Flow Before Interest and Taxes	$3,215	$2,640
Adjustments:
Cash paid for interest	(412)	(334)
Interest income	41	81
Income taxes paid	(484)	(706)

Subtotal—Free Cash Flow	2,360	1,681
Add Cash Paid For:
Property and equipment	2,012	2,101
Satellites	59	128

Net Cash Provided by Operating Activities	$4,431	$3,910

        Cash flow before interest and taxes, which is a financial measure that is not determined in accordance with GAAP, is calculated by deducting amounts under the captions "Cash paid for property and equipment" and "Cash paid for satellites" from "Net cash provided by operating activities" from the Consolidated Statements of Cash Flows and adding back net interest paid and "Cash paid for income taxes" as disclosed in the DIRECTV 2009 Annual Report on 10K. This financial measure should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of cash flows from operating activities, as determined in accordance with GAAP. DIRECTV management uses cash flow before interest and taxes to evaluate the cash generated by our current subscriber base, net of capital expenditures, and excluding the impact of interest and taxes, for the purpose of allocating resources to activities such as adding new subscribers, retaining and upgrading existing subscribers, for additional capital expenditures and as a measure of performance for incentive compensation purposes. DIRECTV believes this measure is useful to investors, along with other GAAP measures (such as cash flows from operating and investing activities), to compare our operating performance to other communications, entertainment and media companies. We believe that investors also use current and projected cash flow before interest and taxes to determine the ability of our current and projected subscriber base to fund required and discretionary spending and to help determine the financial value of the company.

DIRECTV U.S.

Non-GAAP Financial Measure Reconciliation and SAC Calculation (Unaudited)

Reconciliation of Pre-SAC Margin to Operating Profit

	Twelve Months Ended December 31,
	2009	2008
Operating Profit	$2,410	$2,330
Adjustments:
Subscriber acquisition costs (expensed)	2,478	2,191
Depreciation and amortization expense	2,275	2,061
Cash paid for subscriber leased equipment—upgrade and retention	(419)	(537)

Pre-SAC margin	$6,744	$6,045

Pre-SAC margin as a percentage of revenue	36.1%	34.9%

        Pre-SAC Margin, which is a financial measure that is not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, is calculated for DIRECTV U.S. by adding amounts under the captions "Subscriber acquisition costs" and "Depreciation and amortization expense" to "Operating Profit" from DIRECTV U.S.' segment operating results and subtracting "subscriber leased equipment—upgrade and retention" as discussed in Item 7—Management's Discussion and Analysis of Financial Condition and Results of Operations of the DIRECTV 2009 Annual Report on 10K. This financial measure should be used in conjunction with GAAP financial measures and is not presented as an alternative measure of operating results, as determined in accordance with GAAP. DIRECTV management uses Pre-SAC Margin to evaluate the profitability of DIRECTV U.S.' current subscriber base for the purpose of allocating resources to discretionary activities such as adding new subscribers, upgrading and retaining existing subscribers and for capital expenditures. To compensate for the exclusion of "Subscriber acquisition costs," management also uses operating profit and operating profit before depreciation and amortization expense to measure profitability. DIRECTV believes this measure is useful to investors, along with GAAP measures (such as revenues, operating profit and net income), to compare DIRECTV U.S.' operating performance to other communications, entertainment and media companies. DIRECTV believes that investors also use current and projected Pre-SAC Margin to determine the ability of DIRECTV U.S.' current and projected subscriber base to fund discretionary spending and to determine the financial returns for subscriber additions.

002CS1B248

Annual Meeting Admission Ticket
Electronic Voting Instructions
You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 12:01 a.m., Eastern Time, on June 3, 2010.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/dtv • Follow the steps outlined on the secured website.

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card	1234 5678 9012 345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

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A    Proposals — The Board of Directors recommends a vote FOR all nominees listed and FOR Proposals 2, 3 and 4.

1.
Election of Directors:

	For	Withhold		For	Withhold		For	Withhold		For	Withhold
01 - Neil R. Austrian	☐	☐	02 - Ralph F. Boyd, Jr.	☐	☐	03 - Paul A. Gould	☐	☐	04 - Charles R. Lee	☐	☐
05 - Peter A. Lund	☐	☐	06 - Gregory B. Maffei	☐	☐	07 - John C. Malone	☐	☐	08 - Nancy S. Newcomb	☐	☐
09 - Haim Saban	☐	☐	10 - Michael D. White	☐	☐

		For	Against	Abstain			For	Against	Abstain			For	Against	Abstain
2.	Ratification of appointment of independent public accountants.	☐	☐	☐	3.	Approval of the DIRECTV 2010 Stock Plan.	☐	☐	☐	4.	Approval of the DIRECTV Executive Officer Cash Bonus Plan.	☐	☐	☐

B     Shareholder Proposal — The Board of Directors recommends a vote AGAINST Shareholder Proposal 5.

		For	Against	Abstain
5.	Adoption of policy requiring executives to retain 75% of all equity-based compensation for 2 years following separation from DIRECTV.	☐	☐	☐

C     Non-Voting Items

Change of Address — Please print your new address below.
	Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.	☐

D     Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as the name(s) appears on this card. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

DIRECTV
2010 ANNUAL MEETING

Thursday, June 3, 2010
10:00 AM

Hilton Hotel New York
1335 Avenue of the Americas
New York, New York

Admission Ticket

Directions - The Hilton Hotel New York is located at 1335 Avenue of the Americas (Sixth Avenue) between West 53rd and West 54th Street. The meeting will be held in Concourse A on the Concourse level. Parking is available at the hotel.

Admission - If you vote by Internet or telephone, please follow the instructions given for requesting admission to the Annual Meeting. If you vote by mail, to request admission, please check the appropriate box on the proxy card and return it in the enclosed envelope. Please remove this "Admission Ticket" at the perforation. You must bring it with you to attend the Annual Meeting. When you arrive, please stop at the admissions area in the concourse lobby. Seating at the Annual Meeting is not reserved. All attendees must have government-issued photographic identification for access to the Annual Meeting. We will accommodate stockholders on a first-come, first-served basis upon arrival at the Annual Meeting.

Security - For security reasons, packages and briefcases will not be allowed at the Annual Meeting.

Time Limit - In order to allow all stockholders a chance to be heard, there will be a three-minute time limit imposed on each speaker and a 20-minute limit per subject.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

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PROXY/VOTER INSTRUCTION CARD

This Proxy is solicited on behalf of the Board of Directors of DIRECTV

The undersigned hereby appoints Patrick T. Doyle and Larry D. Hunter, and each of them, as Proxies with full power of substitution, to vote, as designated on the reverse side, for director substitutes if any nominee becomes unavailable, and in their discretion, on matters properly brought before the Annual Meeting and on matters incident to the conduct of the Annual Meeting, all of the shares of Class A and Class B common stock of DIRECTV, which the undersigned has power to vote at the Annual Meeting of Stockholders to be held on June 3, 2010, or any adjournment thereof.

NOMINEES FOR DIRECTOR: NEIL R. AUSTRIAN, RALPH F. BOYD, JR., PAUL A. GOULD, CHARLES R. LEE, PETER A. LUND, GREGORY B. MAFFEI, JOHN C. MALONE, NANCY S. NEWCOMB, HAIM SABAN, AND MICHAEL D. WHITE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES FOR DIRECTOR, FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT ACCOUNTANTS, FOR THE APPROVAL OF THE DIRECTV 2010 STOCK PLAN AND FOR THE APPROVAL OF THE DIRECTV EXECUTIVE OFFICER CASH BONUS PLAN.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL REGARDING EXECUTIVE EQUITY RETENTION.

This Proxy will be voted as directed. If no direction to the contrary is indicated, it will be voted as follows:

FOR the election of all nominees for director; FOR the ratification of the appointment of independent accountants; FOR the approval of the DIRECTV 2010 Stock Plan; FOR the approval of the DIRECTV Executive Officer Cash Bonus Plan; and AGAINST the shareholder proposal requesting adoption of policy requiring executives to retain 75% of all equity-based compensation for 2 years following separation from DIRECTV.

(CONTINUED, and To Be Signed and Dated on the REVERSE SIDE)

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

-------------------------------------------------------------------------------------------------------------------------------------------

A     Proposals — The Board of Directors recommends a vote FOR all nominees listed and FOR Proposals 2, 3 and 4.

1.
Election of Directors:

	For	Withhold		For	Withhold		For	Withhold		For	Withhold
01 - Neil R. Austrian	☐	☐	02 - Ralph F. Boyd, Jr.	☐	☐	03 - Paul A. Gould	☐	☐	04 - Charles R. Lee	☐	☐
05 - Peter A. Lund	☐	☐	06 - Gregory B. Maffei	☐	☐	07 - John C. Malone	☐	☐	08 - Nancy S. Newcomb	☐	☐
09 - Haim Saban	☐	☐	10 - Michael D. White	☐	☐

		For	Against	Abstain			For	Against	Abstain			For	Against	Abstain
2.	Ratification of appointment of independent public accountants.	☐	☐	☐	3.	Approval of the DIRECTV 2010 Stock Plan.	☐	☐	☐	4.	Approval of the DIRECTV Executive Officer Cash Bonus Plan.	☐	☐	☐

B     Shareholder Proposal — The Board of Directors recommends a vote AGAINST Shareholder Proposal 5.

		For	Against	Abstain
5.	Adoption of policy requiring executives to retain 75% of all equity-based compensation for 2 years following separation from DIRECTV.	☐	☐	☐

C     Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as the name(s) appears on this card. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

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PROXY/VOTER INSTRUCTION CARD

This Proxy is solicited on behalf of the Board of Directors of DIRECTV

The undersigned hereby appoints Patrick T. Doyle and Larry D. Hunter, and each of them, as Proxies with full power of substitution, to vote, as designated on the reverse side, for director substitutes if any nominee becomes unavailable, and in their discretion, on matters properly brought before the Annual Meeting and on matters incident to the conduct of the Annual Meeting, all of the shares of Class A and Class B common stock of DIRECTV, which the undersigned has power to vote at the Annual Meeting of Stockholders to be held on June 3, 2010, or any adjournment thereof.

NOMINEES FOR DIRECTOR: NEIL R. AUSTRIAN, RALPH F. BOYD, JR., PAUL A. GOULD, CHARLES R. LEE, PETER A. LUND, GREGORY B. MAFFEI, JOHN C. MALONE, NANCY S. NEWCOMB, HAIM SABAN, AND MICHAEL D. WHITE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES FOR DIRECTOR, FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT ACCOUNTANTS, FOR THE APPROVAL OF THE DIRECTV 2010 STOCK PLAN AND FOR THE APPROVAL OF THE DIRECTV EXECUTIVE OFFICER CASH BONUS PLAN.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL REGARDING EXECUTIVE EQUITY RETENTION.

This Proxy will be voted as directed. If no direction to the contrary is indicated, it will be voted as follows:

FOR the election of all nominees for director; FOR the ratification of the appointment of independent accountants; FOR the approval of the DIRECTV 2010 Stock Plan; FOR the approval of the DIRECTV Executive Officer Cash Bonus Plan; and AGAINST the shareholder proposal requesting adoption of policy requiring executives to retain 75% of all equity-based compensation for 2 years following separation from DIRECTV.

(CONTINUED, and To Be Signed and Dated on the REVERSE SIDE)

QuickLinks

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 3, 2010
OUR RELATIONSHIP WITH LIBERTY MEDIA CORPORATION AND JOHN MALONE
CODE OF ETHICS
DIRECTORS
COMMITTEES OF THE BOARD OF DIRECTORS
PROPOSAL 1 ELECTION OF DIRECTORS
EXECUTIVE OFFICERS
SECURITY OWNERSHIP OF DIRECTORS, NAMED EXECUTIVE OFFICERS, AND CERTAIN OTHER BENEFICIAL OWNERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
SUPPLEMENTARY TABLE 8—ELEMENTS OF COMPENSATION
SUPPLEMENTARY TABLE 9—2009 EXECUTIVE OFFICER COMPENSATION OPPORTUNITY
EXECUTIVE AND DIRECTOR COMPENSATION
2009 SUMMARY COMPENSATION TABLE
SUPPLEMENTARY TABLE 10—ALL OTHER COMPENSATION
2009 GRANTS OF PLAN-BASED AWARDS
2009 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
SUPPLEMENTARY TABLE 11—VESTING DATES OF UNVESTED STOCK UNITS
2009 PENSION BENEFITS
2009 NON-QUALIFIED DEFERRED COMPENSATION
2009 DIRECTOR COMPENSATION
2009 DIRECTOR COMPENSATION
SUPPLEMENTARY TABLE 12—BOARD OF DIRECTORS RETAINERS
SUPPLEMENTARY TABLE 13—BOARD OF DIRECTORS—ALL OTHER COMPENSATION
SUPPLEMENTARY TABLE 14—BOARD OF DIRECTORS OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
COMPENSATION COMMITTEE REPORT
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
EQUITY COMPENSATION PLAN INFORMATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
AUDIT COMMITTEE REPORT
FEES PAID TO OUTSIDE INDEPENDENT REGISTERED ACCOUNTING FIRM
PROPOSAL 2 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 3 APPROVAL OF THE DIRECTV 2010 STOCK PLAN
PROPOSAL 4 APPROVAL OF THE AMENDED AND RESTATED EXECUTIVE OFFICER CASH BONUS PLAN
PROPOSAL 5 HOLDING EQUITY INTO RETIREMENT
SUBMISSION OF STOCKHOLDER PROPOSALS
PAPER COPIES OF MATERIALS
OTHER MATTERS
ANNEX A DIRECTV 2010 STOCK PLAN (effective June 3, 2010)
ANNEX B DIRECTV EXECUTIVE OFFICER CASH BONUS PLAN (effective June 3, 2010)
EXHIBIT A PERFORMANCE-BASED BUSINESS CRITERIA
ANNEX C DIRECTV Non-GAAP Financial Measure Reconciliation Schedules (Unaudited)